Exhibit 10.1

AMENDED AND RESTATED
CREDIT AGREEMENT

by and among

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Agent, Sole Lead Arranger and Sole Bookrunner

THE LENDERS THAT ARE PARTIES HERETO

as the Lenders,

wells fargo capital finance (uk) limited,

as UK Security Agent,

CONCRETE PUMPING HOLDINGS, INC.,
as Holdings,

CONCRETE PUMPING INTERMEDIATE ACQUISITION CORP.,
as Intermediate Holdings,

BRUNDAGE-BONE CONCRETE PUMPING HOLDINGS INC.,
BRUNDAGE-BONE CONCRETE PUMPING, INC.,
ECO-PAN, INC.,
and
CAPITAL PUMPING, LP,
as the US Borrowers,

and

CAMFAUD CONCRETE PUMPS LIMITED,
and
PREMIER CONCRETE PUMPING LIMITED,
as the UK Borrowers

Dated as of January 28, 2021

Page

1.	DEFINITIONS AND CONSTRUCTION.		2
	1.1	Definitions..	2
	1.2	Accounting Terms.	2
	1.3	Code.	2
	1.4	Construction.	3
	1.5	Exchange Rates; Applicable Currency.	3
	1.6	Time References.	3
	1.7	Schedules and Exhibits..	4
	1.8	Pro Forma Calculations and Limited Condition Transactions.	4
	1.9	Divisions.	5
	1.10	Acknowledgement of Existing Principal Obligations and Restatement Thereof.	5
2.	LOANS AND TERMS OF PAYMENT.		5
	2.1	Revolving Loans.	5
	2.2	[Reserved].	6
	2.3	Borrowing Procedures and Settlements.	6
	2.4	Payments; Termination of Commitments; Prepayments.	14
	2.5	Promise to Pay; Promissory Notes.	21
	2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.	21
	2.7	Crediting Payments.	23
	2.8	Designated Account.	23
	2.9	Maintenance of Loan Account; Statements of Obligations..	24
	2.10	Fees.	24
	2.11	Letters of Credit.	25
	2.12	LIBOR Option.	34
	2.13	Capital Requirements.	38
	2.14	Joint and Several Liability of Borrowers with Respect to UK Obligations.	39
	2.15	Joint and Several Liability of US Borrowers with respect to Obligations.	41
	2.16	Incremental Revolving Commitments.	44
	2.17	Currencies.	46
3.	CONDITIONS; TERM OF AGREEMENT.		47
	3.1	Conditions Precedent to Amendment and Restatement.	47
	3.2	Conditions Precedent to all Extensions of Credit.	47

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(continued)

Page

	3.3	Maturity.	47
	3.4	Effect of Maturity.	47
	3.5	Early Termination by Borrowers.	48
	3.6	Conditions Subsequent.	48
4.	REPRESENTATIONS AND WARRANTIES.		48
	4.1	Organization; Powers.	48
	4.2	Authorization; Enforceability.	48
	4.3	Governmental Approvals; No Conflicts.	48
	4.4	Financial Condition; No Material Adverse Effect.	49
	4.5	Properties.	49
	4.6	Litigation and Environmental Matters.	50
	4.7	Compliance with Laws..	50
	4.8	Government Regulations.	50
	4.9	Taxes	50
	4.10	ERISA.	50
	4.11	Disclosure.	51
	4.12	Security Interest in Collateral.	51
	4.13	Labor Disputes.	51
	4.14	Federal Reserve Regulations.	51
	4.15	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.	52
	4.16	Solvency	52
	4.17	Capitalization and Subsidiaries	52
	4.18	Eligible Inventory.	52
	4.19	Patriot Act.	52
	4.20	Centre of Main Interests and Establishments.	53
	4.21	[Reserved].	53
	4.22	Eligible Accounts..	53
	4.23	UK Pension Plans	53
	4.24	Eligible Rolling Stock Collateral.	53
	4.25	Location of Inventory, Equipment and Rolling Stock.	53
	4.26	Inventory, Equipment and Rolling Stock Records.	54
5.	AFFIRMATIVE COVENANTS.		54

-ii-

(continued)

Page

	5.1	Financial Statements and Other Reports	54
	5.2	Reporting.	57
	5.3	Existence.	57
	5.4	Payment of Taxes.	57
	5.5	Maintenance of Properties..	57
	5.6	Insurance	58
	5.7	Inspections.	58
	5.8	Maintenance of Book and Records.	59
	5.9	Compliance with Laws.	59
	5.10	Environmental.	59
	5.11	Designation of Subsidiaries.	60
	5.12	Covenant to Guarantee Obligations and Give Security.	60
	5.13	Enhancements to Second Lien Secured Notes Documents	62
	5.14	Further Assurances.	62
	5.15	[Reserved].	63
	5.16	[Reserved].	63
	5.17	Location of Inventory, Equipment and Rolling Stock..	63
	5.18	Bank Products.	63
	5.19	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws; Beneficial Ownership Regulation	63
	5.20	Rolling Stock.	63
	5.21	People with Significant Control Regime.	64
	5.22	Collateral Access Agreements.	64
	5.23	Depreciation Policy.	64
6.	NEGATIVE COVENANTS.		64
	6.1	Indebtedness.	64
	6.2	Liens.	69
	6.3	No Further Negative Pledges; Burdensome Agreements.	72
	6.4	Restricted Payments; Restricted Debt Payments.	74
	6.5	Restrictions on Subsidiary Distributions	77
	6.6	Investments.	78
	6.7	Fundamental Changes; Disposition of Assets.	81
	6.8	Transactions with Affiliates	85

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(continued)

Page

	6.9	Amendments or Waivers of Governing Documents..	86
	6.10	Amendments of or Waivers with Respect to Restricted Debt or Second Lien Secured Notes Obligations.	86
	6.11	Permitted Activities of Holdings, Intermediate Holdings, and Industrea.	87
	6.12	Use of Proceeds.	89
	6.13	Conduct of Business	89
	6.14	UK Pension Plans.	89
	6.15	Repayment.	90
7.	FINANCIAL COVENANT		90
8.	EVENTS OF DEFAULT		90
	8.1	Events of Default.	90
9.		RIGHTS AND REMEDIES.	93
	9.1	Rights and Remedies.	93
	9.2	Remedies Cumulative.	94
	9.3	Curative Equity.	94
10.		WAIVERS; INDEMNIFICATION.	95
	10.1	Demand; Protest; etc.	95
	10.2	The Lender Group’s Liability for Collateral.	95
	10.3	Indemnification.	95
11.	NOTICES.		96
12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.		97
13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.		100
	13.1	Assignments and Participations.	100
	13.2	Successors.	104
14.	AMENDMENTS; WAIVERS.		104
	14.1	Amendments and Waivers.	104
	14.2	Replacement of Certain Lenders.	106
	14.3	No Waivers; Cumulative Remedies.	107
15.	AGENT; UK SECURITY AGENT; THE LENDER GROUP.		107
	15.1	Appointment and Authorization of Agent and UK Security Agent.	107
	15.2	Delegation of Duties.	108
	15.3	Liability of Agent.	108

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(continued)

Page

	15.4	Reliance by Agent and UK Security Agent.	108
	15.5	Notice of Default or Event of Default	109
	15.6	Credit Decision.	109
	15.7	Costs and Expenses; Indemnification..	110
	15.8	Agent in Individual Capacity.	110
	15.9	Successor Agent and Successor UK Security Agent.	111
	15.10	Lender in Individual Capacity.	111
	15.11	Collateral Matters.	112
	15.12	Restrictions on Actions by Lenders; Sharing of Payments.	113
	15.13	Agency for Perfection..	114
	15.14	Payments by Agent to the Lenders.	114
	15.15	Concerning the Collateral and Related Loan Documents.	114
	15.16	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.	114
	15.17	Several Obligations; No Liability.	115
	15.18	UK Security Agent as security trustee for UK Security Documents.	115
	15.19	Arranger Provisions.	118
16.	TAXES.		118
	16.1	Payments.	118
	16.2	Exemptions.	119
	16.3	Reductions.	121
	16.4	Refunds.	121
	16.5	United Kingdom Tax Matters.	121
17.	GENERAL PROVISIONS.		127
	17.1	Effectiveness.	127
	17.2	Section Headings.	127
	17.3	Interpretation.	127
	17.4	Severability of Provisions.	127
	17.5	Bank Product Providers.	127
	17.6	Debtor-Creditor Relationship.	128
	17.7	Counterparts; Electronic Execution.	128
	17.8	Revival and Reinstatement of Obligations.	128
	17.9	Confidentiality.	129

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(continued)

Page

17.10	Survival.	130
17.11	Patriot Act.	130
17.12	Judgment Currency.	131
17.13	Integration.	131
17.14	Administrative Borrowers	131
17.15	Intercreditor Agreement.	132
17.16	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	133
17.17	UK “Know your customer” checks.	133
17.18	Acknowledgement Regarding Any Supported QFCs.	134
17.19	Process Agent.	135
17.20	Amendment and Restatement; Continuing Security.	135

-vi-

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Joinder Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit P-1	Form of Perfection Certificate
Exhibit S-1	Form of Solvency Certificate

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Existing Letters of Credit
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 3.6	Conditions Subsequent
Schedule 4.17	Capitalization and Subsidiaries
Schedule 4.25	Location of Inventory, Equipment and Rolling Stock
Schedule 5.2	Collateral Reporting
Schedule 5.17	Location of Chief Executive Offices
Schedule 6.1	Existing Indebtedness
Schedule 6.2	Existing Liens
Schedule 6.6	Existing Investments
Schedule 6.7(v)	Contemplated Dispositions
Schedule 6.8	Transactions with Affiliates

-vii-

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), is entered into as of January 28, 2021, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”) and as sole lead arranger and sole bookrunner (the “Lead Arranger”), WELLS FARGO CAPITAL FINANCE (UK) LIMITED, a private limited company incorporated and registered under the laws of England and Wales with company number 02656007, as security agent and trustee for the Secured Parties (as defined below) (in such capacity, together with its successors and assigns in such capacity, “UK Security Agent”), INDUSTREA ACQUISITION CORP., a Delaware corporation (“Industrea”), CONCRETE PUMPING HOLDINGS, INC. (FORMERLY KNOWN AS CONCRETE PUMPING HOLDINGS ACQUISITION CORP.), a Delaware corporation (“Holdings”), CONCRETE PUMPING INTERMEDIATE ACQUISITION CORP., a Delaware corporation (“Intermediate Holdings”), CONCRETE PUMPING INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“CP Holdings LLC”), BRUNDAGE-BONE CONCRETE PUMPING HOLDINGS INC. (FORMERLY KNOWN AS CONCRETE PUMPING HOLDINGS, INC. AND AS SUCCESSOR BY MERGER TO CONCRETE PUMPING MERGER SUB INC.), a Delaware corporation (“BBCPH”), BRUNDAGE-BONE CONCRETE PUMPING, INC., a Colorado corporation (“Brundage Pumping”), ECO-PAN, INC., a Colorado corporation (“Eco-Pan US”), CAPITAL PUMPING, LP, a Texas limited partnership (“Capital Pumping”; and together with BBCPH, Brundage Pumping, Eco-Pan US, and each other Person that from time to time that becomes party hereto as a US Borrower in accordance with the terms hereof by executing the form of Joinder Agreement attached hereto as Exhibit B-2, each individually, a “US Borrower”, and collectively, jointly and severally, the “US Borrowers”), CAMFAUD CONCRETE PUMPS LIMITED, a private limited company incorporated and registered under the laws of England and Wales with company number 02635232 (“Camfaud Concrete”) and PREMIER CONCRETE PUMPING LIMITED, a private limited company incorporated and registered under the laws of England and Wales with company number 01714938 (“Premier Concrete”, and together Camfaud Concrete, and each other Person that from time to time that becomes party hereto as a UK Borrower in accordance with the terms hereof by executing the form of Joinder Agreement attached hereto as Exhibit B-2, each individually, a “UK Borrower”, and collectively, jointly and severally, the “UK Borrowers; the US Borrowers and the UK Borrowers are hereinafter referred to each individually as a “Borrower” and collectively as the “Borrowers”).

RECITALS

WHEREAS, pursuant to that certain Credit Agreement, dated as of December 6, 2018 (as amended, amended and restated, restated, supplemented, modified or otherwise in effect from time to time immediately prior to the date hereof, the “Existing Credit Agreement”), by and among the Borrowers, the lenders signatory thereto, the Agent, and the UK Security Agent, a revolving credit facility was provided to the Borrowers; and

WHEREAS, on the date hereof, the parties hereto desire to amend and restate the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement and to the extent amended and restated) upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the Existing Credit Agreement is hereby amended and restated in its entirety as set forth herein and the parties hereto covenant and agree as follows:

1.           DEFINITIONS AND CONSTRUCTION.

1.1     Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2     Accounting Terms.

(a)     All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Administrative Borrowers notify Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Administrative Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” is used in respect of the Fixed Charge Coverage Ratio or a related definition, it shall be understood to mean Holdings and its Restricted Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified as to “going concern” and scope of audit (except for any such qualification pertaining to the impending maturity of any Indebtedness (including Indebtedness hereunder and/or the Second Lien Secured Notes Documents) occurring within twelve (12) months of the date of the relevant audit opinion or the actual or prospective breach of any financial covenant).

(b)     Notwithstanding any changes in GAAP or any change in application or adoption thereof by the Borrowers and their Subsidiaries after the Closing Date, any lease of the Borrowers or their Subsidiaries that would be characterized as an operating lease under GAAP as in effect, and adopted and applied by the Borrowers and their Subsidiaries on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute a Capital Lease under this Agreement or any other Loan Document as a result of such changes in GAAP or in the application or adoption thereof unless otherwise agreed to in writing by the Borrowers and Agent. The Borrowers shall promptly notify the Agent in writing upon any material change in application or adoption of any change to GAAP referenced in this clause (b) by the Borrowers and their Subsidiaries.

1.3     Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4     Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would become applicable if the applicable Hedging Agreement were terminated at such time as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5     Exchange Rates; Applicable Currency. For purposes of this Agreement and the other Loan Documents, the Dollar Equivalent of any Revolving Loans, Letters of Credit, other Obligations and other references to amounts denominated in a currency other than Dollars shall be determined in accordance with the terms of this Agreement. Such Dollar Equivalent shall become effective as of such Revaluation Date for such Revolving Loans, Letters of Credit and other Obligations and shall be the Dollar Equivalent employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Revolving Loans, Letters of Credit and other Obligations. Except as otherwise expressly provided herein, the applicable amount of any currency for purposes of the Loan Documents (including for purposes of financial statements and all calculations in connection with the covenants, including the financial covenant) shall be the Dollar Equivalent thereof.

1.6     Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Pacific standard time or Pacific daylight saving time, as in effect in Los Angeles, California on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.7     Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.8     Pro Forma Calculations and Limited Condition Transactions. When (a) determining compliance with any provision of the Loan Documents which requires the calculation of a financial ratio (including without limitation, Article VII of this Agreement), (b) determining compliance with representations, warranties, Defaults or Events of Default (other than compliance with the conditions set forth in Sections 3.1 and 3.2 of this Agreement) or (c) testing availability under any baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets), in each case, in connection with a Limited Condition Transaction, in each case, at the option of the US Administrative Borrower (the US Administrative Borrower’s election to exercise such option, an “LCT Election”), the relevant ratios, compliance requirements and basket availability shall be determined as of the date the definitive Limited Condition Transaction agreement for such Limited Condition Transaction is entered into (the “LCT Test Date”) and if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including any incurrence of Indebtedness and the use of proceeds thereof), the Borrowers would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes; provided, that any Excess Availability under this Agreement must be tested at the time of the consummation of such Limited Condition Transaction. Without limiting the foregoing, in the case of a Specified Transaction in connection with a Limited Condition Transaction, at the US Administrative Borrower’s option, the relevant ratios and baskets shall be determined as of the LCT Test Date as if the acquisition or other transaction and other pro forma events in connection therewith were consummated on such date; provided that if the US Administrative Borrower has made such an election, in connection with the subsequent calculation of any ratio or basket with respect to any Specified Transaction on or following such date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the Limited Condition Transaction agreement for such acquisition is terminated, any such ratio or basket shall be calculated on a pro forma basis assuming such acquisition, prepayment, Restricted Payment and other pro forma events in connection therewith (including any incurrence of Indebtedness (other than an Incremental Revolving Commitment)) have been consummated, except that Consolidated EBITDA, assets and Consolidated Net Income of any target of such acquisition can only be used in the determination of the relevant ratios and baskets if and when such acquisition is closed; and provided further that, (1) if the US Administrative Borrower elects to have such determinations occur at the time of entry into such definitive agreement, (x) the Indebtedness to be incurred (and any associated Lien) and the use of proceeds thereof (and the consummation of any acquisition or Investment) shall be deemed incurred and/or applied at the time of such election and outstanding thereafter for purposes of pro forma compliance with any applicable ratio in this Agreement, in each case, unless the underlying transaction is terminated or the time period for consummation thereof expires, and (y) such Limited Condition Transaction must actually be consummated by the earlier of (A) 180 days after the execution of the applicable purchase agreement and (B) the applicable drop-dead date (as extended), or (2) otherwise, any financial ratio or Excess Availability test in this Agreement, the amount of any basket based on Consolidated Adjusted EBITDA or Consolidated EBITDA, as applicable, or Consolidated Total Assets, the accuracy of any representation or warranty or the evidence of any Default or Event of Default, in each case in connection with the consummation of a Limited Condition Transaction shall be tested at the time of consummation of such Limited Condition Transaction.

1.9     Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

1.10     Acknowledgement of Existing Principal Obligations and Restatement Thereof. Each Borrower, each Guarantor, Agent, UK Security Agent and each Lender acknowledges and agrees that under the Existing Credit Agreement, the aggregate principal balance of all “Revolving Loans” (as defined in the Existing Credit Agreement) owing by the Borrowers and the Guarantors on the Closing Date (the “Existing Principal Obligations”) totals $2,835,996.62 (exclusive of interest, fees and expenses). The parties hereto hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by the applicable Issuing Banks at the request of Borrowers on the Closing Date (but without duplication of any Letter of Credit Fees already paid under the Existing Credit Agreement). Each Borrower and each Guarantor acknowledges and agrees that all Obligations (as defined in the Existing Credit Agreement) outstanding as of the Closing Date (including all Existing Principal Obligations) constitute valid and binding obligations of the Borrowers and Guarantors without offset, counterclaim, defense or recoupment of any kind.  Each Borrower, each Guarantor, Agent, UK Security Agent, and each Lender acknowledges and agrees that all interest, fees and expenses, together with all other “Obligations” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) which remain unpaid and outstanding as of the Closing Date, shall be and shall remain outstanding and payable under this Agreement and the other Loan Documents.

2.           LOANS AND TERMS OF PAYMENT.

2.1     Revolving Loans.

(a)     [Reserved].

(b)     Subject to the terms and conditions of this Agreement (including Section 2.1(f) below), and during the term of this Agreement, each Lender with a US Revolver Commitment agrees (severally, not jointly or jointly and severally) to make Revolving Loans in Dollars (“US Revolving Loans”) to US Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i)     such Lender’s US Revolver Commitment, or

(ii)     such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A)     the amount equal to (1) the US Maximum Revolver Amount, less (2) the US Revolver Usage at such time, and

(B)     the amount equal to (1) the US Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by US Borrowers to Agent, as adjusted for Reserves established by Agent in accordance with Section 2.1(e)), less (2) US Revolver Usage at such time.

(c)     Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each UK Lender agrees (severally, not jointly or jointly and severally) to make Revolving Loans in an Applicable Currency (“UK Revolving Loans”) to UK Borrowers in a Dollar Equivalent amount at any one time outstanding not to exceed the lesser of:

(i)     such UK Lender’s UK Revolver Commitment, or

(ii)     such UK Lender’s Pro Rata Share of an amount equal to the lesser of:

(A)     the amount equal to (1) the UK Maximum Revolver Amount, less (2) the UK Revolver Usage at such time, and

(B)     the amount equal to (1) the UK Borrowing Base as of such date (based upon the UK Borrowing Base set forth in the most recent Borrowing Base Certificate delivered by UK Borrowers to Agent as adjusted for UK Reserves established by Agent in accordance with Section 2.1(e)) less (2) the UK Revolver Usage at such time.

(d)     Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they otherwise become due and payable pursuant to the terms of this Agreement.

(e)     Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) at any time, in the exercise of its Permitted Discretion, to establish and increase or decrease Inventory Reserves, Receivable Reserves, Bank Product Reserves, FX Reserves, Vehicle Sales/Use Taxes Reserves, UK Priority Payable Reserves, Landlord Reserves, and other Reserves against (without double counting) the Aggregate Borrowing Base, US Borrowing Base and/or UK Borrowing Base or any component thereof or the Maximum Revolver Amount. The amount of any Receivable Reserve, Bank Product Reserve, Vehicle Sales/Use Taxes Reserve, UK Priority Payable Reserves or other Reserve established by Agent, and any changes to the eligibility set forth in the definition of “Eligible Accounts”, “Eligible Inventory”, “Eligible UK Rolling Stock Collateral”, or “Eligible US Rolling Stock Collateral” shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve or change in eligibility and shall not be duplicative of any other reserve established and currently maintained or eligibility criteria.

(f)     Notwithstanding anything to the contrary in this Section 2.1, at no time shall (i) the sum of the US Revolver Usage plus the Dollar Equivalent of the UK Revolver Usage, exceed the Maximum Revolver Amount, (ii) the US Revolver Usage exceed the US Maximum Revolver Amount, and (iii) the Dollar Equivalent of the UK Revolver Usage exceed the UK Maximum Revolver Amount.

2.2     [Reserved].

2.3     Borrowing Procedures and Settlements.

(a)     Procedure for Borrowing Revolving Loans. Provided Agent has not separately agreed that US Borrowers may use the Loan Management Service, each Borrowing shall be made by a written request by an Authorized Person of US Administrative Borrower with respect to US Revolving Loans or UK Administrative Borrower with respect to UK Revolving Loans, delivered to Agent (which may be delivered through Agent’s electronic platform or portal) and received by Agent no later than 11:00 a.m. (or 11:00 a.m. (London time) in the case of UK Borrowings) (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan or a UK Revolving Loan in GBP, (ii) on the Business Day that is one (1) Business Day prior to the requested Funding Date in the case of a request for a Base Rate Loan, and (iii) on the Business Day that is three (3) Business Days prior to the requested Funding Date in the case of a request for a LIBOR Rate Loan in a currency other than GBP, specifying (A) the amount of such Borrowing and whether such Borrowing is for the account of a US Borrower or a UK Borrower (and if for a UK Borrower, the Applicable Currency), and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. (or 11:00 a.m. (London time) in the case of UK Borrowings) on the applicable Business Day. All Borrowing requests which are not made on-line via Agent’s electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Revolving Loan. Borrowings for the account of a US Borrower shall be denominated in Dollars. Borrowings for the account of UK Borrowers shall be denominated in an Applicable Currency.

(b)     Making of Swing Loans. In the case of a US Revolving Loan and so long as any of (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $12,500,000, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a US Revolving Loan (any such US Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such US Revolving Loans being referred to as “Swing Loans”) available to US Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such US Borrowing to the US Designated Account. Each Swing Loan shall be deemed to be a US Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other US Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable US Borrowing, or (ii) the requested US Borrowing would exceed the Excess Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute US Revolving Loans and US Obligations, and bear interest at the rate applicable from time to time to US Revolving Loans that are Base Rate Loans.

(c)     Making of Revolving Loans.

(i)     In the event that Swing Lender is not obligated to make a Swing Loan or in respect of a UK Revolving Loan, after receipt of a request for a Borrowing pursuant to Section 2.3(a) or (b), Agent shall notify the applicable Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing (and whether such Borrowing is for the account of US Borrowers or UK Borrowers, as the case may be); such notification to be sent on the Business Day that is (A) in the case of Base Rate Loans, at least one (1) Business Day prior to the requested Funding Date, or (B) in the case of LIBOR Rate Loans, prior to 11:00 a.m. (or 1:00 p.m. (London time) in the case of UK Borrowings) at least three (3) Business Days prior to the requested Funding Date (or, in each case, such later time as shall be acceptable to the Agent). Agent shall promptly notify the Lenders with an applicable Commitment of a requested Borrowing and each such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds in the Applicable Currency, to Agent’s Applicable Account, not later than 10:00 a.m. (or 10:00 a.m. (London time) in the case of UK Borrowings) on the Business Day that is the requested Funding Date. After Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to the applicable Borrowers on the applicable Funding Date by transferring immediately available funds in the Applicable Currency equal to such proceeds received by Agent to the US Designated Account or the UK Designated Account, as the case may be; provided, that, subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the US Availability (in the case of a US Borrowing) or the UK Availability (in the case of a UK Borrowing) on such Funding Date.

(ii)     Unless Agent receives notice from a Lender prior to 9:30 a.m. (or 9:30 a.m. (London time) in the case of UK Borrowings) on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds in the Applicable Currency on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds in the Applicable Currency and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds in the Applicable Currency, to Agent’s Applicable Account, no later than 10:00 a.m. (or 10:00 a.m. (London time) in the case of UK Borrowings) on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds in the Applicable Currency as and when required hereby and if Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrowers of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s Applicable Account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Agent or any Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

(iii)     Loan Management Service. If Agent has separately agreed that US Borrowers may use the Loan Management Service, US Borrowers shall not request and Agent shall no longer honor a request for a US Borrowing made in accordance with Section 2.3(a) and all US Borrowings will instead be initiated by Agent and credited to the US Designated Account as US Borrowings as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in the US Designated Account, subject only to limitations set forth in Section 2.1. If Agent terminates US Borrowers’ access to the Loan Management Service, US Borrowers may continue to request US Borrowings as provided in Section 2.3(a), subject to the other terms and conditions of this Agreement. Agent shall have no obligation to make a Borrowing through the Loan Management Service after the occurrence of a Default or an Event of Default, or in an amount in excess of the limits set forth in Section 2.1, and may terminate the Loan Management Service at any time in its sole discretion. For the avoidance of doubt, US Borrowers’ use of the Loan Management Service shall not limit UK Borrowers’ ability to request UK Borrowings in accordance with Section 2.3(a) solely to the extent that the UK Borrowers do not use the Loan Management Service.

(d)     Protective Advances and Optional Overadvances.

(i)     Any contrary provision of this Agreement or any other Loan Document notwithstanding (but subject to Section 2.3(d)(iv)), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by US Borrowers and the US Lenders, from time to time, in Agent’s sole discretion, to make US Revolving Loans to, or for the benefit of, US Borrowers, on behalf of the applicable US Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the US Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”). Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed $12,500,000.

(ii)     Any contrary provision of this Agreement or any other Loan Document notwithstanding, the US Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make US Revolving Loans (including Swing Loans) to US Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such US Revolving Loans, the outstanding US Revolver Usage does not exceed the US Borrowing Base by more than $12,500,000, and (B) subject to Section 2.3(d)(iv) below, after giving effect to such US Revolving Loans, the outstanding US Revolver Usage (except for and excluding amounts charged to the US Loan Account for interest, fees, or applicable Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the US Revolver Usage exceeds the amounts permitted by this Section 2.3(d), regardless of the amount of, or reason for, such excess, Agent shall notify the applicable Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the US Loan Account for interest, fees, or applicable Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the applicable Lenders with US Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with US Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the US Revolving Loans to US Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a US Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e)(i). Agent’s and Swing Lender’s authorization to make intentional Overadvances may be revoked at any time by the Required Lenders delivering written notice of such revocation to Agent. Any such revocation shall become effective prospectively upon Agent’s receipt thereof.

(iii)     Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder, except that no Extraordinary Advance shall be eligible to be a LIBOR Rate Loan. Prior to Settlement of any Extraordinary Advance, all payments with respect thereto, including interest thereon, shall be payable to Agent solely for its own account. Each US Revolving Lender shall be obligated to settle with Agent as provided in Section 2.3(e) or 2.3(g), as applicable, for the amount of such Lender’s Pro Rata Share of any Extraordinary Advance. The Extraordinary Advances shall be repayable on demand, secured by Agent’s Liens, and constitute US Obligations hereunder, and bear interest at the rate applicable from time to time to US Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(iv)     Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate US Revolver Usage to exceed the Maximum Revolver Amount or any Lender’s Pro Rata Share of the US Revolver Usage to exceed such Lender’s US Revolver Commitment; provided that Agent may make Extraordinary Advances in excess of the foregoing limitations so long as such Extraordinary Advances that cause the aggregate US Revolver Usage to exceed the Maximum Revolver Amount or a Lender’s Pro Rata Share of the US Revolver Usage to exceed such Lender’s US Revolver Commitment are for Agent’s sole and separate account and not for the account of any Lender. No Lender shall have an obligation to settle with Agent for such Extraordinary Advances that cause the aggregate US Revolver Usage to exceed the Maximum Revolver Amount or a Lender’s Pro Rata Share of the US Revolver Usage to exceed such Lender’s US Revolver Commitment as provided in Section 2.3(e) or Section 2.3(g), as applicable.

(e)     Settlement. It is agreed that each applicable Lender’s funded portion of (x) the US Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding US Revolving Loans, and (y) the UK Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding UK Revolving Loans. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the applicable Lenders as to the Revolving Loans (including Swing Loans and Extraordinary Advances) shall take place on a periodic basis in accordance with the following provisions:

(i)     Agent shall request settlement (“Settlement”) with the applicable Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to Holdings’ or any of its Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (or 2.00 pm (London time) in the case of UK Revolving Loans) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding US Revolving Loans (including Swing Loans and Extraordinary Advances) and UK Revolving Loans for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)), (x) if the amount of the applicable Revolving Loans (including Swing Loans, and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the applicable Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (or 12.00 pm (London time) in the case of UK Revolving Loans) on the Settlement Date, transfer in immediately available funds in the Applicable Currency to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the US Revolving Loans (including Swing Loans and Extraordinary Advances) and UK Revolving Loans, and (y) if the amount of the applicable Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the applicable Revolving Loans (including Swing Loans, and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (or 12.00 pm (London time) in the case of UK Revolving Loans) on the Settlement Date transfer in immediately available funds in the Applicable Currency to Agent’s Applicable Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the US Revolving Loans (including Swing Loans and Extraordinary Advances) and UK Revolving Loans. Such amounts made available to Agent under clause (y) of the immediately preceding sentence shall be applied against the amounts of the Swing Loans or Extraordinary Advances, as applicable, and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute the applicable UK Revolving Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)     In determining whether a Lender’s balance of the applicable Revolving Loans, (including Swing Loans and Extraordinary Advances) is less than, equal to, or greater than such Lender’s Pro Rata Share of the applicable Revolving Loans (including Swing Loans, and Extraordinary Advances) as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii)     Between Settlement Dates, Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the US Revolving Loans, for application to the Extraordinary Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the US Revolving Loans, for application to Swing Lender’s Pro Rata Share of the US Revolving Loans. If, as of any Settlement Date, payments or other amounts of the Loan Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the applicable Lenders, and Agent shall pay to such Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the applicable outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans, other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv)     Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f)     Notation. Consistent with Section 13.1(h) below, Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount and stated interest of the Revolving Loans, owing to each Lender, including the Swing Loans owing to the Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)     Defaulting Lenders.

(i)     Notwithstanding the provisions of Section 2.4(b)(iii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments.

(A)     pertaining to or securing US Obligations, first, to Agent to the extent of any Extraordinary Advances that were made by Agent and that were required to be, but were not, paid by the Defaulting Lender, second, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, third, to US Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, fourth, to each Non-Defaulting Lender ratably in accordance with their US Revolver Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a US Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), fifth, in Agent’s sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of US Borrowers (upon the request of US Administrative Borrower and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of US Revolving Loans (or other funding obligations) hereunder, and sixth, from and after the date on which all other US Obligations have been paid in full, to such Defaulting Lender in accordance with Section 2.4(b)(iii)(M); and

(B)     pertaining to or securing UK Obligations, first, to each Non-Defaulting Lender ratably in accordance with their UK Revolver Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a UK Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), second, to UK Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not paid by the Defaulting Lender, third, to each Non-Defaulting Lender ratably in accordance with their UK Revolver Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a UK Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), fourth, in Agent’s sole discretion (upon the request of the UK Administrative Borrower and subject to the conditions set forth in Section 3.2), to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of UK Borrowers as if such Defaulting Lender had made its portion of UK Revolving Loans (or other funding obligations) hereunder, and fifth, from and after the date on which all other UK Obligations have been paid in full, to such Defaulting Lender in accordance with tier (B)(5) of Section 2.4(b)(ii).

(ii)     Subject to the foregoing clause (i), Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(iii) shall be released to the applicable Borrowers). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Banks, or to the Lenders other than such Defaulting Lender. Any Lender becoming a Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitments of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(iii)     If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender, then:

(A)     such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the applicable Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all applicable Non-Defaulting Lenders’ Pro Rata Share of US Revolver Usage plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all applicable Non-Defaulting Lenders’ US Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(B)     if the reallocation described in clause (A) above cannot, or can only partially, be effected, US Borrowers shall within one Business Day following notice by Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that US Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also Issuing Bank;

(C)     if US Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(iii), US Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D)     to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(iii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E)     to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(iii), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the applicable Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F)     so long as any Lender is a Defaulting Lender, Swing Lender shall not be required to make any Swing Loan and no Issuing Bank shall be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(iii) or (y) Swing Lender or the applicable Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to Swing Lender or such Issuing Bank, as applicable, and US Borrowers to eliminate Swing Lender’s or such Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and

(G)     Agent may release any cash collateral provided by US Borrowers pursuant to this Section 2.3(g)(iii) to the applicable Issuing Bank and such Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by US Borrowers pursuant to Section 2.11(d). No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(h)     Independent Obligations. All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the applicable Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4     Payments; Termination of Commitments; Prepayments.

(a)     Payments by Borrowers.

(i)     Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Applicable Account for the account of the applicable members of the Lender Group and shall be made in immediately available funds in the Applicable Currency, no later than 1:30 p.m. (or 1:30 p.m. (London time) in the case of payments made to Agent’s UK Account) on the date specified herein; provided that, for the avoidance of doubt, any payments deposited into a Controlled Account (as defined in the US Guaranty and Security Agreement) shall be deemed not to be received by Agent on any Business Day unless immediately available funds have been credited to Agent’s Applicable Account prior to 1:30 p.m. (or 1:30 p.m. (London time)) on such Business Day. Any payment received by Agent in immediately available funds in Agent’s Applicable Account later than 1:30 p.m. (or 1:30 p.m. (London time) in the case of payments made to Agent’s UK Account) shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)     Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds in the Applicable Currency, and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)     Apportionment and Application.

(i)     So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the applicable Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each such Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.

(ii)     Subject to Section 2.4(b)(iii) and (iv), and Section 2.4(e),

(A)     all payments in respect of US Obligations to be made hereunder by US Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral securing US Obligations received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the US Revolving Loans outstanding and, thereafter, to US Borrowers (to be wired to the US Designated Account) or such other Person entitled thereto under applicable law; and

(B)     all payments in respect of UK Obligations to be made hereunder by UK Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral securing UK Obligations received by Agent and/or UK Security Agent (including all amounts standing to the credit of the UK Blocked Accounts), shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders as follows:

(1)     first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent and/or UK Security Agent and/or Lenders or any fees or premiums then due to Agent and/or UK Security Agent and/or Lenders under the Loan Documents in respect of the UK Obligations, until paid in full,

(2)     second, ratably, to pay interest accrued in respect of the UK Revolving Loans until paid in full,

(3)     third, to pay the principal of all UK Revolving Loans until paid in full,

(4)     fourth, to pay any other UK Obligations other than UK Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of UK Bank Product Obligations),

(5)     fifth, ratably, to pay any UK Obligations owed to Defaulting Lenders, and

(6)     sixth, to UK Borrowers (to be wired to the UK Designated Account) or such other Person entitled thereto under applicable law.

(iii)     At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent in respect of US Obligations and all proceeds of Collateral of the US Loan Parties received by Agent shall be applied as follows:

(A)     first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents in respect of the US Obligations and to pay interest and principal on Extraordinary Advances that are held solely by Agent pursuant to the terms of Section 2.3(d)(iv), until paid in full,

(B)     second, to pay any fees or premiums then due to Agent under the Loan Documents in respect of the US Obligations until paid in full,

(C)     third, to pay interest due in respect of all Extraordinary Advances in respect of the US Obligations until paid in full,

(D)     fourth, to pay the principal of all Extraordinary Advances in respect of the US Obligations until paid in full,

(E)     fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents in respect of the US Obligations, until paid in full,

(F)     sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents in respect of the US Obligations until paid in full,

(G)     seventh, to pay interest accrued in respect of the Swing Loans until paid in full,

(H)     eighth, to pay the principal of all Swing Loans until paid in full,

(I)     ninth, ratably, to pay interest accrued in respect of the US Revolving Loans (other than Extraordinary Advances) until paid in full,

(J)     tenth, ratably

(1)     to pay the principal of all US Revolving Loans until paid in full,

(2)     to Agent, to be held by Agent, for the benefit of the applicable Issuing Bank in respect of the US Obligations (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of such Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 103% of the US Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof), and

(3)     up to the amount (after taking into account any amounts previously paid pursuant to this clause (3) during the continuation of the applicable Application Event) of the most recently established US Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event, to (y) the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Provider on account of US Bank Product Obligations, and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to US Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such US Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such US Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof,

(K)     eleventh, to pay any other US Obligations other than US Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of US Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to US Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such US Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such UK Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A)(1) hereof),

(L)     twelfth, ratably, to pay any UK Obligations arising as a result of any guaranty by a US Loan Party of the UK Obligations (and if no amounts are due under any such guaranty, to cash collateralize the obligations under such guaranty unless the UK Revolver Commitments of Lenders to make UK Revolving Loans have terminated and the UK Obligations have been paid in full),

(M)     thirteenth, ratably, to pay any US Obligations owed to Defaulting Lenders, and

(N)     fourteenth, to US Borrowers (to be wired to the US Designated Account) or such other Person entitled thereto under applicable law.

(iv)     At any time an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments in respect of UK Obligations and all proceeds of Collateral securing the UK Obligations received by Agent or UK Security Agent (including all amounts standing to the credit of the UK Blocked Accounts) shall be applied as follows:

(A)     first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent and/or UK Security Agent under the Loan Documents in respect of the UK Obligations, until paid in full,

(B)     second, to pay any fees or premiums then due to Agent under the Loan Documents in respect of the UK Obligations until paid in full,

(C)     third, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents in respect of the UK Obligations, until paid in full,

(D)     fourth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents in respect of the UK Obligations until paid in full,

(E)     fifth, ratably, to pay interest accrued in respect of the UK Revolving Loans until paid in full,

(F)     sixth, ratably, to pay (1) the principal of all UK Revolving Loans until paid in full, (2) to Agent to be held by Agent for the benefit of the applicable Issuing Bank in respect of the UK Obligations (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of such Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 103% of the UK Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iv), beginning with tier (A) hereof), and (3) up to the amount (after taking into account any amounts previously paid pursuant to this clause (F) during the continuation of the applicable Application Event) of the most recently established UK Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event, to (y) the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of UK Bank Product Obligations, and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to UK Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such UK Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such UK Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iv), beginning with tier (B) hereof,

(G)     seventh, to pay any other UK Obligations other than UK Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of UK Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to UK Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such UK Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such UK Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iv), beginning with tier (B)(1) hereof),

(H)     eighth, ratably, to pay any UK Obligations owed to Defaulting Lenders; and

(I)     ninth, to UK Borrowers (to be wired to the UK Designated Account) or such other Person entitled thereto under applicable law.

(v)     Agent promptly shall distribute to each applicable Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(vi)     In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vii)     For purposes of Section 2.4(b)(iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(viii)     In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(ix)     Payments from US Loan Parties shall be deemed to be in respect of US Obligations, and payments from UK Loan Parties shall be deemed to be in respect of UK Obligations, unless, so long as no Application Event has occurred and is continuing, the Loan Party making the payment specifies otherwise in writing. If payment is from proceeds of Collateral that secures each of the US Obligations and UK Obligations, such payment shall be, so long as no Application Event has occurred and is continuing, as specified by Borrowers or, if not so specified or if an Application Event has occurred and is continuing, as determined by Agent in its sole discretion.

(c)     Reduction of Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date or earlier termination thereof pursuant to the terms of this Agreement. Borrowers may reduce the Revolver Commitments, without premium or penalty, to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than ten (10) Business Days prior written notice to Agent, shall be irrevocable; provided that, to the extent that the Borrowers notify the Agent in writing that the Borrowers are terminating the Revolver Commitments, such notice may state that it is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by written notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Once reduced, the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the UK Revolver Commitments and US Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof. In connection with any reduction in the Revolver Commitments prior to the Maturity Date, if any Loan Party or any of its Subsidiaries owns any Margin Stock, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements of Regulations T, U or X of the Federal Reserve Board.

(d)     Optional Prepayments of Revolving Loans. Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty but subject to any Funding Losses pursuant to Section 2.12(b)(ii) and Agent shall apply such prepayments to the US Revolving Loans, the UK Revolving Loans, or all of them, as directed by the applicable Borrowers in writing at the time of payment so long as no Application Event has occurred or is continuing.

(e)     Mandatory Prepayments.

(i)     Borrowing Base. If, at any time, (A) (1) the US Revolver Usage on such date exceeds either (x) the US Maximum Revolver Amount or (y) the US Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, or (2) the US Revolver Usage on such date plus the UK Revolver Usage on such date exceeds the Maximum Revolver Amount, then in each case, US Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the amount of such excess or (B) the Dollar Equivalent of the UK Revolver Usage on such date exceeds any of the (x) the UK Maximum Revolver Amount or (y) the UK Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent or (z) the Maximum Revolver Amount, in all cases as adjusted for Reserves established by Agent in accordance with Section 2.1(e), then Borrowers shall immediately (but in any event within one (1) Business Day) prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the amount of such excess.

(ii)     Proceeds of Collateral. Within one (1) Business Day of the date of receipt by Holdings or any of its Subsidiaries of any Net Proceeds of any Collateral (other than Net Proceeds (A) in respect of Accounts and Inventory collected by such Person in the ordinary course of business and not from any sale or Disposition of such Accounts or Inventory, as applicable, and (B) received in respect of assets that are purchased substantially contemporaneously with the trade-in of existing assets) securing US Obligations in excess of $10,000,000 in the aggregate during any calendar year, US Borrowers shall prepay the outstanding principal amount of the US Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such Net Proceeds of Collateral received by such Person; provided, however, at any time that a US Cash Dominion Period is in effect, all proceeds of any Collateral (including, for the avoidance of doubt, any Accounts and Inventory) securing US Obligations received by such Person shall prepay the outstanding principal amount of the US Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such proceeds of Collateral received by such Person.

(iii)     Indebtedness. Within one (1) Business Day of the date of incurrence by Holdings or any of its Subsidiaries of any Indebtedness (other than Indebtedness permitted pursuant to Section 6.1), US Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of the Net Proceeds in excess of $10,000,000 in the aggregate during any calendar year received by such US Loan Party or any of its Subsidiaries in connection with such incurrence; provided, however, at any time that a US Cash Dominion Period is in effect, all Net Proceeds of any incurrence of Indebtedness (other than Indebtedness permitted pursuant to Section 6.1) received by such Person shall prepay the outstanding principal amount of the US Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such Net Proceeds of such incurrence received by such Person. The provisions of this Section 2.4(e)(iii) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

(f)     Application of Payments.

(i)     Each prepayment pursuant to clauses (i)(A), (ii) or (iii) of Section 2.4(e) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the US Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit issued for the account of US Borrowers in an amount equal to 103% of the then outstanding US Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii).

(ii)     Each prepayment pursuant to clause (i)(B) of Section 2.4(e) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied first, to the outstanding principal amount of the UK Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit issued for the account of UK Borrowers in an amount equal to 103% of the then outstanding UK Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iv).

2.5     Promise to Pay; Promissory Notes.

(a)     Borrowers agree to pay the Lender Group Expenses, after the receipt of a written request thereof, on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) two Business Days after the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the applicable Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). US Borrowers promise to pay all of the US Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the US Obligations (other than the US Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. UK Borrowers promise to pay all of the UK Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the UK Obligations (other than the UK Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b)     Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, the applicable Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrowers. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6     Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a)     Interest Rates. Except as provided in Section 2.6(c):

(i)     all US Obligations (except for undrawn Letters of Credit) that have been charged to the US Loan Account pursuant to the terms hereof shall bear interest as follows:

(A)     if the relevant US Obligation is a LIBOR Rate Loan, at a per annum rate equal to the applicable LIBOR Rate plus the LIBOR Rate Margin, and

(B)     if the relevant Obligation is Base Rate Loan, at a per annum rate equal to the Base Rate plus the Base Rate Margin; and

(ii)     all UK Obligations that have been charged to the UK Loan Account pursuant to the terms hereof shall bear interest at a rate per annum equal to the applicable LIBOR Rate plus the LIBOR Rate Margin.

(b)     Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the LIBOR Rate Margin times the average amount of the Letter of Credit Usage during the immediately preceding month.

(c)     Default Rate. Automatically upon the occurrence and during the continuation of a Specified Event of Default of the type referred to in clause (d) or (e) of the definition thereof and, otherwise at the election of Agent or the Required Lenders upon the occurrence and during the continuation of a Specified Event of Default of the type referred to in clause (a) of the definition thereof,

(i)     all overdue Obligations (except for undrawn Letters of Credit) that have been charged to the applicable Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder; provided that notwithstanding any other provision herein, all amounts outstanding in excess of the Aggregate Borrowing Base shall automatically bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder notwithstanding any election by Agent or the Required Lenders, and

(ii)     the Letter of Credit Fee shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d)     Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12(a), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents (other than Letter of Credit Fees) shall be due and payable, in arrears, on the first day of each month, (ii) all Letter of Credit Fees payable hereunder, and all fronting fees and all commissions, other fees, charges, and expenses provided for in Section 2.11(k) shall be due and payable, in arrears, on the first Business Day of each month, and (iii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Group Expenses shall be due and payable on (x) with respect to Lender Group Expenses outstanding as of the Closing Date, to the extent invoiced at least three (3) Business Days prior to the Closing Date or such later date to which the Borrowers may agree, the Closing Date, and (y) otherwise, the earlier of (A) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (B) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the applicable Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the applicable Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Revolving Loans hereunder, (B) on the first Business Day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) on the Closing Date and thereafter, as and when incurred or accrued, all other Lender Group Expenses, and (G) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to any Loan Account shall thereupon constitute US Revolving Loans or UK Revolving Loans, as the case may be, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to UK Revolving Loans or, in respect of US Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(e)     Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year (other than computations made in respect of the Base Rate which will be made on the basis of a 365-day or 366-day year, as the case may be), in each case, for the actual number of days elapsed in the period during which the interest or fees accrue, other than for UK Revolving Loans denominated in GBP, which shall be calculated on the basis of a 365 day year for the actual days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)     Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7     Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds in the Applicable Currency made to Agent’s Applicable Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Applicable Account on a Business Day on or before 1:30 p.m. (or 3:30 p.m. (London time) in the case of payment item received into Agent’s UK Account). If any payment item is received into Agent’s Applicable Account on a non-Business Day or after 1:30 p.m. (or 3:30 p.m. (London Time) in the case of payments items received into Agent’s UK Account) on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8     Designated Account. Agent is authorized to make the US Revolving Loans, and each applicable Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person of US Administrative Borrower or, without instructions, if pursuant to Section 2.6(d). Agent is authorized to make the UK Revolving Loans under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person of UK Administrative Borrower or, without instructions, if pursuant to Section 2.6(d). US Borrowers agree to establish and maintain the US Designated Account with the US Designated Account Bank for the purpose of receiving the proceeds of the US Revolving Loans requested by US Borrowers and made by Agent or the Lenders hereunder. UK Borrowers agrees to establish and maintain the UK Designated Account with the UK Designated Account Bank for the purpose of receiving the proceeds of the UK Revolving Loans requested by UK Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the applicable Designated Account.

2.9     Maintenance of Loan Account; Statements of Obligations. Agent shall maintain (a) an account on its books in the name of US Borrowers (the “US Loan Account”) on which US Borrowers will be charged with all US Revolving Loans (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to US Borrowers or for US Borrowers’ account, the Letters of Credit issued or arranged by Issuing Bank for US Borrowers’ account, and with all other payment US Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses with respect thereto, and (b) an account on its books in the name of UK Borrowers (the “UK Loan Account”) on which UK Borrowers will be charged with and all UK Revolving Loans made by Agent or the Lenders to UK Borrowers or for UK Borrowers’ account, the Letters of Credit issued or arranged by Issuing Bank for UK Borrowers’ account, and with all other payment UK Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses with respect thereto. In accordance with Section 2.7, the applicable Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Agent shall make available to US Administrative Borrower or UK Administrative Borrower, as applicable, monthly statements regarding the applicable Loan Account, including the principal amount of the applicable Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between the applicable Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to US Administrative Borrower or UK Administrative Borrower, as the case may be Borrowers, shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10     Fees.

(a)     Agent Fees. Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b)     Unused Line Fee. Borrowers shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to (i) the Applicable Unused Line Fee Percentage per annum times (ii) the result of (x) the aggregate amount of the Maximum Revolver Amount, less (y) the Quarterly Average Revolver Usage during the immediately preceding three month period (or portion thereof), which Unused Line Fee shall be due and payable on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.

(c)     Field Examination and Other Fees. Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Loan Party performed by or on behalf of Agent, and (ii) the fees, charges or expenses paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of Loan Parties, to establish electronic collateral reporting systems, to appraise the Collateral and UK Collateral, or any portion thereof, or to assess any Loan Party’s business valuation; provided, that so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Agent for more than one (1) field examination and one (1) fleet appraisal in each applicable jurisdiction (or, (x) if Excess Availability is less than the greater of (A) 25% of the Line Cap or (B) $30,000,000 for 3 consecutive Business Days, one (1) additional field examination and one (1) additional fleet appraisal of the Collateral in each applicable jurisdiction, or (y) if Excess Availability is less than the greater of (A) 12.5% of the Line Cap and (B) $16,500,000 for 3 consecutive Business Days, two (2) additional field examinations and two (2) additional fleet appraisals of the Collateral in each applicable jurisdiction) during any twelve-month period; and provided further, that following the occurrence and during the continuation of an Event of Default, such field examinations and/or fleet appraisals may be conducted at the Borrowers’ expense as many times as Agent shall consider reasonably necessary; and provided further, that, for the avoidance of doubt, each fleet appraisal shall include Rolling Stock Collateral of US Borrowers and UK Borrowers. Inventory appraisals shall be conducted in Agent’s reasonable discretion; and provided further that, so long as no Event of Default shall have occurred and be continuing, the Borrowers shall not be obligated to reimburse Agent for more than one (1) Inventory appraisal in each applicable jurisdiction during any calendar year. For the avoidance of doubt, additional field examinations, fleet appraisals, and inventory appraisals beyond those reimbursed pursuant to this Agreement may be permitted at Agent’s reasonable request and expense, but only at those times that are mutually acceptable to Agent and the Administrative Borrowers.

2.11     Letters of Credit.

(a)     Subject to the terms and conditions of this Agreement, upon the request of US Borrowers made in accordance herewith, and prior to the Maturity Date, US Issuing Bank agrees to issue a requested standby Letter of Credit or a sight commercial Letter of Credit for the account of US Borrowers in Dollars, and UK Issuing Bank agrees to issue a requested standby Letter of Credit or a sight Letter of Credit for the account of the UK Borrowers in an Applicable Currency (which UK Borrowers acknowledge that the UK Issuing Bank may at its option arrange for the issue of such Letter of Credit through one of its Affiliates). If such Letter of Credit is arranged through an Affiliate of a UK Issuing Bank then in such event (i) such UK Borrower authorizes the UK Issuing Bank to provide such counter-indemnities and other undertakings as the issuing institution may require and (ii) the indemnities and other protections granted to the UK Issuing Bank pursuant to this Agreement shall apply equally to the counter-indemnities and other undertakings so given by the UK Issuing Bank to the issuing institution. By submitting a request to an Issuing Bank for the issuance of a Letter of Credit, US Borrowers or the UK Borrowers, as applicable, shall be deemed to have requested that such Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (x) irrevocable and made in writing by an Authorized Person of US Administrative Borrower or UK Administrative Borrower, (y) delivered to Agent and the applicable Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Agent and the applicable Issuing Bank, and reasonably in advance of the requested date of issuance, amendment, renewal, or extension, and (z) subject to the applicable Issuing Bank’s authentication procedures with results satisfactory to the applicable Issuing Bank. Each such request shall be in form and substance reasonably satisfactory to Agent and the applicable Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit and (F) whether such Letter of Credit is for the account of a US Borrower or a UK Borrower, and (ii) shall be accompanied by such Issuer Documents as Agent or the applicable Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that the applicable Issuing Bank generally requests for Letters of Credit in similar circumstances. The applicable Issuing Bank’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, the applicable Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of any Borrower, Holdings or one of its Subsidiaries in respect of (x) a lease of real property, or (y) an employment contract.

(b)     No Issuing Bank shall have any obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i)     the Letter of Credit Usage would exceed the Letter of Credit Sublimit, or

(ii)     the Letter of Credit Usage would exceed the Maximum Revolver Amount less the sum of (x) the outstanding amount of US Revolving Loans (including Swing Loans), and (y) the Dollar Equivalent of the outstanding amount of UK Revolving Loans, or

(iii)     in the case of Letters of Credit requested by the US Borrowers, the US Letter of Credit Usage would exceed the US Borrowing Base at such time less the outstanding principal balance of the US Revolving Loans (inclusive of Swing Loans) at such time or, in the case of Letters of Credit requested by the UK Borrowers, the UK Letter of Credit Usage would exceed the UK Borrowing Base at such time less the outstanding principal balance of the UK Revolving Loans.

(c)     In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the applicable Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(iii), or (ii) the applicable Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and US Borrowers or UK Borrowers, as applicable to eliminate such Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(iii). Additionally, no Issuing Bank shall have any obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(d)     Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Bank issues any Letter of Credit. In addition, each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Bank during prior calendar week. Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by the applicable Issuing Bank at the request of Borrowers on the Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to the applicable Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars or GBP, as applicable. If an Issuing Bank makes a payment under a Letter of Credit, US Borrowers or UK Borrowers, as applicable shall pay to Agent an amount in Dollars equal to the Dollar Equivalent of the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the Dollar Equivalent amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a US Revolving Loan or a UK Revolving Loan, as applicable, hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to US Revolving Loans that are Base Rate Loans in the case of Letter of Credit requested by US Borrowers. If a Letter of Credit Disbursement is deemed to be a US Revolving Loan or UK Revolving Loan hereunder, US Borrowers’ or UK Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to the applicable Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from US Borrowers or UK Borrowers pursuant to this paragraph, Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse the applicable Issuing Bank, then to such Revolving Lenders and the applicable Issuing Bank as their interests may appear.

(e)     Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), (i) each US Revolving Lender agrees to fund its Pro Rata Share of any US Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if US Borrowers had requested the amount thereof as a US Revolving Loan and (ii) each UK Revolving Lender agrees to fund its Pro Rata Share of any UK Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if UK Borrowers had requested the amount thereof as a UK Revolving Loan, and, in each case Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the US Revolving Lenders or UK Revolving Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of any Issuing Bank or the Revolving Lenders, the applicable Issuing Bank shall be deemed to have granted to each Revolving Lender with a US Revolver Commitment or to each Revolving Lender with a UK Revolver Commitment, as applicable, and each such Revolving Lender shall be deemed to have purchased, a participation in each applicable Letter of Credit issued by the applicable Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Agent, for the account of such Issuing Bank, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by such Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, (i) each US Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by such Issuing Bank and not reimbursed by US Borrowers on the date due as provided in Section 2.11(d), and (ii) each UK Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by such Issuing Bank and not reimbursed by UK Borrowers on the date due as provided in Section 2.11(d), or, in each case, of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to the UK Borrowers or the UK Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of the applicable Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the applicable Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f)     Each US Borrower (in the case of Letters of Credit requested by a US Borrower) and each UK Borrower (in the case of a Letters of Credit requested by a UK Borrower) agrees to indemnify, defend and hold harmless each member of the Lender Group (including the applicable Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i)     any Letter of Credit or any pre-advice of its issuance;

(ii)     any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii)     any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv)     any independent undertakings issued by the beneficiary of any Letter of Credit;

(v)     any unauthorized instruction or request made to any Issuing Bank in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;

(vi)     an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)     any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii)     the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix)     any prohibition on payment or delay in payment of any amount payable by any Issuing Bank to a beneficiary or a transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;

(x)     any Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;

(xi)     any foreign language translation provided to any Issuing Bank in connection with any Letter of Credit;

(xii)     any foreign law or usage as it relates to any Issuing Bank’s issuance of a Letter of Credit in support of a foreign guaranty including the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by such Issuing Bank in connection therewith; or

(xiii)     the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

provided that that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (xiii) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. US Borrowers and UK Borrowers, as applicable hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of US Borrowers and/or the UK Borrowers under this Section 2.11(f) are unenforceable for any reason, US Borrowers and/or the UK Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g)     The liability of the applicable Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by US Borrowers or UK Borrowers, as applicable that are caused directly by such Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. US Borrowers’ and UK Borrowers’ aggregate remedies against the applicable Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by US Borrowers or UK Borrowers, as applicable to such Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder. US Borrowers and UK Borrowers shall take action to avoid and mitigate the amount of any damages claimed against any Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by US Borrowers and/or UK Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by US Borrowers and/or UK Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had US Borrowers and/or UK Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.

(h)     US Borrowers and/or UK Borrowers are responsible for the final text of the Letter of Credit as issued by the applicable Issuing Bank, irrespective of any assistance such Issuing Bank may provide such as drafting or recommending text or by such Issuing Bank’s use or refusal to use text submitted by US Borrowers and/or UK Borrowers. US Borrowers and/or UK Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by the applicable Issuing Bank, and US Borrowers and/or UK Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for the US Borrowers’ and/or UK Borrowers’ purposes. If US Borrowers and/or UK Borrowers request an Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against such Issuing Bank; (ii) US Borrowers and/or UK Borrowers shall be responsible for the application and obligations under this Agreement, and (iii) communications (including notices) related to the respective Letter of Credit shall be among such Issuing Bank and the Borrowers. Borrowers will examine the copy of the Letter of Credit and any other documents sent by the applicable Issuing Bank in connection therewith and shall promptly notify such Issuing Bank (not later than three (3) Business Days following US Borrowers’ and/or UK Borrowers’ receipt of documents from such Issuing Bank) of any non-compliance with US Borrowers’ and/or UK Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity. US Borrowers and/or UK Borrowers understand and agree that no Issuing Bank is required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, the applicable Issuing Bank, in its sole and absolute discretion, may give notice of non-extension of such Letter of Credit and, if US Borrowers and/or UK Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Agent and such Issuing Bank at least thirty (30) calendar days before such Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

(i)     Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)     any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement or any Loan Document, or any term or provision therein or herein;

(ii)     payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii)     Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv)     Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v)     the existence of any claim, set-off, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, Issuing Bank or any other Person;

(vi)     Issuing Bank or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at Issuing Bank’s counters or are different from the electronic presentation;

(vii)     any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or

(viii)     the fact that any Default or Event of Default shall have occurred and be continuing;

provided, however, that subject to Section 2.11(g) above, the foregoing shall not release the applicable Issuing Bank from such liability to US Borrowers and/or UK Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against such Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of US Borrowers and/or UK Borrowers to such Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(j)     Without limiting any other provision of this Agreement, the applicable Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to US Borrowers for, and such Issuing Bank’s rights and remedies against US Borrowers or UK Borrowers and the obligation of US Borrowers to reimburse such Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i)     honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)     honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)     acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)     the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than such Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)     acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that such Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)     any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;

(vii)     any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any US Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)     assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)     payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)     acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where such Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)     honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by such Issuing Bank if subsequently such Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii)     dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)     honor of a presentation that is subsequently determined by such Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k)     US Borrowers and/or UK Borrowers shall pay immediately upon demand to Agent for the account of the applicable Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the US Loan Account or UK Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by Issuing Bank upon the issuance of each Letter of Credit of 0.125% per annum times the average amount of Letter of Credit Usage during the immediately preceding month (or portion thereof), plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l)     If by reason of (x) any Change in Law, or (y) compliance by any Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i)     any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby,

(ii)     any Taxes shall be imposed (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, Letters of Credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(iii)     there shall be imposed on any Issuing Bank or any other member of the Lender Group any other condition (other than Taxes) regarding any Letter of Credit, Loans, or obligations to make Loans hereunder, and the result of the foregoing is to increase, directly or indirectly, the cost to any Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify US Borrowers or UK Borrowers, and US Borrowers or UK Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) neither US Borrowers or UK Borrowers shall be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to US Borrowers or UK Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive, and binding on all parties hereto.

(m)     Each Letter of Credit shall expire not later than the date that is twelve (12) months after the date of the issuance of such Letter of Credit; provided, that any Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five (5) Business Days prior to the Maturity Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five (5) Business Days prior to the Maturity Date.

(n)     If (i) any Event of Default shall occur and be continuing, or (ii) Excess Availability shall at any time be less than zero, then on the Business Day following the date when the US Administrative Borrower or UK Administrative Borrower receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Revolving Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(n) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage. If US Borrowers or UK Borrowers are required to provide Letter of Credit Collateralization hereunder as a result of the occurrence of an Event of Default, any cash collateral held by Agent as a result of such Letter of Credit Collateralization shall be returned by Agent to US Borrowers or UK Borrowers promptly, but in no event later than seven (7) Business Days, after such Event of Default has been cured or waived in accordance with this Agreement. If US Borrowers or UK Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.11(n), the Revolving Lenders may (and, upon direction of Agent, shall) advance, as Revolving Loans the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied).

(o)     Unless otherwise expressly agreed by the applicable Issuing Bank and Borrowers when a Letter of Credit is issued (including any such agreement applicable to a Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(p)     The applicable Issuing Bank shall be deemed to have acted with due diligence and reasonable care if such Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(q)     In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

(r)     The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding (and for so long as such Letters of Credit remain outstanding).

(s)     At US Borrowers’ or UK Borrowers’ costs and expense, US Borrowers or UK Borrowers shall execute and deliver to the applicable Issuing Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by such Issuing Bank to enable such Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce such Issuing Banks’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each US Borrower and UK Borrower irrevocably appoints the applicable Issuing Bank as its attorney-in-fact and authorizes such Issuing Bank, without notice to US Borrowers or UK Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the US Borrowers and UK Borrowers US is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

2.12     LIBOR Option.

(a)     Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, US Borrowers shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the US Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided that subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than three (3) months in duration, interest shall be payable at three (3) month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. With respect to any US Revolving Loan, on the last day of each applicable Interest Period, unless US Borrowers have properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate.

(b)     LIBOR Election.

(i)     US Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. at least three (3) Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrowers’ election of the LIBOR Option by the applicable US Borrowers for a permitted portion of the US Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline. Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii)     Each LIBOR Notice shall be irrevocable and binding on the applicable US Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the applicable Lenders harmless against any loss, cost, or expense actually incurred by Agent or any such Lender as a result of (A) the payment or required assignment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to the applicable US Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. The applicable US Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of the applicable US Borrowers, hold the amount of such payment as cash collateral in support of the US Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, the applicable Borrowers shall be obligated to pay any resulting Funding Losses.

(iii)     Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than ten (10) LIBOR Rate Loans in effect at any given time. Borrowers may only exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c)     Conversion; Prepayment. US Borrowers may convert LIBOR Rate Loans to Base Rate Loans or prepay LIBOR Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).

(d)     Special Provisions Applicable to LIBOR Rate.

(i)     The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits, any other Applicable Currency deposits or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii)     Subject to clause (iii) below, in the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, (x) such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(iii)     Effect of Benchmark Transition Event.

(A)     Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Agent and Administrative Borrowers may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Administrative Borrowers so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section 2.12(d)(iii) will occur prior to the applicable Benchmark Transition Start Date.

(B)     Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(C)     Notices; Standards for Decisions and Determinations. Agent will promptly notify Administrative Borrowers and the Lenders of (1) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes and (4) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or Lenders pursuant to this Section 2.12(d)(iii) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.12(d)(iii).

(D)     Benchmark Unavailability Period. Upon Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Administrative Borrower may revoke any request for a LIBOR Borrowing of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Administrative Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the LIBOR Rate will not be used in any determination of the Base Rate.

(E)     Notwithstanding anything to the contrary set forth herein, the provisions of this Section 2.12(d)(iii) shall not apply in respect of UK Revolving Loans denominated in GBP.

(iv)     UK LIBOR Replacement Event. The provisions of this Section 2.12(d)(iv) shall apply only in respect of UK Revolving Loans denominated in GBP.

(A)     If a UK LIBOR Replacement Event has occurred in relation to the applicable LIBOR Rate, any amendment or waiver which relates to: (i) providing for the use of a UK Replacement Benchmark; and (ii)(A) aligning any provision of any Loan Document to the use of that UK Replacement Benchmark, (B) enabling that UK Replacement Benchmark to be used for the calculation of interest under this Agreement (including any consequential changes required to enable that UK Replacement Benchmark to be used for the purposes of this Agreement), (C) implementing market conventions applicable to that UK Replacement Benchmark, (D) providing for appropriate fallback (and market disruption) provisions for that UK Replacement Benchmark or (E) adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one party to another as a result of the application of that UK Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the UK Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of Agent (acting on the instructions of the Required Lenders) and UK Administrative Borrower.

(B)     If, as of April 1, 2021 this Agreement provides that the rate of interest for a Borrowing in GBP is to be determined by reference to the applicable LIBOR Rate, (i) a UK LIBOR Replacement Event shall be deemed to have occurred on that date in relation to the applicable LIBOR Rate and (ii) Agent and UK Administrative Borrower shall enter into negotiations in good faith with a view to agreeing the use of a UK Replacement Benchmark for GBP in place of that applicable LIBOR Rate from and including a date no later than September 30, 2021.

(e)     No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits or any other Applicable Currency deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13     Capital Requirements.

(a)     If, after the date hereof, any Issuing Bank or any Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by such Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on such Issuing Bank’s, such Lender’s, or such holding companies’ capital or liquidity as a consequence of such Issuing Bank’s or such Lender’s commitments, Loans, participations or other obligations hereunder to a level below that which such Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration such Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity’s capital) by any amount deemed by such Issuing Bank or such Lender to be material, then such Issuing Bank or such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, the applicable Borrowers agree to pay such Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail such Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Issuing Bank’s or such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate such Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)     If any Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or Lender, an “Affected Lender”), then, at the request of any Administrative Borrower, such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject such Affected Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. The applicable Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable the applicable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may designate a different Issuing Bank or substitute a Lender or prospective Lender, in each case, reasonably acceptable to Agent and the Borrowers to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement.

(c)     Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.13 shall be available to each Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither any Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of such Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14     Joint and Several Liability of Borrowers with Respect to UK Obligations.

(a)     In consideration of the financial accommodations to be provided by the Lender Group under this Agreement in respect of the UK Obligations, each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in respect of the UK Obligations, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the UK Obligations.

(b)     Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the UK Obligations (including any UK Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the UK Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.

(c)     If and to the extent that any Borrower shall fail to make any payment with respect to any of the UK Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the UK Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such UK Obligation until such time as all of the UK Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.

(d)     The UK Obligations of each Borrower under the provisions of this Section 2.14 constitute the absolute and unconditional, full recourse UK Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.14(d)) or any other circumstances whatsoever.

(e)     Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any UK Revolving Loans issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the UK Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group’s or any Bank Product Provider’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group or any Bank Product Provider, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower. Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the UK Obligations, the acceptance of any payment of any of the UK Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the UK Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the UK Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective UK Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.14 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its UK Obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the UK Obligations hereunder remain unsatisfied, the UK Obligations of each Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance. The UK Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender. Each of the Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Borrowers. Each of the Borrowers waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the UK Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the UK Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the UK Obligations to the extent of such payment. Agent may, when and Event of Default has occurred and is continuing and at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Agent, any other member of the Lender Group, or any Bank Product Provider may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Borrowers hereunder except to the extent the UK Obligations have been paid.

(f)     Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the UK Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the UK Obligations.

(g)     The provisions of this Section 2.14 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the UK Obligations hereunder or to elect any other remedy. The provisions of this Section 2.14 shall remain in effect until all of the UK Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the UK Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.

(h)     Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.14, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent, any other member of the Lender Group, or any Bank Product Provider against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the UK Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the UK Obligations arising hereunder or thereunder, to the prior payment in full in cash of the UK Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such UK Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall forthwith be paid to Agent to be credited and applied to the UK Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any UK Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any Foreclosed Borrower, including after payment in full of the UK Obligations, if all or any portion of the UK Obligations have been satisfied in connection with an exercise of remedies in respect of the Capital Stock of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.

2.15     Joint and Several Liability of US Borrowers with respect to Obligations.

(a)     In consideration of the financial accommodations to be provided by the Lender Group under this Agreement in respect of the Obligations, each US Borrower is accepting joint and several liability hereunder and under the other Loan Documents in respect of the Obligations, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)     Each US Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other US Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each US Borrower without preferences or distinction among them. Accordingly, each US Borrower hereby waives any and all suretyship defenses that would otherwise be available to such US Borrower under applicable law.

(c)     If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the US Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.

(d)     The Obligations of each US Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each US Borrower enforceable against each US Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.

(e)     Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each US Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any US Revolving Loans or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group’s or any Bank Product Provider’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group or any Bank Product Provider, any defense (legal or equitable), set-off, counterclaim, or claim which each US Borrower may now or at any time hereafter have against any other US Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the US Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such US Borrower against any other US Borrower. Without limiting the generality of the foregoing, each US Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the US Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each US Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each US Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each US Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each US Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other US Borrower or any Agent or Lender. Each of the US Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any US Borrower or other circumstance which operates to toll any statute of limitations as to any US Borrower shall operate to toll the statute of limitations as to each of the US Borrowers. Each of the US Borrowers waives any defense based on or arising out of any defense of any US Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any US Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any US Borrower other than payment of the Obligations to the extent of such payment. Agent may, when an Event of Default has occurred and is continuing, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Agent, any other member of the Lender Group, or any Bank Product Provider may have against any US Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the US Borrowers hereunder except to the extent the Obligations have been paid.

(f)     Each US Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of the other US Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each US Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each US Borrower hereby covenants that such Borrower will continue to keep informed of the other US Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)     The provisions of this Section 2.15 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all US Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any US Borrower or to exhaust any remedies available to it or them against any US Borrower or to resort to any other source or means of obtaining payment of any of the US Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the US Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any US Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h)     Each US Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.15, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent, any other member of the Lender Group, or any Bank Product Provider against any other Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full in cash. Any claim which any US Borrower may have against any other US Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any US Borrower, its debts or its assets, whether voluntary or involuntary, all such US Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other US Borrower therefor. If any amount shall be paid to any US Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall forthwith be paid to Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any US Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no US Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Capital Stock of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.

(i)     Each US Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

2.16     Incremental Revolving Commitments.

(a)     The US Administrative Borrower may, at any time and from time to time prior to the Maturity Date, by notice to Agent, request an increase in the Revolver Commitments of the Lenders (the “Incremental Revolving Commitments”), subject to the terms and conditions set forth herein, in an aggregate principal amount for all such Incremental Revolving Commitments of up to $75,000,000 to be effective as of a date (the “Increase Date”) specified in the related notice to Agent; provided, however, that:

(i)     any Incremental Revolving Commitments requested hereby shall be in an amount not less than $10,000,000;

(ii)     subject to Section 1.8 in connection with a Limited Condition Transaction, on the date of any request by the US Administrative Borrower for any Incremental Revolving Commitments and on the related Increase Date, no Event of Default shall have occurred and be continuing and no Event of Default shall result from such Incremental Revolving Commitments;

(iii)     immediately prior to the incurrence of the Incremental Revolving Commitments, and after giving effect thereto, the representations and warranties set forth in Article IV shall be true and correct in all material respects (without duplication of materiality qualifiers) (other than any such representations or warranties that, by their terms, refer to a specific date other than the applicable Increase Date, in which case as of such specific date); provided that, if the proceeds of such Incremental Revolving Commitment or any Borrowing or issuance, renewal or extension of any Letter of Credit, as applicable, in connection therewith is in connection with a Limited Condition Transaction, then the condition precedent set forth in this clause (iii) shall be limited to (A) the Specified Representations with respect to the Loan Parties and (B) the Specified Target Representations with respect to the Person to be acquired or the investment to be made, in each case, as mutually agreed upon by the Administrative Borrowers and the Agent;

(iv)     the proceeds of such Incremental Revolving Commitments shall be used for acquisitions and other investments, capital expenditures, working capital, and other general corporate purposes in accordance with, and as permitted by, the terms of the Loan Documents; and

(v)     the Agent, in its sole discretion, has consented to such Incremental Revolving Commitments.

(b)     In connection with any Incremental Revolving Commitments, this Agreement may be amended in a writing executed and delivered by the Administrative Borrowers and Agent to reflect any technical changes necessary to give effect to such increase in accordance with its terms as set forth herein, including, without limitation, amending and restating or supplementing Schedule C-1 to reflect the new Revolver Commitments of the Lenders (including any Incremental Revolver Commitments of the Incremental Revolving Lenders). This Section 2.16(b) shall supersede any provisions in Section 13.1 to the contrary.

(c)     Agent shall promptly notify the Lender Group of a request by the US Administrative Borrower for Incremental Revolving Commitments, which notice shall include (i) the proposed amount, (ii) the proposed Increase Date, (iii) whether the proposed increase should be made to the UK Revolver Commitments or the US Revolver Commitments (or both), and (iii) the date by which Lenders wishing to participate in the Incremental Revolving Commitments must commit to an Incremental Revolving Commitment (the “Incremental Commitment Date”). Incremental Revolving Commitments may be provided, by any existing Lender (it being understood that no existing Lender will have an obligation to make any Incremental Revolving Commitment, but the Borrowers will have an obligation to approach the existing Lender Group first, prior to any Additional Lender, to provide any Incremental Revolving Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Incremental Revolving Commitment, an “Incremental Revolving Lender” and, collectively, the “Incremental Revolving Lenders”); provided that Agent, the Swing Lender and each Issuing Bank shall have consented in each of their sole discretion to such Additional Lender’s providing such Incremental Revolving Commitments. If any Incremental Revolving Commitments are provided in accordance with this Section 2.16, no Person who is not at the time a Lender will be selected to provide the Incremental Revolving Commitments until the then-existing Lenders have been provided with a reasonable opportunity to provide all or a portion of such Incremental Revolving Commitments; provided that none of the then-existing Lenders will be required to provide any such Incremental Revolving Commitments without their respective consent. For the avoidance of doubt, no Loan Party or Subsidiary thereof or any Affiliate of the foregoing shall be an Incremental Revolving Lender;

(d)     On the applicable Increase Date, each Additional Lender shall be or become a Lender party to this Agreement as of such applicable Increase Date by delivering an Incremental Agreement as of such Increase Date;

(e)     The Incremental Revolving Commitments shall be subject to the prior satisfaction of conditions precedent to be agreed between the US Administrative Borrower, the Incremental Revolving Lenders providing such Incremental Revolving Commitments, and the Agent, including, without limitation, that Agent shall have received on or before the Increase Date the following, each dated such date:

(i)     (A) a certificate of an Authorized Person certifying to resolutions of such Loan Party’s Board of Directors or sole member, as applicable, approving the Incremental Revolving Commitments, the borrowing of Revolving Loans thereunder and the corresponding modifications to this Agreement and such other matters as requested by Agent and (B) if requested by Agent, an opinion of counsel for the Borrowers, in form and substance reasonably satisfactory to Agent;

(ii)     an Incremental Agreement from each Additional Lender in form and substance satisfactory to Agent (each, an “Incremental Agreement”), duly executed by such Additional Lender, Agent (at the direction of the Required Lenders) and the Administrative Borrowers; and

(iii)     such other documents, certificates, opinions, or other items (that are substantially consistent with the items delivered on the Closing Date, but in any event no new or supplemental debenture under English law shall be required to be delivered in connection with such Incremental Revolving Commitments) as may be reasonably requested by Agent or the Incremental Revolving Lenders providing such Incremental Revolving Commitments;

(f)     On the applicable Increase Date, upon fulfillment of the conditions set forth in Section 2.16(e), Agent shall notify the Lender Group (including each Additional Lender) and the US Administrative Borrower of the incurrence of the Incremental Revolving Commitments to be effected on the related Increase Date and shall record in the Register the relevant information with respect to the Incremental Revolving Lenders on such date.

(g)     Upon any Increase Date on which any Incremental Revolving Commitments are effected if, on such Increase Date, there are any Revolving Loans outstanding, each of the Lenders that has an existing Revolver Commitment or Revolving Loan, as applicable, shall assign to each of the Incremental Revolving Lenders, and each of the Incremental Revolving Lenders shall purchase from each such Lender, at par, such interests in the Revolving Loans outstanding on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by the Lenders with existing Revolver Commitments or Revolving Loans, as applicable, and Incremental Revolving Lenders ratably in accordance with their Revolver Commitments after giving effect to the addition of such Incremental Revolving Commitments.

2.17     Currencies. The US Revolving Loans and other US Obligations (unless such other US Obligations expressly provide otherwise) shall be made and repaid in Dollars. The UK Revolving Loans and other UK Obligations (unless such other UK Obligations expressly provide otherwise) shall be made in Dollars or GBP, as selected by UK Administrative Borrower as provided herein. All such UK Obligations denominated in GBP shall be repaid in GBP and all such UK Obligations denominated in Dollars shall be repaid in Dollars. Payment made in a currency other than the currency in which the applicable Obligations are denominated may be accepted by Agent in its discretion and if so accepted, the parties agree that Agent may convert the payment made to the currency of the applicable Obligations at the applicable Spot Rate in accordance with its normal banking practices.

3.           CONDITIONS; TERM OF AGREEMENT.

3.1     Conditions Precedent to Amendment and Restatement. The effectiveness of this Agreement and the amendment and restatement of the Existing Credit Agreement provided for herein is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 to this Agreement (the making of such initial extensions of credit hereunder by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2     Conditions Precedent to all Extensions of Credit. Subject to Section 1.8 in the case of Limited Condition Transactions consummated after the Closing Date, the obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent (the making of such Revolving Loans or such other extension of credit hereunder by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent):

(a)     each of the representations and warranties of each Loan Party or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b)     no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c)     Agent shall have received written notice of the request for such Revolving Loan in accordance with the terms of Section 2.3(a); and

(d)     After giving effect the borrowing of such Revolving Loans, the Revolver Usage shall not exceed the Maximum Revolver Amount.

3.3     Maturity. The Commitments shall continue in full force and effect for a term ending on the Maturity Date (unless terminated earlier in accordance with the terms hereof).

3.4     Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations) immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations (other than Hedge Obligations) in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full. When all of the Obligations have been paid in full, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5     Early Termination by Borrowers. Borrowers have the option, at any time upon 5 Business Days prior written notice to Agent, to repay all of the Obligations in full and terminate the Commitments. The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

3.6     Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 to this Agreement, unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof, shall constitute an Event of Default).

4.           REPRESENTATIONS AND WARRANTIES.

On the Closing Date and on the other dates required pursuant to Article 3, Holdings, Intermediate Holdings, CP Holdings LLC (in each case solely with respect to Section 4.1, 4.2, 4.3, 4.7, 4.8, 4.9, 4.13, 4.14, 4.15, 4.16, and 4.17), and the Borrowers, represent and warrant to the Lenders that:

4.1     Organization; Powers. Each of Holdings, Intermediate Holdings, CP Holdings LLC, the Borrowers and each of their Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Requirements of Law of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in each case referred to in this Section 4.1 (other than clause (a)(i) with respect to the Borrowers) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.2     Authorization; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to the Legal Reservations.

4.3     Governmental Approvals; No Conflicts. The execution and delivery of each Loan Document by each Loan Party party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which would not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Governing Documents or (ii) Requirement of Law applicable to such Loan Party which violation, in the case of this clause (b)(ii), would reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any Contractual Obligation to which such Loan Party is a party which violation, in the case of this clause (c), would reasonably be expected to result in a Material Adverse Effect; provided that no representation is made under clause (a)(ii) above with respect to any Excluded Asset which is included or purported to be included in the UK Collateral.

4.4     Financial Condition; No Material Adverse Effect.

(a)     The financial statements of Holdings provided pursuant to Item #10 of Schedule 3.1 present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its Subsidiaries on a consolidated basis as of such dates and for such periods in accordance with GAAP, subject, in the case of any such unaudited financial statements, to the absence of footnotes and normal year-end adjustments.

(b)     Since October 31, 2020, there have been no events, developments or circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5     Properties.

(a)     The Borrowers and each of their Restricted Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in or in the case of any UK Loan Party, legal title to and beneficial interest in all of their respective Real Property and have good title to their personal property and assets, in each case, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title or rights would not reasonably be expected to have a Material Adverse Effect.

(b)     The Borrowers and their Restricted Subsidiaries solely and exclusively own or otherwise have a valid license or right to use all rights in any and all intellectual property or other similar proprietary rights throughout the world, including any and all Patents, Trademarks, Copyrights, domain names, design rights, proprietary rights, technology, software, trade secrets, know-how, database rights and all related documentation, registrations, additions, improvements or accessions, and all goodwill and rights to sue for past, present and future infringement associated with any of the foregoing (collectively, “IP Rights”) that are used in, held for use in or otherwise necessary for their respective businesses as presently conducted without any infringement, dilution, misappropriation or other violation of the IP Rights of third parties, except to the extent the failure to own or have a license or have rights to use would not, or where such infringement, dilution, misappropriation or other violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Borrowers, neither the Borrowers nor any of their Restricted Subsidiaries infringes upon, misuses, dilutes, misappropriates or otherwise violates any IP Rights held by any Person, except any such infringement, misuse, dilution, misappropriation or other violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Borrowers, threatened in writing against Borrower or any Restricted Subsidiary, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.6     Litigation and Environmental Matters.

(a)     There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened in writing against or affecting the Borrowers or any of their Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)     Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither the Borrowers nor any of their Restricted Subsidiaries are subject to or have received written notice of any Environmental Claim or knows of any basis for any Environmental Claim against the Borrowers or their Restricted Subsidiaries and (ii) neither the Borrowers nor any of their Restricted Subsidiaries (A) have failed to comply with any Environmental Law or to obtain, maintain or comply with any governmental authorization required under any Environmental Law or (B) is subject to, or knows of any basis for, any Environmental Liability.

(c)     Neither the Borrowers nor any of their Restricted Subsidiaries have conducted any Hazardous Materials Activities in a manner that would reasonably be expected to have a Material Adverse Effect.

4.7     Compliance with Laws. Each of Holdings, Intermediate Holdings, CP Holdings LLC, the Borrowers and each of their Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; it being understood and agreed that this Section 4.7 shall not apply to the Requirements of Law covered by Section 4.15.

4.8     Government Regulations. No Loan Party nor any of its Restricted Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Restricted Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.9     Taxes. Each of Holdings, Intermediate Holdings, CP Holdings LLC, the Borrowers and each of their Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable (including in its capacity as a withholding agent), except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which Holdings, Intermediate Holdings, CP Holdings LLC, the Borrowers or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.10     ERISA.

(a)     Each Plan is in compliance in form and operation with its terms and with ERISA and the IRC and all other applicable Requirements of Law, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect. There are no pending, or to the knowledge of the Borrowers or any of their Restricted Subsidiaries, threatened material claims (other than claims for benefits in the ordinary course), sanctions, actions, suits, or proceedings asserted or instituted by any Person against any Plan or any Person as fiduciary or sponsor of any Plan, except as would not result in a Material Adverse Effect.

(b)     No ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect.

4.11     Disclosure.

(a)     As of the Closing Date, all written information (other than the Projections, other forward-looking and/or projected information and information of a general economic or industry-specific nature) concerning Holdings, Intermediate Holdings, CP Holdings LLC, the Borrowers and their subsidiaries that was prepared by or on behalf of Holdings, Intermediate Holdings, CP Holdings LLC, the Borrowers and their subsidiaries or their respective representatives and made available to Lender or Agent in connection with the Transactions on or before the Closing Date (the “Information”), when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b)     The Projections have been prepared in good faith based upon assumptions believed by the Borrowers to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

(c)     As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

4.12     Security Interest in Collateral. Subject to the Legal Reservations, the Perfection Requirements, the Intercreditor Agreement and the provisions of this Agreement and the other relevant Loan Documents, the Security Documents create legal, valid and enforceable Liens on all of the Collateral in favor of Agent and/or UK Security Agent for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Security Documents) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Obligations, in each case as and to the extent set forth therein; provided that no representation is made under this Section 4.12 with respect to any Excluded Asset which is included or purported to be included in the UK Collateral.

4.13     Labor Disputes. As of the Closing Date, except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Borrowers or any of their Restricted Subsidiaries pending or, to the knowledge of the Borrowers, threatened and (b) the hours worked by and payments made to employees of the Borrowers and their Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirements of Law dealing with such matters.

4.14     Federal Reserve Regulations.

(a)     None of Holdings, Intermediate Holdings, CP Holdings LLC, the Borrowers nor any of their respective Restricted Subsidiaries are engaged principally, or as one of their important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock or, as of the Closing Date, owns any Margin Stock.

(b)     No part of the proceeds of the Loans made by the Lender Group to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.15     OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).

4.16     Solvency. (a) The sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets (on an ongoing basis) of Holdings and its Subsidiaries, taken as a whole; (b) the present fair saleable value of the assets of Holdings and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (c) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (d) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

4.17     Capitalization and Subsidiaries. Schedule 4.17 sets forth as of the Closing Date (immediately after giving to the Transactions) a correct and complete list containing (a) the name of each subsidiary of Holdings and the ownership interest therein held by Holdings or its applicable subsidiary, and (b) the type of entity of Holdings and each of its subsidiaries.

4.18     Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory.

4.19     Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of (x) the United States Foreign Corrupt Practices Act of 1977, as amended, (y) the UK Bribery Act 2010, or (z) other similar legislation in other relevant jurisdictions.

4.20     Centre of Main Interests and Establishments. (i) The centre of main interest (as that term is used in Article 3(1) of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”)) of each UK Loan Party is situated in England and Wales and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction, and (ii) no Loan Party (to the extent such Loan Party is subject to the Regulation) shall have a centre of main interest other than as situated in its jurisdiction of incorporation or organization.

4.21     [Reserved].

4.22     Eligible Accounts. As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Agent, as of the date of such Borrowing Base Certificate, such Account is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.23     UK Pension Plans. No UK Borrower has:

(a)     at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK) or its equivalent in any jurisdiction) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993 (UK));

(b)     at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004 (UK)) such an employer;

(c)     been issued with a Financial Support Direction or Contribution Notice in respect of any pension scheme; or

(d)     requested or been granted contribution holiday in respect of any occupational pension scheme.

4.24     Eligible Rolling Stock Collateral. As to each item of Rolling Stock or UK Equipment that is identified by US Borrowers or UK Borrowers, as applicable, to Agent as Eligible Rolling Stock Collateral and in each case as of the date of the relevant Borrowing Base Certificate, such Rolling Stock and UK Equipment is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible UK Rolling Stock Collateral and/or Eligible US Rolling Stock Collateral, as applicable.

4.25     Location of Inventory, Equipment and Rolling Stock. The Inventory, Equipment and Rolling Stock of Holdings and its Subsidiaries is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 4.25 (as such Schedule may be updated pursuant to Section 5.17) other than (i) with respect to Rolling Stock (and UK Equipment related thereto) in “over the road use”, out for repair or out on assignment, in each case, in the ordinary course of business and (ii) leased locations (other than locations leased from Holdings or any of its Restricted Subsidiaries) at which the value of the Inventory, Equipment and Rolling Stock of Holdings and its Subsidiaries located thereon is less than $2,500,000 in the aggregate.

4.26     Inventory, Equipment and Rolling Stock Records. Each Loan Party keeps, in all material respects, correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory, Equipment and Rolling Stock and, in each case, the book value thereof.

5.           AFFIRMATIVE COVENANTS.

From the Closing Date until the date that all Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in cash (such date, the “Termination Date”), Holdings (solely with respect to Section 5.1(a), 5.1(b), 5.3, 5.4, 5.12 and 5.14), Intermediate Holdings (solely with respect to Sections 5.3, 5.4, 5.12 and 5.14), CP Holdings LLC (solely with respect to Sections 5.3, 5.4, 5.12 and 5.14), and the Borrowers hereby covenant and agree with the Lenders that:

5.1     Financial Statements and Other Reports. Holdings will deliver to Agent for delivery to each Lender:

(a)     Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of Holdings as at the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows of Holdings for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto; provided, that any comparison to a prior period will be a comparison between the entity or entities, as applicable, that issued the financial statements at the applicable time;

(b)     Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated balance sheet of Holdings as at the end of such Fiscal Year and the related consolidated statements of operations, stockholders’ equity and cash flows of Holdings for such Fiscal Year and, commencing after the completion of the second full Fiscal Year ended after the Closing Date, setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and (ii) with respect to such consolidated financial statements, a report thereon of BDO USA, LLP or another independent certified public accountant of recognized national standing (which report shall be unqualified as to “going concern” and scope of audit (except for any such qualification pertaining to the impending maturity of any Indebtedness (including Indebtedness hereunder and/or the Second Lien Secured Notes Documents) occurring within 12 months of the date of the relevant audit opinion or the actual or prospective breach of any financial covenant), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings as at the dates indicated and the results of its operations and cash flows for the periods indicated in conformity with GAAP);

(c)     Compliance Certificate. Together with each delivery of financial statements of Holdings pursuant to Sections 5.1(a) and (b), (i) a duly executed and completed Compliance Certificate and (ii) (A) a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying each subsidiary of the Borrowers as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirming that there is no change in such information since the later of the Closing Date and the date of the last such list;

(d)     Narrative Report. Simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.1(a) and (b) above, a Narrative Report;

(e)     Notice of Default. Promptly upon any Responsible Officer of a Borrower obtaining knowledge of (i) any Default or Event of Default, (ii) the occurrence of any event or change that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect, a reasonably-detailed notice specifying the nature and period of existence of such condition, event or change and what action such Borrower has taken, is taking and proposes to take with respect thereto, or (iii) any “Default” or “Event of Default” under and as defined in the Second Lien Secured Notes Documents;

(f)     Notice of Litigation. Promptly upon any Responsible Officer of a Borrower obtaining knowledge of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by a Borrower to the Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), could reasonably be expected to have a Material Adverse Effect, written notice thereof from the Borrowers together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(g)     ERISA. Promptly upon any Responsible Officer of a Borrower becoming aware that any ERISA Event has occurred or is reasonably expected to occur that, alone or together with any other ERISA Event that has occurred or is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(h)     Financial Plan. As soon as available and in any event no later than 60 days after the beginning of each Fiscal Year, an annual budget prepared by management of Holdings, consisting of condensed income statements on an annual basis for such Fiscal Year (such budget, the “Financial Plan”);

(i)     Information Regarding Collateral. Promptly (and, in any event, within 60 days of the relevant change (or such later date as Agent may reasonably agree)) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization or (iii) in any Loan Party’s jurisdiction of organization, in each case to the extent such information is necessary to enable Agent to perfect or maintain the perfection and priority of its or UK Security Agent’s security interest in the Collateral of the relevant Loan Party;

(j)     Collateral Verification. Together with the delivery of each Compliance Certificate provided with the financial statements required to be delivered pursuant to Section 5.1(b), a supplement to the Perfection Certificate;

(k)     Beneficial Ownership Updates. Written notification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

(l)     Certain Reports. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings, Intermediate Holdings, CP Holdings LLC, or any Borrower or its applicable Parent Company with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities; and

(m)     Other Information. Such other certificates, reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with the financial condition or business of Holdings, Intermediate Holdings, CP Holdings LLC, the Borrowers and their Restricted Subsidiaries, including information and documentation reasonably requested by Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act or other applicable anti-money laundering laws; provided, however, that none of Holdings, Intermediate Holdings, CP Holdings LLC, the Borrowers nor any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings, Intermediate Holdings, CP Holdings LLC, the Borrowers or any of their subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to Agent or any Lender (or any of their respective representatives) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, Intermediate Holdings, CP Holdings LLC, the Borrowers or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.1(m)); provided, further to the extent any certificates, reports or other information are withheld or otherwise not provided in reliance on any of the foregoing clauses (i) through (iv), Holdings will provide notice to Agent that such information is being withheld and Holdings shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to permit the provision of such information.

Holdings hereby acknowledges that (a) Agent and/or Lead Arranger will make available to the Lenders materials and/or information provided by or on behalf of Holdings hereunder (collectively, “Holdings Materials”) by posting the Holdings Materials on IntraLinks, SyndTrak or a substantially similar secure electronic system (the “Platform”) and (b) Public Lenders may have personnel who do not wish to receive MNPI with respect to the Holdings and its Restricted Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to any such Persons’ securities. Holdings hereby agrees that it will use commercially reasonable efforts to identify that portion of the Holdings Materials that may be distributed to the Public Lenders and that (w) all such Holdings Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Holdings Materials “PUBLIC,” Holdings shall be deemed to have authorized Agent, Lead Arranger, the Issuing Banks and the Lenders to treat such Holdings Materials as not containing any MNPI (although it may be sensitive and proprietary) (provided, however, that to the extent such Holdings Materials constitute Information, they shall be treated as set forth in Section 17.9); (y) all Holdings Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Agent and Lead Arranger shall treat any Holdings Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, Holdings shall not be under any obligation to mark any Holdings Materials “PUBLIC.” Holdings agrees that (i) any Loan Documents, (ii) any financial statements delivered pursuant to Section 5.1 and (iii) any Compliance Certificates (excluding any annual budget required to be delivered pursuant to Section 5.1(h) to the extent attached to any Compliance Certificate) delivered pursuant to Section 5.1(c) will, in each case, be deemed to be “public-side” Holdings Materials and may be made available to Lenders; provided, however, that to the extent Holdings believes in good faith that any Compliance Certificate (excluding any annual budget) contains MNPI, and Holdings so advises Agent in writing at the time of delivery of such Compliance Certificate, such Compliance Certificate shall not be deemed to be “public-side” Holdings Materials, but Holdings shall promptly provide Agent with a version of such Compliance Certificate that redacts any portions thereof that contain MNPI so that such redacted version may be “public-side” Holdings Materials.

Notwithstanding the foregoing, the obligations in clauses (a), (b) and (d) of this Section 5.1 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing Holdings’ Form 10-K or 10-Q, as applicable, filed with the Securities Exchange Commission.

5.2     Reporting. Borrowers (a) will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the documents and other reports set forth on Schedule 5.2 to this Agreement at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule. Borrowers and Agent hereby agree that the delivery of the Borrowing Base Certificate through the Agent’s electronic platform or portal, subject to Agent’s authentication process, by such other electronic method as may be approved by Agent from time to time in its sole discretion, or by such other electronic input of information necessary to calculate the Aggregate Borrowing Base, UK Borrowing Base, and US Borrowing Base as may be approved by Agent from time to time in its sole discretion, shall in each case be deemed to satisfy the obligation of Borrowers to deliver such Borrowing Base Certificate, with the same legal effect as if such Borrowing Base Certificate had been manually executed by Borrowers and delivered to Agent.

5.3     Existence. Except as otherwise permitted under Section 6.7 or Section 6.11, Holdings, Intermediate Holdings, CP Holdings LLC, and the Borrowers will, and the Borrowers will cause each of their Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of the Borrowers, to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that, neither Holdings, Intermediate Holdings, CP Holdings LLC, nor the Borrowers nor any of their Restricted Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of the Borrowers), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s Board of Directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

5.4     Payment of Taxes. Each of Holdings, Intermediate Holdings, CP Holdings LLC, and the Borrowers will, and the Borrowers will cause each of their Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises as the same become due and payable; provided, however, that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and (ii) in the case of a Tax which has resulted or may result in the creation of a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same would not reasonably be expected to result in a Material Adverse Effect.

5.5     Maintenance of Properties. The Borrowers will, and the Borrowers will cause each of their Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all property (including all IP Rights) reasonably necessary to the normal conduct of business of the Borrowers and their Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements would not reasonably be expected to have a Material Adverse Effect. In addition, the Borrowers will, and will cause each of their Restricted Subsidiaries to take all reasonable actions to preserve, protect, enforce, renew and keep in full force and effect all IP Rights used in their respective businesses except where the failure to so preserve, protect, enforce, renew or keep in full force would not reasonably be expected to have a Material Adverse Effect.

5.6     Insurance. Holdings, Intermediate Holdings, CP Holdings LLC, and each Borrower will, and will cause each of its Subsidiaries to, at Borrowers’ expense, maintain insurance respecting each of Holdings’ and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers in effect as of the Closing Date are acceptable to Agent). All property insurance policies are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard lender’s loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the lender’s loss payable and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If Holdings or its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at the Loan Parties’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give Agent prompt notice of any loss exceeding $1,000,000 covered by Holdings’ or its Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7     Inspections. Holdings will, and Holdings will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by Agent to visit and inspect any of the properties of Holdings or any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers (provided that Holdings(or any of its Subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at reasonable times during normal business hours; provided that, (a) only Agent on behalf of the Lenders may exercise the rights of Agent and the Lenders under this Section 5.7 and (b) except as expressly set forth in the proviso below during the continuance of an Event of Default, (i) Agent shall not exercise such rights more often than one time during any calendar year and (ii) only one such time per calendar year shall be at the expense of Holdings; provided, further, that when an Event of Default exists, Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Holdings at any time during normal business hours and upon reasonable advance notice; provided, further, that notwithstanding anything to the contrary herein, neither Holdings nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter (A) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings and its subsidiaries and/or any of its customers and/or suppliers, (B) in respect of which disclosure to Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (C) that is subject to attorney-client or similar privilege or constitutes attorney work product or (D) in respect of which Holdings, Intermediate Holdings, CP Holdings LLC, the Borrowers or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.7); provided, to the extent any documents, information or other matters are withheld or otherwise not made available for inspection in reliance on any of the foregoing clauses (A) through (D), Holdings will provide notice to Agent that such information is being withheld and Holdings shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to permit the provision or inspection of such documents, information or other matters.

5.8     Maintenance of Book and Records. Holdings will, and Holdings will cause each of its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of Holdings and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in a manner to allow financial statements to be prepared in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization).

5.9     Compliance with Laws. Holdings will, and Holdings will cause each of its Restricted Subsidiaries to, comply with the requirements of all applicable Requirements of Law (including all applicable Environmental Laws and ERISA, but excluding Sanctions, the Patriot Act and the Anti-Corruption Laws), except to the extent the failure of Holdings or the relevant Restricted Subsidiary to comply would not reasonably be expected to have a Material Adverse Effect.

5.10    Environmental.

(a)     Environmental Disclosure. Holdings will deliver to the Agent:

(i)     as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Restricted Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to environmental matters at Holdings’ or its Restricted Subsidiaries’ real property or with respect to any Environmental Claims or Environmental Liabilities that, in each case might reasonably be expected to have a Material Adverse Effect;

(ii)     promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release that would reasonably be expected to have a Material Adverse Effect, (B) any action taken by Holdings or any of its Restricted Subsidiaries or any other Persons of which Holdings has knowledge in response to (1) any Hazardous Materials Activities, (2) any Environmental Claim or (3) any Environmental Liability that in each case would reasonably be expected to have a Material Adverse Effect, or (C) discovery by Holdings or any of its Restricted Subsidiaries of any occurrence or condition on or at any Real Property or any real property adjoining or in the vicinity of Real Property would be expected, individually or in the aggregate, to have a Material Adverse Effect;

(iii)     as soon as practicable following the sending or receipt thereof by the Holdings or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to any of the following that would reasonably be expected to have a Material Adverse Effect: (A) any Environmental Claim, (B) any Release, (C) any Environmental Liability and (D) any request made to Holdings or any of its Restricted Subsidiaries for information from any Governmental Authority that suggests such Governmental Authority is investigating whether Holdings or any of its Restricted Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv)     prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by Holdings or any of its Restricted Subsidiaries that would reasonably be expected to expose Holdings or any of its Restricted Subsidiaries to, or result in, Environmental Claims against Holdings or any of its Restricted Subsidiaries or any Environmental Liability that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) any proposed action to be taken by Holdings or any of its Restricted Subsidiaries to modify their operations in a manner that would subject Holdings or any of its Restricted Subsidiaries to (x) any additional obligations or requirements under any Environmental Law or (y) Environmental Liability, in each case, that would reasonably be expected to have a Material Adverse Effect; and

(v)     with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Agent in relation to any matters disclosed pursuant to this Section 5.10.

(b)     Hazardous Materials Activities, Etc. Holdings shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Holdings or its Restricted Subsidiaries, and address with appropriate corrective or Remedial Action any Release or threatened Release of Hazardous Materials, in each case, that would reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against or Environmental Liability related to Holdings or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.11     Designation of Subsidiaries. Holdings may at any time after the Closing Date designate (or re-designate) any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) except to the extent such designation (or re-designation) is made utilizing Section 6.6(x), the Payment Conditions have been satisfied, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for purposes of the Second Lien Secured Notes Documents, (iii) immediately after giving effect to any such designation, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary of Holdings, and (iv) in the event that a Loan Party is designated as an Unrestricted Subsidiary (or re-designated from a Restricted Subsidiary to an Unrestricted Subsidiary) then Borrowers shall have, prior to such designation or re-designation (as the case may be), delivered to Agent an updated Borrowing Base Certificate that reflects the removal of the applicable assets from the Borrowing Base. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Holdings therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to Holdings’ equity interest therein (whether direct or indirect) as reasonably estimated by Holdings (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.6). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable; provided that upon any re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) Holdings’ “Investment” in such subsidiary as calculated at the time re-designated as a Restricted Subsidiary, less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Holdings’ equity therein (whether direct or indirect) as reasonably estimated by the Borrowers at the time of such re-designation.

5.12     Covenant to Guarantee Obligations and Give Security.

(a)     Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Domestic Subsidiary, (ii) the designation of any Unrestricted Subsidiary that is a Domestic Subsidiary as a Restricted Subsidiary, (iii) any Restricted Subsidiary that is a Domestic Subsidiary ceasing to be an Immaterial Subsidiary or (iv) any Restricted Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, (x) if the event giving rise to the obligation under this Section 5.12(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.1(a) for the Fiscal Quarter in which the relevant formation, acquisition, designation or cessation occurred (provided that if such date is less than sixty (60) days after the relevant formation, acquisition, designation or cessation occurred, then the date in this clause (x) shall be deemed to be the date that is sixty (60) days after the relevant formation, acquisition, designation or cessation occurred) or (y) if the event giving rise to the obligation under this Section 5.12(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 60 days after the end of such Fiscal Quarter (or, in the cases of clauses (x) and (y), such longer period as Agent may reasonably agree), Holdings shall (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of Agent, cause the relevant Restricted Subsidiary to deliver to Agent a signed copy of a customary opinion of counsel for such Restricted Subsidiary, addressed to Agent and the other relevant Lender.

(b)     Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood that:

(i)     Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining of legal opinions or other deliverables with respect to, particular assets or the provision of any Guaranty (as defined in the US Guaranty and Security Agreement) by any Restricted Subsidiary (in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date), and each Lender hereby consents to any such extension of time,

(ii)     any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth in the Security Documents,

(iii)     perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements other than control of pledged Capital Stock (to the extent certificated) and/or Material Debt Instruments, and/or control agreements with respect to deposit accounts, Securities Accounts and/or commodities accounts (excluding Excluded Accounts (as defined in the US Guaranty and Security Agreement)),

(iv)     no Loan Party will be required to (A) take any action outside of the U.S. or the United Kingdom in order to grant or perfect any security interest in any asset located outside of the U.S. or the United Kingdom, (B) execute any foreign law security agreement, pledge agreement, mortgage, deed or charge other than any English law Security Agreement or (C) make any foreign intellectual property filing, conduct any foreign intellectual property search or prepare any foreign intellectual property schedule other than in the UK;

(v)     in no event will the Collateral (other than UK Collateral) include any Excluded Asset,

(vi)     no action shall be required to perfect any Lien with respect to (1) any vehicle or other asset subject to a certificate of title (except with respect to any such vehicle or asset that has a fair market value (as determined in good faith by the US Administrative Borrower) in excess of $75,000; provided that if (A) an Event of Default has occurred and is continuing or (B) Excess Availability is less than the greater of (I) $30,000,000 and (II) 25.0% of the Line Cap, then the Loan Parties shall take all action required by the Agent to perfect any Lien with respect to any vehicle or other asset subject to a certificate of title regardless of the value of such vehicle or other asset), (2) Letter-of-Credit Rights (except with respect to any Letter-of-Credit Rights with a value of greater than or equal to $2,500,000), (3) the Capital Stock of any Immaterial Subsidiary and/or (4) the Capital Stock of any Person that is not a subsidiary, which Person, if a subsidiary, would constitute an Immaterial Subsidiary, in each case except to the extent that a security interest therein can be perfected by filing a Form UCC-1 (or similar) financing statement under the Code,

(vii)     no action shall be required to perfect a Lien in any asset in respect of which the perfection of a security interest therein would (1) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement, (2) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement or (3) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision,

(viii)     no Loan Party shall be required to perfect a security interest in any asset to the extent the perfection of a security interest in such asset would (A) be prohibited under any applicable Requirement of Law and/or (B) result in material adverse tax consequences to any Loan Party as reasonably determined by the Borrowers and specified in a written notice to the Agent,

(ix)     any joinder or supplement to any Security Document and/or any other Loan Document executed by any Restricted Subsidiary that is required to become a Loan Party pursuant to Section 5.12(a) above may, with the consent of Agent (not to be unreasonably withheld or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document, and

(x)     Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrowers and the Agent.

5.13     Enhancements to Second Lien Secured Notes Documents. If any holder, lender, secured party or equivalent Person (or any trustee or agent acting for or on behalf of any such holder, lender, secured party or equivalent Person), in its capacity as such, in respect of the Second Lien Secured Notes Documents receives any additional assets of Holdings or any of its Subsidiaries as collateral that do not already constitute Collateral, or any Subsidiary of Holdings becomes a guarantor in respect thereof, on and after the Closing Date, Holdings and the other Loan Parties shall cause the same to be granted to Agent and/or the UK Security Agent, as applicable (unless otherwise waived by Agent or UK Security Agent, as applicable, in its sole discretion).

5.14     Further Assurances. Promptly upon request of Agent and subject to the limitations described in Section 5.12:

(a)     Holdings, Intermediate Holdings, CP Holdings LLC, and the Borrowers will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings and/or amendments thereto and other documents), that may be required under any applicable Requirements of Law and which Agent may reasonably request to cause to ensure the creation, perfection and priority of the Liens on the Collateral (for the avoidance of doubt, excluding Excluded Assets of the US Loan Parties) created or intended to be created under the Security Documents, all at the expense of the relevant Loan Parties.

(b)     Holdings, Intermediate Holdings, CP Holdings LLC, and the Borrowers will, and will cause each other Loan Party to, promptly (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments, in each case under this clause (b), as Agent may reasonably request from time to time to create, perfect and maintain the priority of the security interests in the Collateral (for the avoidance of doubt, excluding Excluded Assets of the US Loan Parties) intended to be granted under the relevant Security Documents.

5.15     [Reserved].

5.16     [Reserved].

5.17     Location of Inventory, Equipment and Rolling Stock. Holdings, Intermediate Holdings, CP Holdings LLC, and each Borrower will, and will cause each of its Subsidiaries to, keep its Inventory, Equipment and Rolling Stock only at the locations identified on Schedule 4.25 (other than (i) with respect to Rolling Stock (and Equipment related thereto) in “over the road use”, out for repair or out on assignment, in each case, in the ordinary course of business and (ii) leased locations (other than locations leased from Holdings or any of its Restricted Subsidiaries) at which the value of the Inventory, Equipment and Rolling Stock of Holdings and its Subsidiaries located thereon is less than $2,500,000 in the aggregate) and their chief executive offices only at the locations identified on Schedule 5.17, in each case as such Schedule 4.25 and/or Schedule 5.17 may be amended, supplemented or modified from time to time by providing Agent with an updated Schedule 4.25 and/or Schedule 5.17, as applicable.

5.18     Bank Products. The US Loan Parties shall maintain their primary depository and treasury management relationships (excluding, for the avoidance of doubt, any Hedge Agreements and card programs (including credit cards, stored value cards, and purchasing card programs)) with Wells Fargo or one or more of its Affiliates (provided such depository and treasury management products are offered on commercially reasonable terms) at all times during the term of this Agreement.

5.19     OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws; Beneficial Ownership Regulation. Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to, notify Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and, promptly upon the reasonable request of Agent or any Lender, provide Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

5.20     Rolling Stock.

(a)     Holdings, Intermediate Holdings, CP Holdings LLC, and each Borrower will, and will cause each of its Subsidiaries to, at all times maintain records with respect to Rolling Stock Collateral reasonably satisfactory to Agent, keeping correct, detailed and accurate records describing the Rolling Stock Collateral, the quality and repair records with respect thereto, and such Loan Party’s or Subsidiaries’ cost therefor.

(b)     Subject to the terms of the Intercreditor Agreement, unless and until Agent may direct otherwise, (i) any manufacturers’ statements of origin or manufacturers’ certificates of origin and other certificates, statements, bills of sale or other evidence of the transfer to or ownership of any Loan Party of any of the Rolling Stock Collateral, and (ii) if applicable, any Certificates of Title at any time issued under the laws of any State or other jurisdiction with respect to any of the Rolling Stock Collateral that is located in the United States, in each case, shall be held only at the locations set forth in the Rolling Stock Custodian Agreements or as otherwise permitted by Agent in its sole discretion. In addition, and not in limitation of the rights of Agent hereunder or under the Rolling Stock Custodian Agreements, promptly upon Agent’s request, Agent may require that Rolling Stock Collateral Administrator deliver any or all of such items subject to the terms of the Rolling Stock Custodian Agreements to Agent or to such third party as Agent may specify.

5.21     People with Significant Control Regime. Each UK Borrower shall:

(a)     within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 (UK) from any company incorporated in the United Kingdom whose shares are the subject of any UK Security Document; and

(b)     promptly provide UK Security Agent with a copy of that notice.

5.22     Collateral Access Agreements. Subject to Section 3.6, the Loan Parties shall use commercially reasonable efforts to deliver a Collateral Access Agreement to Agent with respect to any parcel of Real Property leased by any Loan Party (other than any parcel of Real Property leased from Holdings or any of its Subsidiaries) where Collateral in excess of $2,000,000 of fair market value is located to the extent reasonably requested by Agent from time to time.

5.23     Depreciation Policy.

(a)     The UK Administrative Borrower or US Administrative Borrower, as applicable, shall notify Agent in writing 15 Business Days before any UK Borrower or any US Borrower, as applicable, amends, supplements or replaces its Depreciation Policy.

(b)     On receipt of any notice in accordance with Section 5.23(a) above, Agent and the UK Borrowers or the US Borrowers, as applicable shall recalculate the net book value of Eligible UK Rolling Stock Collateral of the UK Borrowers or Eligible US Rolling Stock Collateral of the US Borrowers, as applicable, taking into account the new Depreciation Policy and the UK Administrative Borrower or the US Administrative Borrower, as applicable, shall, on request by Agent, supply a valuation in order to make such recalculation.

6.           NEGATIVE COVENANTS.

From the Closing Date and until the Termination Date has occurred, each of Holdings (solely with respect to Section 6.11 and 6.13(i)), Intermediate Holdings (solely with respect to Section 6.11 and 6.13(i)), CP Holdings LLC (solely with respect to Section 6.11 and 6.13(i)), and the Borrowers covenant and agree with the Lenders that:

6.1     Indebtedness. The Borrowers shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a)     the Obligations;

(b)     Indebtedness of the Borrowers owed to any Restricted Subsidiary and/or of any Restricted Subsidiary or the Borrowers owed to Holdings, Intermediate Holdings, CP Holdings LLC, and/or any other Restricted Subsidiary; provided that in the case of any Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to the Borrowers or any Guarantor, such Indebtedness shall be permitted as an Investment under Section 6.6; provided, further, that any Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party pursuant to the Intercompany Subordination Agreement or on terms that are otherwise reasonably acceptable to Agent;

(c)     unsecured Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including seller notes and contingent earn-out obligations) incurred in connection with any Permitted Acquisition or other Permitted Investments or any Disposition or attributable to (but not incurred to finance) the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case subject to satisfaction of the Payment Conditions;

(d)     Indebtedness of Holdings, Intermediate Holdings, CP Holdings LLC, and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds, VAT and other tax guarantees or other similar obligations incurred in the ordinary course of business and (ii) in respect of any letters of credit, bank guaranties, surety bonds, performance bonds, warehouse receipts or similar instruments to support any of the foregoing items;

(e)     Indebtedness of the Borrowers and/or any Restricted Subsidiary in respect of commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and Deposit Accounts, including Bank Product Obligations and incentive, supplier finance or similar programs;

(f)     (i) Guarantees by the Borrowers or any of its Restricted Subsidiaries of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrowers and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(g)     Guarantees by the Borrowers and/or any Restricted Subsidiary of Indebtedness or other obligations of Holdings, Intermediate Holdings, CP Holdings LLC, or any Restricted Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1 or other obligations not prohibited by this Agreement; provided that in the case of any Guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.6;

(h)     Indebtedness of the Borrowers and/or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Closing Date and described on Schedule 6.1 and intercompany Indebtedness outstanding on the Closing Date;

(i)     Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided that the aggregate principal amount at any time outstanding of such Indebtedness shall not exceed the Non-Loan Party Cap;

(j)     Indebtedness of the Borrowers and/or any Restricted Subsidiary with respect to Capital Leases and purchase money Indebtedness incurred prior to or within 270 days of the acquisition, lease, completion of construction, repair of, replacement, improvement to or installation of the assets acquired, leased, constructed, repaired, replaced, improved or installed in connection with the incurrence of such Indebtedness in an aggregate outstanding principal amount not to exceed the greater of (i) $30,000,000 and (ii) 4.0% of Consolidated Total Assets at the time of any incurrence thereof; provided that with respect to such Indebtedness incurred within the United Kingdom under this clause (j), the aggregate outstanding principal amount thereof shall not exceed the greater of (x) $6,000,000 and (y) 1.0% of Consolidated Total Assets at the time of any incurrence thereof;

(k)     Indebtedness of the Borrowers and/or any Restricted Subsidiary incurred or issued to finance a Permitted Acquisition or other Permitted Investment, or Indebtedness of any Person that becomes a Restricted Subsidiary or Indebtedness assumed in connection with a Permitted Acquisition or other Permitted Investment; provided that (i) the Payment Conditions are satisfied at the time of the incurrence or issuance thereof, (ii) if such Indebtedness is secured by all or any portion of the Collateral, such Indebtedness is subject to an Acceptable Intercreditor Agreement, and such Acceptable Intercreditor Agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations, (iii) solely to the extent that such Indebtedness is in respect of any Person that becomes a Restricted Subsidiary or is assumed in connection with a Permitted Acquisition or other Permitted Investment, such Indebtedness existed at the time such Person became a Restricted Subsidiary or the assets subject to such Indebtedness were acquired, and such Indebtedness was not created or incurred in anticipation thereof, and (iv) the aggregate outstanding principal amount thereof shall not exceed $10,000,000 at any time;

(l)     Indebtedness consisting of promissory notes issued by the Borrowers or any Restricted Subsidiary to any stockholder of any Parent Company or any current or former director, officer, employee, member of management, manager or consultant of any Parent Company, the Borrowers or any subsidiary (or their respective Immediate Family Members) to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.4(a);

(m)     The Borrowers and any of their Restricted Subsidiaries may become and remain liable for any Indebtedness refinancing, refunding or replacing any Indebtedness permitted under this clause (m) and clauses (a), (c), (h), (i), (j), (k), (n), (p), (q), and (w) of this Section 6.1 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that any refinancing, refunding or replacement of Indebtedness permitted under Section 6.1(c), (i), (j), (n), (q), or (w) shall continue to constitute utilization of the applicable basket; provided further that:

(i)     the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement and (B) additional amounts permitted to be incurred pursuant to this Section 6.1 (so long as such Indebtedness is permitted to be incurred pursuant to a subsection of this Section 6.1, other than this Section 6.1(m), and, to the extent secured by Liens, such Liens are permitted to secure such Indebtedness pursuant to a subsection of Section 6.2, other than Section 6.2(k) and is deemed to constitute a utilization of the relevant basket or exception pursuant to which such additional amount is permitted),

(ii)     other than in the case of Refinancing Indebtedness with respect to clauses (h), (j), (k) and/or (o) of this Section 6.1 (A) such Indebtedness has a final maturity equal to or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced,

(iii)     the terms of any Refinancing Indebtedness (excluding pricing, fees, premiums, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms) and, with respect to Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) above, security), are not, taken as a whole (as reasonably determined by Holdings), more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than any covenants or any other provisions applicable only to periods after the Maturity Date as of such date or any covenants or provisions which are then-current market terms for the applicable type of Indebtedness),

(iv)     except in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.1, (A) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that such secured Indebtedness may go from being secured to being unsecured), (B) such Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to Sections 6.1, 6.2 and 6.6 and (C) if the Indebtedness being refinanced, refunded or replaced was originally contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens on the Collateral securing the Obligations), such Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness are subordinated to the Liens on the Collateral securing the Revolving Loans) on terms not materially less favorable (as reasonably determined by the Borrower), taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being refinanced, refunded or replaced, taken as a whole,

(v)     in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.1, (A) such Indebtedness is junior in right of payment and secured by the Collateral on a junior basis with respect to the remaining Obligations hereunder, or is unsecured; provided that any such Indebtedness that is junior with respect to the Collateral shall be subject to an Acceptable Intercreditor Agreement, and such Acceptable Intercreditor Agreement shall provide that the Liens on the Collateral and the UK Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral and UK Collateral securing the Obligations, (B) if the Indebtedness being refinanced, refunded or replaced is secured, it is not secured by any assets other than the Collateral, (C) if the Indebtedness being refinanced, refunded or replaced is Guaranteed, it shall not be Guaranteed by any Person other than one or more Loan Parties and (D) such Indebtedness is incurred under (and pursuant to) documentation other than this Agreement; it being understood and agreed that any such Indebtedness may not participate on a greater than pro rata basis in any mandatory prepayment in respect of Revolving Loans; and

(vi)     intercompany Indebtedness under Section 6.1(h) may only be refinanced, refunded or replaced with other intercompany Indebtedness;

(n)     Indebtedness of the Borrowers and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the greater of (i) $40,000,000 and (ii) 5.25% of Consolidated Total Assets; provided that (i) on a pro forma basis, after giving to the incurrence of such Indebtedness, the Fixed Charge Coverage Ratio is greater than 2.00 to 1.00, (ii) no Event of Default has occurred and is continuing or would result therefrom, and (iii) if such Indebtedness is made available to any UK Loan Party, such Indebtedness does not constitute “moratorium debt” (as defined in the Corporate Insolvency and Governance Act 2020 (UK)) unless such moratorium debt is incurred with the prior written consent of the Agent or is provided by the Lenders;

(o)     customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(p)     [reserved];

(q)     (i) Indebtedness of the Borrowers and/or any Restricted Subsidiary incurred in respect of the Second Lien Secured Notes Documents, in an aggregate outstanding principal or committed amount that does not exceed (A) $375,000,000 plus (B) up to $50,000,000 of any additional Second Lien Secured Notes issued so long as (and solely to the extent that) such issuance is permitted by the Second Lien Secured Notes Indenture (as in effect on the Closing Date) and the Payment Conditions are satisfied in respect of the foregoing, in each case of clauses (i)(A) and (i)(B), to the extent permitted by, and subject to, the terms of the Intercreditor Agreement, and (ii) any Guarantee of (A) any Indebtedness by Holdings, Intermediate Holdings, CP Holdings LLC, the Borrowers and/or any Restricted Subsidiary and (B) any permitted refinancing of any Indebtedness incurred pursuant to clause (i) above to the extent such refinancing is permitted by Second Lien Secured Notes Documents;

(r)     Indebtedness of the Borrowers and/or any Restricted Subsidiary subject to satisfaction of the Payment Conditions; provided, that (i) such Indebtedness does not mature prior to the date that is six (6) months after the Maturity Date, (ii) the terms of such Indebtedness do not provide for any mandatory prepayments (other than (A) scheduled principal and interest payments and/or (B) customary mandatory prepayments required as a result of a change of control, an illegality event or in respect of a Disposition of Real Property securing such Indebtedness) prior to the Maturity Date, (iii) such Indebtedness is secured solely by Real Property and no other assets, (iv) the aggregate outstanding principal amount thereof shall not exceed $25,000,000 at any time, and (v) the Loan Parties shall cause each holder of such Indebtedness to enter into a Collateral Access Agreement with the Agent (unless otherwise agreed to by the Agent).

(s)     Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds, warehouse receipts or similar instruments with respect to such Indebtedness) incurred by the Borrowers and/or any Restricted Subsidiary in respect of workers’ compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(t)     Indebtedness of the Borrowers and/or any Restricted Subsidiary representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers, and consultants of Holdings, Intermediate Holdings, CP Holdings LLC, the Borrowers and/or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(u)     Indebtedness of the Borrowers and/or any Restricted Subsidiary to the extent supported by any Letter of Credit;

(v)     Indebtedness under Derivative Transactions that are not entered into for speculative purposes;

(w)     Capitalized Lease Obligations arising under any Sale and Lease-Back Transaction permitted under Section 6.7(x);

(x)     without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Borrowers and/or any Restricted Subsidiary permitted under this Section 6.1;

(y)     Indebtedness of the Borrowers or any of their Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business; and

(z)     unsecured Indebtedness of the Borrowers and/or any Restricted Subsidiary subject to satisfaction of the Payment Conditions; provided, that (i) such unsecured Indebtedness (other than customary bridge loans with a maturity date of no longer than one year; provided that any Indebtedness exchanged for such bridge loans shall be subject to the requirements of this proviso) does not mature prior to the date that is six (6) months after the Maturity Date, and (ii) the terms of such Indebtedness do not provide for any mandatory prepayments (other than (A) scheduled principal and interest payments, and (B) solely with respect to such Indebtedness incurred by a UK Loan Party permitted under this clause (z), customary mandatory prepayments required solely as a result of an illegality event) prior to the Maturity Date.

6.2     Liens. The Borrowers shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a)     Liens securing the Obligations created pursuant to the Loan Documents;

(b)     Liens for Taxes which are (i) not then due or (ii) if due, not then required to be paid pursuant to Section 5.4;

(c)     statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days, (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(d)     Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to Holdings, Intermediate Holdings, CP Holdings LLC, the Borrowers and their subsidiaries or (y) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e)     Liens consisting of easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not, individually or in the aggregate, materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrowers and their Restricted Subsidiaries, taken as a whole, or the use of the affected property for its intended purpose;

(f)     Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g)     Liens solely on any cash earnest money deposits made by Holdings and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder;

(h)     purported Liens evidenced by the filing of Uniform Commercial Code financing statements or similar filings relating solely to operating leases;

(i)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)     Liens in connection with any zoning, building or similar Requirement of Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(k)     Liens securing Indebtedness permitted pursuant to Section 6.1(m) (solely with respect to the permitted refinancing of (x) Indebtedness permitted pursuant to Sections 6.1(a), (j), (k) and (y) Indebtedness that is secured in reliance on Section 6.2(s) (without duplication of any amount outstanding thereunder, and which shall continue to constitute utilization of the basket set forth therein)); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced and (ii) if the Lien securing the Indebtedness being refinanced was subject to intercreditor arrangements, then (A) the Lien securing any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements that are not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Lien securing the Indebtedness that is refinanced or (B) the intercreditor arrangements governing the Lien securing the relevant refinancing Indebtedness shall be set forth in an Acceptable Intercreditor Agreement;

(l)     Liens described on Schedule 6.2 and any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.1(j) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.1;

(m)     Liens securing Indebtedness permitted pursuant to Section 6.1(j); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.1(j) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(n)     Liens securing Indebtedness permitted pursuant to Section 6.1(k) on the relevant acquired assets or on the Capital Stock and assets of the relevant newly acquired Restricted Subsidiary; provided that no such Lien (i) extends to or covers any other assets (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) or (ii) was created in contemplation of the applicable acquisition of assets or Capital Stock;

(o)     (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrowers and/or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrowers and/or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrowers and/or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business other than, in each such case, any UK Blocked Account, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts other than in respect of any UK Blocked Account and (iv) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction;

(p)     Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrowers and/or its Restricted Subsidiaries;

(q)     Liens on Real Property subject to any Sale and Lease-back Transaction permitted under Section 6.7(x); provided that (i) such Liens secure only Indebtedness permitted by Section 6.1(w) and obligations relating thereto not constituting Indebtedness and (ii) such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.1(w) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(r)     Liens securing Indebtedness incurred pursuant to Section 6.1(q) in each case, subject to an Acceptable Intercreditor Agreement, and such Acceptable Intercreditor Agreement shall provide that the Liens on the Collateral and the UK Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral and UK Collateral securing the Obligations;

(s)     other Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $40,000,000 and (ii) 5.25% of Consolidated Total Assets; provided that any such Liens on Collateral and UK Collateral are junior to the Agent’s and UK Security Agent’s Liens on the Collateral and UK Collateral and are subject to an Acceptable Intercreditor Agreement;

(t)     Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights not constituting an Event of Default under Section 8.1(h);

(u)     leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not secure any Indebtedness;

(v)     Liens on securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.6 arising out of such repurchase transaction;

(w)     Liens securing obligations in respect letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.1(d), (f), and (s);

(x)     Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the Code (or similar Requirements of Law of any jurisdiction);

(y)     Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.1;

(z)     Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa)     Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(bb)     Liens on Real Property securing Indebtedness incurred pursuant to Section 6.1(r); provided that (i) such Liens secure only Indebtedness permitted by Section 6.1(r) and (ii) such Lien shall encumber only Real Property and no other assets;

(cc)     (i) Liens on Capital Stock of joint ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(dd)     Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness; and

(ee)     Liens securing Indebtedness incurred in reliance on, and subject to the provisions set forth in, Section 6.1(q); provided, that any Lien that is granted in reliance on this clause (ee) on the Collateral shall be subject to an Acceptable Intercreditor Agreement and shall be junior to the Lien on the Collateral and UK Collateral securing the Obligations; provided, further, that, for the avoidance of doubt no such Lien that is granted in reliance on this clause (ee) shall include the UK Collateral.

6.3     No Further Negative Pledges; Burdensome Agreements. The Borrowers shall not, nor shall they permit any of their Restricted Subsidiaries to enter into any agreement prohibiting the creation or assumption of any Lien upon its properties, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations, except with respect to:

(a)     specific property to be sold pursuant to any Disposition permitted by Section 6.7;

(b)     restrictions contained in any agreement with respect to Indebtedness permitted by Section 6.1 that is secured by a Permitted Lien, but only if such restrictions apply only to the Person or Persons obligated under such Indebtedness and its or their Restricted Subsidiaries or the property or assets securing such Indebtedness;

(c)     restrictions contained in the documentation governing Indebtedness permitted by clauses (j), (n), (p), (q), (r) and/or (w) of Section 6.1 (and clause (m) of Section 6.1 to the extent relating to any refinancing, refunding or replacement of Indebtedness incurred in reliance on clauses (a), (j), (n), (p), (q), (r) and/or (w) of Section 6.1);

(d)     restrictions by reason of customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses and other agreements entered into in the ordinary course of business (provided that such restrictions are limited to the relevant leases, subleases, licenses, sublicenses or other agreements and/or the property or assets secured by such Liens or the property or assets subject to such leases, subleases, licenses, sublicenses or other agreements, as the case may be);

(e)     Permitted Liens and restrictions in the agreements relating thereto that limit the right of the Borrowers and/or any Restricted Subsidiary to Dispose of, or encumber the assets subject to such Liens;

(f)     provisions limiting the Disposition or distribution of assets or property in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements (or the Persons the Capital Stock of which is the subject of such agreement);

(g)     any encumbrance or restriction assumed in connection with an acquisition of the property or Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in connection with or in anticipation of such acquisition;

(h)     restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of the assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or any similar Person;

(i)     restrictions on cash or other deposits imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such cash or other deposits exist;

(j)     restrictions set forth in documents which exist on the Closing Date;

(k)     restrictions contained in documents governing Indebtedness permitted hereunder of any Restricted Subsidiary that is not a Loan Party;

(l)     restrictions set forth in any Loan Document, any Hedge Agreement and/or any agreement relating to any Bank Product Obligation; and

(m)     other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in clauses (a) through (l) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, may be more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

6.4     Restricted Payments; Restricted Debt Payments.

(a)     The Borrowers shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i)     the Borrowers may make Restricted Payments to the extent necessary to permit any Parent Company:

(A)     to (1) pay general administrative and operating costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to officers, employees, members of management, managers, employees and/or consultants of any Parent Company (and/or any Immediate Family Member of any of the foregoing)) and franchise fees, franchise Taxes and similar fees, Taxes and expenses required to maintain the organizational existence of such Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business, to the extent attributable to the ownership or operations of Holdings (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of Holdings other than Intermediate Holdings, CP Holdings LLC, Industrea, the Borrowers and/or their subsidiaries), Intermediate Holdings, CP Holdings LLC, Industrea, the Borrowers and their subsidiaries; provided, that Restricted Payments made pursuant to this Section 6.4(a)(i)(A)(1) shall not exceed $5,000,000 in any Fiscal Year, (2) pay customary salary or fees payable to directors of any Parent Company (and/or any Immediate Family Member of the foregoing), which is reasonable and customary and incurred in the ordinary course of business, to the extent attributable to the ownership of Intermediate Holdings, CP Holdings LLC, Industrea, the Borrowers and/or their subsidiaries, subject, in the case of salary or fees in respect of directors appointed by, and representatives of, the Permitted Holders, in an aggregate amount not to exceed $1,000,000 during any fiscal year, (3) any reasonable and customary indemnification claims made by directors, officers, members of management, managers, employees or consultants of any Parent Company, in each case, to the extent attributable to the ownership or operations of Holdings (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of Holdings other than Intermediate Holdings, CP Holdings LLC, Industrea, the Borrowers and/or its subsidiaries), Intermediate Holdings, CP Holdings LLC, Industrea, the Borrowers and their subsidiaries; and (4) pay costs and expenses, including any public company costs, associated with the compliance by Holdings with the requirements and/or regulations applicable to public companies, including, without limitation, the “Sarbanes-Oxley” legislation and related regulatory rules and regulations promulgated thereunder;

(B)     to pay Taxes due and payable by such Parent Company to any taxing authority and that are attributable to the income or operation of Holdings, Intermediate Holdings, CP Holdings LLC, Industrea, the Borrowers or their Restricted Subsidiaries, including any consolidated, combined or similar income tax liabilities attributable to taxable income of Holdings, Intermediate Holdings, CP Holdings LLC, Industrea, Borrowers and their Restricted Subsidiaries; provided that such Tax payment shall not exceed the Taxes of the Borrowers and their Restricted Subsidiaries that would be payable if the Borrowers and their Restricted Subsidiaries were a separate consolidated, combined, unitary or similar group; provided, further that the amount permitted under this subclause (B) relating to Taxes that are attributable to the taxable income of Unrestricted Subsidiaries in any period shall be limited to the amount of dividends and other distributions actually made by such Unrestricted Subsidiaries to any Restricted Subsidiary for such purpose;

(C)     to pay audit and other accounting and reporting expenses of such Parent Company to the extent attributable to Holdings (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any subsidiary of Holdings, other than Intermediate Holdings, CP Holdings LLC, Industrea, the Borrowers and/or their subsidiaries), Intermediate Holdings, CP Holdings LLC, Industrea, the Borrowers and their Restricted Subsidiaries;

(D)     for the payment of insurance premiums to the extent attributable to Holdings (but excluding, for the avoidance of doubt, the portion of any such premiums, if any, attributable to the ownership or operations of any subsidiary of Holdings other than Intermediate Holdings, CP Holdings LLC, Industrea, the Borrowers and/or their subsidiaries), Holdings, Intermediate Holdings, CP Holdings LLC, Industrea, the Borrowers and their Restricted Subsidiaries; and

(E)     to finance any Investment permitted under Section 6.6 (provided that (x) any Restricted Payment under this clause (a)(i)(E) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to a Borrower or one or more of its Restricted Subsidiaries, or (II) the merger, consolidation or amalgamation of the Person formed or acquired into a Borrower or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.6 as if undertaken as a direct Investment by the relevant Borrower or the relevant Restricted Subsidiary;

(ii)     the Borrowers may (or may make Restricted Payments to allow any Parent Company to) repurchase, redeem or otherwise acquire or retire for value the Capital Stock of any Parent Company or any subsidiary held by any future, present or former employee, director, member of management, officer or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, the Borrowers or any Restricted Subsidiary of the Borrowers:

(A)     with cash and Cash Equivalents (and including, to the extent constituting a Restricted Payment, amounts paid in respect of promissory notes issued to evidence any obligation to repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of any Parent Company or any Restricted Subsidiary held by any future, present or former employee, director, member of management, officer or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, the Borrowers or any Subsidiary of the Borrowers); provided, that at the time any such Restricted Payment is made and after giving pro forma effect thereto, the aggregate amount of Restricted Payments made as of such date pursuant to this Section 6.4(a)(ii)(A) shall not exceed $10,000,000;

(B)     with the proceeds of any sale or issuance of the Capital Stock of a Borrower or any Parent Company (to the extent such proceeds are contributed in respect of Qualified Capital Stock to the relevant Borrower or any Restricted Subsidiary), but only to the extent such proceeds have not otherwise been applied to make Restricted Payments or Restricted Debt Payments hereunder; or

(C)     with the net proceeds of any key-man life insurance policies;

(iii)     [reserved];

(iv)     the Borrowers may make Restricted Payments (i) to any Parent Company to enable such Parent Company to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company and (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management, managers or consultants of the Borrower, any Restricted Subsidiary or any Parent Company or any of their respective Immediate Family Members and/or (B) repurchases of Capital Stock in consideration of the payments described in sub-clause (A) above;

(v)     the Borrowers may make Restricted Payments to repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(vi)     [reserved];

(vii)     to the extent constituting a Restricted Payment, the Borrowers may consummate any transaction permitted by Section 6.6 (other than Sections 6.6(i) and (s)), Section 6.7 (other than Section 6.7(g)) and Section 6.8 (other than Section 6.8(d));

(viii)     other Restricted Payments; provided that (A) no Event of Default has occurred and is continuing or would result therefrom and (B) at the time any such Restricted Payment is made and after giving pro forma effect thereto, the aggregate amount of Restricted Payments made as of such date pursuant to this Section 6.4(a)(viii) shall not exceed $10,000,000; and

(ix)     any other Restricted Payment subject to compliance with the Payment Conditions.

(b)     The Borrowers shall not, nor shall the Borrowers permit any Restricted Subsidiary to, make any payment in cash on or in respect of principal of or interest on any (x) Junior Lien Indebtedness, (y) Junior Indebtedness and (z) unsecured Indebtedness permitted hereunder (the Indebtedness described in clauses (x) through (z), the “Restricted Debt”), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt prior to the scheduled maturity (collectively, “Restricted Debt Payments”), except:

(i)     any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement thereof made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted to be incurred pursuant to Section 6.1(m);

(ii)     payments of regularly scheduled interest and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Junior Indebtedness that are prohibited by the subordination provisions thereof);

(iii)     (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of Holdings and/or any capital contribution in respect of Qualified Capital Stock of the Borrowers, but only to the extent such proceeds have not otherwise been applied to make Restricted Payments or Restricted Debt Payments hereunder, (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of the Borrowers or any Parent Company and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt that is permitted under Section 6.1;

(iv)     [intentionally omitted];

(v)     [intentionally omitted];

(vi)     other Restricted Debt Payments; provided that (A) no Event of Default has occurred and is continuing or would result therefrom, and (B) at the time any such Restricted Debt Payment is made and after giving pro forma effect thereto, the aggregate amount of Restricted Debt Payments made as of date pursuant to this clause (vi) shall not exceed $5,000,000; and

(vii)     any other Restricted Debt Payments subject to compliance with the Payment Conditions.

(c)     The Borrowers shall not, nor shall the Borrowers permit any Restricted Subsidiary to, except in connection with Refinancing Indebtedness permitted by Section 6.1, (i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Second Lien Secured Notes Obligations unless the Payment Conditions are satisfied or (ii) make any mandatory prepayment on account of Indebtedness under the Second Lien Secured Notes Obligations other than those contemplated by the Second Lien Secured Notes Documents as in effect on the Closing Date.

6.5     Restrictions on Subsidiary Distributions. Except as provided herein or in any other Loan Document, the Second Lien Secured Notes Documents, and/or in agreements with respect to refinancings, renewals or replacements of such Indebtedness that are permitted by Section 6.1, Holdings shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into or cause to exist any agreement restricting the payment of dividends or other distributions or the making of cash loans or advances by any Restricted Subsidiary to any Loan Party, except restrictions:

(a)     set forth in any agreement evidencing (i) Indebtedness of a Restricted Subsidiary that is not a Loan Party permitted by Section 6.1, (ii) Indebtedness permitted by Section 6.1 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Restricted Subsidiaries or the property or assets intended to secure such Indebtedness and (iii) Indebtedness permitted pursuant to clauses (j), (m) (as it relates to Indebtedness in respect of clauses (a), (j), (o), (q), (s) and/or (w) of Section 6.1), (n), (p), (r) and/or (w) of Section 6.1;

(b)     arising under customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements and similar agreements entered into in the ordinary course of business;

(c)     that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any assets or Capital Stock not otherwise prohibited under this Agreement;

(d)     that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e)     set forth in any agreement for any Disposition of any Restricted Subsidiary (or all or substantially all of the property and/or assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such Disposition;

(f)     set forth in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g)     imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements;

(h)     on cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such cash, other deposits or net worth or similar restrictions exist;

(i)     set forth in documents which exist on the Closing Date;

(j)     arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date if such restrictions, taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Borrower);

(k)     arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit;

(l)     arising in any Hedge Agreement and/or any agreement relating to any Bank Product Obligation;

(m)     relating to any asset (or all of the assets) of and/or the Capital Stock of the Borrowers and/or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(n)     set forth in any agreement relating to any Permitted Lien that limits the right of the Borrowers or any Restricted Subsidiary to Dispose of or encumber the assets subject thereto; and/or

(o)     imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (n) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, no more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

6.6     Investments. None of Holdings, Intermediate Holdings, Industrea, CP Holdings LLC, or the Borrowers shall, nor shall the Borrowers permit any Restricted Subsidiary to, make or own any Investment in any other Person except:

(a)     cash or Investments that were Cash Equivalents at the time made;

(b)     (i) Investments existing on the Closing Date in the Borrowers or in any Subsidiary, (ii) Investments made after the Closing Date among the Borrowers and/or one or more Restricted Subsidiaries that are Loan Parties, (iii) Investments made after the Closing Date by any Loan Party in Holdings, Intermediate Holdings, CP Holdings LLC, and/or any Restricted Subsidiary that is not a Loan Party, together with Permitted Acquisitions to the extent permitted by clause (b)(i) of the definition thereof and Investments made in reliance on Section 6.6(p), in an aggregate outstanding amount not to exceed the Non-Loan Party Investment Cap so long as the Payment Conditions have been satisfied, (iv) Investments made by any Restricted Subsidiary that is not a Loan Party in any Loan Party and/or any other Restricted Subsidiary that is not a Loan Party and (v) Investments made by any Loan Party and/or any Restricted Subsidiary that is not a Loan Party in the form of any contribution or Disposition of the Capital Stock of any Person that is not a Loan Party;

(c)     Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or to the extent necessary to maintain the ordinary course of supplies to Holdings or any Restricted Subsidiary;

(d)     subject to satisfaction of the Payment Conditions, (i) Permitted Acquisitions and (ii) any Investment in any Restricted Subsidiary that is not a Loan Party in an amount required to permit such Restricted Subsidiary to consummate a Permitted Acquisition (in compliance, if applicable, with any cap on Investments in non-Loan Parties that is set forth in the relevant carve-out from this Section 6.6), which amount is actually applied by such Restricted Subsidiary to consummate such Permitted Acquisition.

(e)     Investments (i) existing on, or contractually committed to as of, the Closing Date and described on Schedule 6.6 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension thereof increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.6;

(f)     Investments received in lieu of cash in connection with any Disposition permitted by Section 6.7;

(g)     loans or advances to, or guarantees of Indebtedness of, present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of any Parent Company, any of its subsidiaries and/or any joint venture not in excess of $10,000,000 outstanding in the aggregate at any time;

(h)     Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(i)     Investments consisting of (or resulting from) Indebtedness permitted under Section 6.1 (other than Indebtedness permitted under Sections 6.1(b) and (g)), Permitted Liens, Restricted Payments permitted under Section 6.4 (other than Section 6.4(a)(vii)), Restricted Debt Payments permitted by Section 6.4 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.7 (other than Section 6.7(a) (if made in reliance on sub-clause (ii)(y) of the proviso thereto), Section 6.7(b) (if made in reliance on clause (ii) therein), Section 6.7(c)(ii) (if made in reliance on clause (B) therein) and Section 6.7(g));

(j)     Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(k)     Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy, restructuring or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(l)     loans and advances of (x) payroll payments or other compensation and (y) moving, entertainment and travel expenses, drawing accounts and similar expenditures, in each case under this clause (l) to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrowers and/or their subsidiaries)), the Borrowers and/or any subsidiary of the Borrowers in the ordinary course of business;

(m)     Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Company or Qualified Capital Stock of the Borrowers or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control;

(n)     (i) Investments of any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, Holdings or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.6 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.6(n) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.6;

(o)     [reserved];

(p)     Investments made after the Closing Date by the Borrowers and/or any of their Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed, together with Investments made in reliance on Section 6.6(b)(iii) and Permitted Acquisitions to the extent permitted by clause (b)(i) of the definition thereof, the greater of $20,000,000 and three percent (3.0%) of Consolidated Total Assets at the time of such Investment;

(q)     [reserved];

(r)     to the extent not constituting Indebtedness, (i) Guarantees of leases (other than Capital Leases) or of other obligations and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Borrowers and/or their Restricted Subsidiaries, in each case, in the ordinary course of business;

(s)     Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.4(a); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.4(a);

(t)     Investments under any Derivative Transaction of the type permitted under Section 6.1(v);

(u)     Investments (i) in joint ventures and Unrestricted Subsidiaries, or (ii) in any Restricted Subsidiary to enable such Restricted Subsidiary to make Investments in joint ventures and Unrestricted Subsidiaries, or (iii) in joint ventures or non-Wholly-Owned Subsidiaries as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements entered into in the ordinary course of business, in the cases of this clause (u), an aggregate outstanding amount not to exceed $10,000,000; provided that no Specified Event of Default has occurred and is continuing or would result from any such Investment pursuant to this clause (u);

(v)     unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Requirements of Law;

(w)     Investments in Holdings, Intermediate Holdings, CP Holdings LLC, the Borrowers any subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business; and

(x)     any other Investments (other than Permitted Acquisitions) subject to satisfaction of the Payment Conditions.

6.7     Fundamental Changes; Disposition of Assets. The Borrowers shall not, nor shall the Borrowers permit any of their Restricted Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any Disposition of any assets having a fair market value in excess of $2,500,000, in a single transaction or in a series of related transactions, except:

(a)     any Restricted Subsidiary may be merged, consolidated or amalgamated with or into a Borrower or another Restricted Subsidiary; provided that (i) in the case of any such merger, consolidation or amalgamation with or into a Borrower, (A) a Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation is not a Borrower (any such Person, the “Successor Borrower”), (w) the Successor Borrower shall provide the documentation and other information reasonably requested in writing by the Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, and including, with respect to any Successor Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Borrower, in each case at least three Business Days prior to the effectiveness of such merger, consolidation or amalgamation (or such shorter period as Agent shall otherwise agree), (x)(1) in the case of a US Borrower, the Successor Borrower shall be an entity organized or existing under the laws of the U.S., any state thereof or the District of Columbia, and (2) in the case of a UK Borrower, the Successor Borrower shall be an entity organized or existing under the laws of England and Wales, (y) the Successor Borrower shall expressly assume the Obligations of the applicable Borrower in a manner reasonably satisfactory to Agent and (z) except as Agent may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Documents; it being understood that if the foregoing conditions under clauses (w) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, such Borrower under this Agreement and the other Loan Documents, and (ii) in the case of any such merger, consolidation or amalgamation with or into any Guarantor or sale of assets by any Guarantor, either (x) such Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Guarantor in a manner reasonably satisfactory to the Agent or (y) the relevant transaction shall be treated as an Investment and shall comply with Section 6.6;

(b)     Dispositions (including of Capital Stock) among the Borrowers and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition made by any Loan Party to a Person that is not a Loan Party shall be (i) for fair market value (as reasonably determined by such Person) with at least 75% of the consideration for such Disposition consisting of cash or Cash Equivalents at the time of such Disposition or (ii) treated as an Investment and otherwise made in compliance with Section 6.6 (other than in reliance on clause (i) thereof);

(c)     (i) the liquidation or dissolution of any Restricted Subsidiary if Holdings reasonably determines in good faith that such liquidation, dissolution is in the best interests of Holdings, is not materially disadvantageous to the Lenders and Holdings or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary; provided that in the case of any liquidation or dissolution of any Loan Party that results in a distribution of assets to any Restricted Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.6 (other than in reliance on clause (i) thereof); (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.7 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.6 (other than in reliance on clause (i) thereof); and (iii) the conversion of a Borrower or any Restricted Subsidiary into another form of entity so long as such conversion does not adversely affect the value of the Guaranty (as defined in the US Guaranty and Security Agreement) or Collateral, if any;

(d)     the leasing or subleasing of real property in the ordinary course of business;

(e)     Dispositions in the ordinary course of business of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of Holdings, is (i) no longer used or useful in its business (or in the business of any Restricted Subsidiary) or (ii) otherwise economically impracticable to maintain;

(f)     Dispositions of cash and/or Cash Equivalents and/or other assets that were Cash Equivalents when the relevant original Investment was made;

(g)     Dispositions, mergers, amalgamations, consolidations or conveyances that constitute Investments permitted pursuant to Section 6.6 (other than Section 6.6(i), Permitted Liens and Restricted Payments permitted by Section 6.4(a) (other than Section 6.4(a)(vii));

(h)     Dispositions (other than sales or other Dispositions of Accounts in connection with securitization or factoring arrangements) for fair market value (as determined in good faith by the Borrowers); provided that with respect to any such Disposition with a purchase price in excess of the greater of $10,000,000 and 12.5% of Consolidated EBITDA for the most recently ended Test Period, at least 75% of the consideration for such Disposition shall consist of cash or Cash Equivalents (provided that for purposes of the 75% cash consideration requirement, (x) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Holdings or any Restricted Subsidiary) of Holdings and any Restricted Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or in the notes thereto)) that are assumed by the transferee of any such assets and for which Holdings and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (y) any securities received by Holdings or any Restricted Subsidiary from such transferee that are converted by such Person into cash or Cash Equivalents (to the extent of cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding not in excess of the greater of $20,000,000 and 25.0% of Consolidated EBITDA for the most recently ended Test Period shall be deemed to be cash); provided, further, that immediately prior to and after giving effect to such Disposition, as determined on the date on which the agreement governing such Disposition is executed, no Event of Default exists; provided, further, that, solely with respect to Dispositions of any Rolling Stock Collateral, such Disposition is in the ordinary course of business and shall be on commercially reasonable prices and terms in a bona fide arm’s-length transaction;

(i)     to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j)     Dispositions of Investments in joint ventures or any subsidiary that is not a Wholly-Owned Subsidiary to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(k)     Dispositions of accounts receivable or in connection with the collection or compromise thereof (including any discounting or forgiveness thereof) in the ordinary course of business;

(l)     Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), which do not materially interfere with the business of the Borrowers and its Restricted Subsidiaries;

(m)     (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort);

(n)     Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o)     [reserved];

(p)     exchanges or swaps, including transactions covered by Section 1031 of the IRC (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair value (as reasonably determined by the Borrower) for like assets; provided that upon the consummation of any such exchange or swap by any Loan Party, to the extent the assets received do not constitute an Excluded Asset, the Agent has a perfected Lien with the same priority as the Lien held on the Real Property so exchanged or swapped;

(q)     other Dispositions; provided that the aggregate for fair market value (as determined in good faith by Holdings) of all assets subject to such Dispositions since the Closing Date shall not exceed $10,000,000;

(r)     (i) non-exclusive licensing arrangements involving any IP Rights of the Borrowers or any Restricted Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations or lapses of IP Rights, or issuances or registrations, or applications for issuances or registrations, of IP Rights, in the ordinary course of business, which, in the reasonable good faith determination of the relevant Borrower, are no longer used, useful or economical to maintain in light of its use;

(s)     terminations or unwinds of Derivative Transactions;

(t)     Dispositions of Capital Stock of, or sales of Indebtedness or other securities of, Unrestricted Subsidiaries;

(u)     any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the U.S. and/or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction;

(v)     [reserved];

(w)     Dispositions of letters of credit and/or bank guarantees (and/or the rights thereunder) to banks or other financial institutions in the ordinary course of business in exchange for cash and/or Cash Equivalents; and

(x)     Sale and Lease-Back Transactions with respect to Real Property so long as (i) the Payment Conditions are satisfied, (ii) no Event of Default shall have occurred and be continuing or would result from such Sale and Lease-Back Transactions, (iii) such Disposition is made for fair market value, and (iv) in the case of any Sale and Lease-Back Transaction permitted hereunder, such Loan Party or Restricted Subsidiary shall use commercially reasonable efforts to cause, if requested by the Agent, each purchaser or transferee to enter into a Collateral Access Agreement on terms and conditions reasonably satisfactory to the Agent (it being understood that the Agent may establish Reserves in its Permitted Discretion for any such property or locations for which a Collateral Access Agreement is not obtained);

provided, that if, as of any date of determination, sales or Dispositions by the Loan Parties of Collateral and/or UK Collateral during the period of time from the first day of the month in which such date of determination occurs until such date of determination, either individually or in the aggregate, involve $5,000,000 or more of assets included in the Borrowing Base (based on the fair market value of the assets so Disposed, determined in good faith by the Administrative Borrower) (the “Disposition Threshold Amount”), then Borrowers shall have, prior to consummation of the sale or Disposition that causes the assets included in the Borrowing Base that are sold or Disposed of during such period to exceed the Disposition Threshold Amount, delivered to Agent an updated Borrowing Base Certificate that reflects the removal of the applicable assets from the Borrowing Base; and provided further that the Net Proceeds of such sales or Dispositions by the Loan Parties of Collateral and/or UK Collateral, as applicable, shall be applied pursuant to Section 2.4(e)(ii) hereof.

To the extent any Collateral is Disposed of as expressly permitted by this Section 6.7 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents, and Agent and/or UK Security Agent shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing. Notwithstanding anything herein to the contrary, no Borrower shall itself enter into any division or allocation of assets to a series of limited liability companies under any applicable law.

Notwithstanding anything to the contrary set forth herein, in the case of any Disposition of intellectual property material and necessary for the operation of the assets of the Loan Parties and their Subsidiaries which constitute Collateral, such intellectual property shall be subject to a non-exclusive royalty-free worldwide license in favor of the Agent solely for the purpose of the Agent’s exercise of rights and remedies under this Agreement and the other Loan Documents in connection with the Collateral; provided that no Loan Party involved in any of the above-referenced Dispositions shall become an Excluded Subsidiary (other than an Immaterial Subsidiary) as a result of such Disposition.

Notwithstanding anything to the contrary set forth herein, no Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, or otherwise Dispose of (whether in one or a series of related transactions) any intellectual property which is material to the conduct of the business of the Loan Parties and their Subsidiaries and which would remain material to the conduct of the business of the Loan Parties and their Subsidiaries after giving effect to any such disposition (except, in each case, as permitted pursuant to clause (r) above) to any Person that is not a Loan Party.

6.8     Transactions with Affiliates. Holdings shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of $5,000,000 with any of their respective Affiliates on terms that are less favorable to Holdings or such Restricted Subsidiary, as the case may be (as reasonably determined by Holdings), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a)     any transaction between or among Holdings and/or one or more Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b)     any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by the Board of Directors (or equivalent governing body) of any Parent Company or of Holdings or any Restricted Subsidiary;

(c)     (i) any collective bargaining agreement, employment agreement, severance agreement or compensatory (including profit sharing) arrangement entered into by the Borrowers or any of their Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Company, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(d)     (i) transactions permitted by Sections 6.1(c), (l) and (u), 6.4 and 6.6(g), (l), (n), (p) and (u) (to the extent the relevant transaction is an Investment of the type described in Section 6.6(g)), (s), (u), (w) and (v) and (ii) issuances of Capital Stock and issuances or incurrences of Indebtedness not restricted by this Agreement;

(e)     transactions in existence on the Closing Date and described on Schedule 6.8 and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not adverse to the Lenders in any material respect;

(f)     the payment of all indemnification obligations and expenses owed to any Management Equityholder and any of their respective directors, officers, members of management, managers, employees and consultants whether currently due or paid on respect of accruals from prior periods;

(g)     the Transactions, including the payment of Transaction Costs;

(h)     Guarantees permitted by Section 6.1 or Section 6.6;

(i)     the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, former and current members of the Board of Directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of Holdings and/or any of its Restricted Subsidiaries and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of Holdings, Intermediate Holdings, CP Holdings LLC, Industrea, any Borrower or its Subsidiaries;

(j)     transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the applicable Borrower and/or its applicable Restricted Subsidiaries in the good faith determination of the Board of Directors (or similar governing body) of the applicable Borrower or the senior management thereof or (ii) on terms at least as favorable to the applicable Borrower and/or its applicable Restricted Subsidiary as might reasonably be obtained from a Person other than an Affiliate;

(k)     the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(l)     any purchase by Holdings or Intermediate Holdings of the Capital Stock of (or contribution to the equity capital of) BBCPH;

(m)     any transaction in respect of which Holdings delivers to Agent a letter addressed to the Board of Directors (or equivalent governing body) of Holdings from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to the applicable Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate; and

(n)     any issuance, sale or grant of Qualified Capital Stock or other payments, awards or grants in cash, Qualified Capital Stock or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by a majority of the members of the Board of Directors (or similar governing body) or a majority of the disinterested members of the Board of Directors (or similar governing body) of the applicable Borrower or the applicable Restricted Subsidiary in good faith; and

(o)     payments made to Permitted Holders for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures which payments are approved by BBCPH in good faith so long as no Event of Default exists or would result therefrom and not in excess of $2,500,000 in the aggregate.

6.9     Amendments or Waivers of Governing Documents. Holdings shall not, nor shall it permit any Guarantor to, amend or modify their respective Governing Documents, in each case in a manner that is materially adverse to the Lenders (in their capacities as such) without obtaining the prior written consent of Agent.

6.10     Amendments of or Waivers with Respect to Restricted Debt or Second Lien Secured Notes Obligations.

(a)     Holdings shall not, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing any Restricted Debt) (i) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the interests of the Lenders (in their capacities as such) or (ii) in violation of any intercreditor agreement related to such Restricted Debt entered into with Agent or the subordination terms set forth in the definitive documentation governing any Restricted Debt.

(b)     Holdings shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, amend, modify, change, waive, or obtain any consent, waiver or forbearance with respect to, any of the terms or provisions of the Second Lien Secured Notes Documents unless permitted by the Intercreditor Agreement; provided that notwithstanding the foregoing, without the prior written consent of Agent, no Second Lien Secured Notes Document may be refinanced, amended, restated, supplemented or otherwise modified or entered into to the extent such refinancing, amendment, restatement, supplement or modification, or the terms of any new Second Lien Secured Notes Document, would (i) modify (or have the effect of a modification of) the mandatory prepayment provisions of the Second Lien Secured Notes Indentures (which, for the avoidance of doubt, shall not include any required offers to purchase thereunder) in a manner materially adverse to the Lenders, or (ii) increase the obligations of the obligor thereunder or confer any additional material rights of the holders of the Second Lien Secured Notes (or a representative on their behalf) which would be materially adverse to the Agent, the UK Security Agent, any member of the Lender Group or any Bank Product Provider (provided that the requirements in clauses (i) and (ii) above shall be satisfied upon delivery of a certificate (with supporting documentation for such determination and such other documentation as Agent may reasonably request) of a Responsible Officer of Holdings to Agent at least five Business Days prior to the refinancing, amendment, restatement, supplement, modification or entry certifying that Holdings has determined in good faith that the terms of such refinancing, amendment, restatement, supplement or modification, or the terms of such new Second Lien Secured Notes Document, as applicable, are in compliance with the requirements set out in clauses (i) and (ii) above unless Agent provides notice to Holdings of its reasonable objection within five Business Days of the receipt of such certificate).

6.11     Permitted Activities of Holdings, Intermediate Holdings, and Industrea. None of Holdings, Intermediate Holdings, or Industrea shall:

(a)     incur any Indebtedness for borrowed money other than the Obligations and other Guarantees of Indebtedness or other obligations of the Borrowers and/or any Restricted Subsidiary that are otherwise permitted hereunder;

(b)     create or suffer to exist any Lien on any asset now owned or hereafter acquired by it other than (i) the Liens created under the Security Documents and, subject to an Acceptable Intercreditor Agreement, the collateral documents related to the Second Lien Secured Notes Indenture, to which it is a party, (ii) any other Lien created in connection with the Transactions, (iii) Permitted Liens on the Collateral that are secured on a junior basis with the Obligations, so long as such Permitted Liens secure Guarantees permitted under clause (a) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured to the extent permitted pursuant to Section 6.2 and (iv) Liens of the type permitted under Section 6.2 (other than in respect of debt for borrowed money);

(c)     engage in any business activity or own any material assets other than (i) holding the Capital Stock of any of its direct or indirect Subsidiaries; (ii) performing its obligations under the Loan Documents, Second Lien Secured Notes Documents, other Indebtedness, Liens (including the granting of Liens) and Guarantees permitted hereunder; (iii) any grants, issuances, repurchases or withholdings by Holdings of its own Capital Stock (including, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Capital Stock), stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and performance awards pursuant to any equity incentive plans of Holdings; (iv) filing Tax reports and paying Taxes and other customary obligations in the ordinary course (and contesting any Taxes); (v) preparing reports to Governmental Authorities and to its shareholders; (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Requirements of Law; (vii) effecting any public offering of its Capital Stock and/or any transaction in connection therewith; (viii) holding cash, Cash Equivalents and other assets received in connection with Restricted Payments received from, or Investments made by, the Borrowers and/or any Restricted Subsidiary or any of their direct or indirect subsidiaries or contributions to the capital of, or proceeds from the issuance of, Capital Stock of Holdings, in each case, pending the application thereof; (ix) providing indemnification and expense reimbursement for its officers, directors, members of management, managers, employees and advisors or consultants; (x) participating in tax, accounting and other administrative matters; (xi) making payments of the type permitted under Section 6.8(f) and the performance of its obligations under other transactions expressly contemplated under this Agreement; (xii) complying with applicable Requirements of Law (including with respect to the maintenance of its existence); (xiii) [reserved], and (xiv) activities incidental to any of the foregoing or effecting any transaction permitted under this Agreement, including, without limitation, the Transactions; and

(d)     consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise transfer all or substantially all of its assets to, any Person; provided that, so long as no Event of Default exists or would result therefrom, (i) Holdings, Intermediate Holdings, and/or Industrea may consolidate or amalgamate with, or merge with or into, any other Person (other than the Borrowers or any of its Restricted Subsidiaries) so long as (A) Holdings, Intermediate Holdings, and/or Industrea, as applicable, is the continuing or surviving Person or (B) if the Person formed by or surviving any such consolidation, amalgamation or merger is not Holdings, Intermediate Holdings, and/or Industrea, as applicable, (1) the successor Person (such successor Person, “Successor Holdings”, “Successor Intermediate Holdings”, and/or “Successor Industrea”, as applicable) expressly assumes all obligations of Holdings, Intermediate Holdings, and/or Industrea, as applicable, under this Agreement and the other Loan Documents to which Holdings, Intermediate Holdings, and/or Industrea, as applicable, is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Agent, (2) Successor Holdings, Successor Intermediate Holdings, and/or Successor Industrea, as applicable, shall provide the documentation and other information reasonably requested in writing by the Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least three Business Days prior to the effectiveness of such merger, consolidation or amalgamation (or such shorter period as the Agent shall otherwise agree), (3) Successor Holdings, Successor Intermediate Holdings, and/or Successor Industrea, as applicable, shall be an entity organized or existing under the laws of the U.S., any state thereof or the District of Columbia, and (4) the US Administrative Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions set forth in clause (1) of this clause (B) and (ii) Holdings, Intermediate Holdings, and/or Industrea, as applicable, may otherwise convey, sell or otherwise transfer all or substantially all of its assets to any other Person (other than the Borrowers and any of their respective Subsidiaries) so long as (A) no Change of Control results therefrom, (B) the Person acquiring such assets expressly assumes all of the obligations of Holdings, Intermediate Holdings, and/or Industrea, as applicable, under this Agreement and the other Loan Documents to which Holdings, Intermediate Holdings, and/or Industrea, as applicable, is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Agent and (C) the US Administrative Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions under clause (A) set forth in this clause (ii); provided, further, that (x) if the conditions set forth in the preceding proviso are satisfied, Successor Holdings, Successor Intermediate Holdings, and/or Successor Industrea, as applicable, will succeed to, and be substituted for, Holdings, Intermediate Holdings, and/or Industrea, as applicable, under this Agreement and (y) it is understood and agreed that Holdings, Intermediate Holdings, and/or Industrea, as applicable, may convert into another form of entity so long as such conversion does not adversely affect the value of the Guaranty (as defined in the US Guaranty and Security Agreement) or the Collateral.

6.12     Use of Proceeds. Holdings, Intermediate Holdings, CP Holdings LLC, and each Borrower will not, and will not permit any of its Subsidiaries to use the proceeds of any Loan or Letter of Credit made or issued hereunder for any purpose other than to: (a) with respect to Loans made on the Closing Date, to finance the Transactions or for other working capital purposes; and (b) with respect to Loans made, and Letters of Credit issued, after the Closing Date, to fund working capital and for the general corporate purposes of Borrowers and their Subsidiaries and for any other purpose consistent with the terms and conditions hereof, including to finance Permitted Acquisitions and other Permitted Investments; provided that (x) no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

6.13     Conduct of Business. From and after the Closing Date, (i) neither Holdings, Intermediate Holdings, CP Holdings LLC, nor the Borrowers shall change its Fiscal Year-end to a date other than on or about October 31 and (ii) Holdings shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any material line of business other than (a) the businesses engaged in by the Borrowers or any of their Restricted Subsidiaries on the Closing Date and similar, complementary, ancillary or related businesses and (b) such other lines of business as may be consented to by the Required Lenders.

6.14     UK Pension Plans.

(a)     No Borrower shall permit pension schemes operated by or maintained for the benefit of the UK Loan Parties and/or any of their employees to be less than fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 (UK) or take any action or omission by any company in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or any English company ceasing to employ any member of such a pension scheme).

(b)     No Borrower shall permit any UK Loan Party to be at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are defined in sections 38 or 43 of the Pensions Act 2004) such an employer.

(c)     No Borrower shall permit any UK Borrower to request or take the benefit of any pension contribution holiday in respect of any occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 (UK)).

(d)     Each Borrower shall deliver to Agent: (i) at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the UK Loan Party); and (ii) at any other time if Agent reasonably believes that any relevant statutory or auditing requirements are not being complied with, actuarial reports in relation to all pension schemes mentioned in clause (a) above.

(e)     Each Borrower shall promptly notify Agent of any material change in the rate of contributions to any pension scheme mentioned in clause (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

6.15     Repayment. No Borrower shall fund any repayment of any Loan or Letter of Credit with proceeds derived from a transaction prohibited by any Anti-Corruption Law, Anti-Money Laundering Law or Sanction or in any manner that would cause any party hereto to be in breach of any Anti-Corruption Law, Anti-Money Laundering Law or Sanction.

7.           FINANCIAL COVENANT

While a Compliance Period is in effect, each of Holdings and each Borrower covenants and agrees that Holdings and its Restricted Subsidiaries will have a Fixed Charge Coverage Ratio for the trailing twelve-month period of at least 1.00:1.00 measured (a) as of the first day of such Compliance Period and (ii) thereafter, at the end of each fiscal quarter during such Compliance Period for which financial statements under Section 5.1(a) or (b) were, or were required to be, delivered hereunder.

8.           EVENTS OF DEFAULT

8.1     Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)     Failure To Make Payments When Due. Failure by a Borrower to pay (i) any installment of principal of any Loan or any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, or (ii) any interest on any Loan or any fee or any other amount due hereunder within five (5) Business Days after the date due; or

(b)     Default in Other Agreements. (i) Failure by any Loan Party or any of its Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) with an aggregate outstanding principal amount exceeding the Threshold Amount or (ii) breach or default by any Loan Party or any of its Restricted Subsidiaries with respect to any other term of such Indebtedness described under the foregoing clause (i) (other than Indebtedness under Second Lien Secured Notes Documents) pursuant to any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedge Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary), in each case under the foregoing clauses (i) and (ii), beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become or to be declared due and payable (or redeemable) or require that an offer to repurchase, prepay, defease or redeem such Indebtedness be made prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; provided, further, that any failure under clauses (i) or (ii) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Article 7. A breach or default by any Loan Party with respect to any Second Lien Secured Notes Document will constitute an Event of Default hereunder; or

(c)     Breach of Certain Covenants. Failure of any of Holdings, Intermediate Holdings, CP Holdings LLC, or any other Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.1(c) (solely if any Borrower has failed to deliver a Compliance Certificate as prescribed thereby), Section 5.1(e)(i) (provided that delivery of any notice of default required to be delivered therein at any time will cure any Event of Default arising from the failure to timely deliver such notice), Section 5.2 (solely if any Borrower has failed to deliver a Borrowing Base Certificate within three (3) Business Days of the date as prescribed thereby (or one (1) Business Day if such breach is during a U.S. Cash Dominion Period); provided that, the Borrowers shall not be permitted to request, and the Lender shall have no obligation to advance, any Borrowing during such three (3) Business Days’ (or one (1) Business Day’s, as applicable) grace period), Section 5.3 (with respect to the preservation of the legal existence of the Borrowers), Article 6 or Article 7 or Section 7 of the US Guaranty and Security Agreement; or

(d)     Breach of Representations, Etc. (i) Any representation, warranty or certification made or deemed to be made by any of Holdings, Intermediate Holdings, CP Holdings LLC, or any other Loan Party in any Borrowing Base Certificate delivered to the Agent pursuant hereto shall prove to be untrue in any material respect as of the date made or deemed to be made; and (ii) any representation, warranty or certification (other than any representation, warranty or certification set forth in the Borrowing Base Certificate) made or deemed made by any Holdings, Intermediate Holdings, CP Holdings LLC, or any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate and any Perfection Certificate Supplement) being untrue in any material respect as of the date made or deemed made (subject to a thirty (30) day grace period in the case of any breached representation, warranty or certification (other than a Specified Representation) that is reasonably capable of being cured); or

(e)     Other Defaults Under Loan Documents. Default by Holdings, Intermediate Holdings, CP Holdings LLC, or any other Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 8, which default has not been remedied or waived within 30 days after receipt by the Administrative Borrower of written notice thereof from Agent; or

(f)     Involuntary Bankruptcy; Appointment of Receiver, Etc. Other than in respect of the UK Loan Parties, (i) the entry by a court of competent jurisdiction of a decree or order for relief in respect of Holdings, Intermediate Holdings, CP Holdings LLC, a Borrower or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or local Requirements of Law; or (ii) the commencement of an involuntary case against Holdings, Intermediate Holdings, CP Holdings LLC, the Borrowers or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) under any Debtor Relief Law; or the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, administrator, examiner, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, Intermediate Holdings, CP Holdings LLC, the Borrowers or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary), or over all or a substantial part of its or their property; or the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, Intermediate Holdings, CP Holdings LLC, the Borrowers or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) for all or a substantial part of its property, which remains undismissed, unvacated, unbonded or unstayed pending appeal for 60 consecutive days; or

(g)     Voluntary Bankruptcy; Appointment of Receiver, Etc. Other than in respect of the UK Loan Parties (i) the entry against Holdings, Intermediate Holdings, CP Holdings LLC, the Borrowers or any of their respective Restricted Subsidiaries (other than any Immaterial Subsidiary) of an order for relief, the commencement by Holdings, Intermediate Holdings, CP Holdings LLC, any Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a voluntary case under any Debtor Relief Law, or the consent by Holdings, Intermediate Holdings, CP Holdings LLC, any Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by Holdings, Intermediate Holdings, CP Holdings LLC, any Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the appointment of or taking possession by a receiver, receiver and manager, trustee or other custodian for all or a substantial part of its property; (ii) the making by Holdings, Intermediate Holdings, CP Holdings LLC, any Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a general assignment for the benefit of creditors; or (iii) the admission by Holdings, Intermediate Holdings, CP Holdings LLC, any Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in writing of their inability to pay their respective debts as such debts become due; or

(h)     Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against Holdings, Intermediate Holdings, CP Holdings LLC, any Borrower or any of its Restricted Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by self-insurance (if applicable) or by insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 days; or

(i)     Employee Benefit Plans. The occurrence of one or more ERISA Events, which individually or in the aggregate result in liability of Holdings or any of its Restricted Subsidiaries, in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j)     Change of Control. The occurrence of a Change of Control; or

(k)     Guaranties, Security Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) any material Guaranty (as defined in the US Guaranty and Security Agreement) for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate in writing its obligations thereunder (other than as a result of the discharge of such Guarantor in accordance with the terms thereof), (ii) this Agreement or any material Security Document ceases to be in full force and effect or shall be declared null and void (other than by reason of (x) a release of Collateral in accordance with the terms hereof or thereof or (y) the occurrence of the Termination Date or any other termination of such Security Document in accordance with the terms thereof) or (iii) any Loan Party shall contest in writing the validity or enforceability of any Loan Document or any material provision of any Loan Document or deny in writing that it has any further liability (other than by reason of the occurrence of the Termination Date), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; it being understood and agreed that the failure of the Agent to maintain possession of any Collateral actually delivered to it or file any Uniform Commercial Code (or equivalent) continuation statement shall not result in an Event of Default under this clause (k) or any other provision of any Loan Document; or

(l)     Subordination. The Obligations ceasing or the assertion in writing by any Loan Party that the Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any Junior Indebtedness or Junior Lien Indebtedness in excess of the Threshold Amount or any such subordination provision being invalidated or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto; or

(m)     UK Insolvency. (a) An Insolvency Proceeding is filed against any UK Loan Party and such Insolvency Proceeding is not a winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within ten (10) days after the date of its commencement or, if earlier, the date any such petition is advertised; (b) a UK Loan Party (i) is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law (including from Section 123(1) of the Insolvency Act 1986 only sub-section 123(1)(e) and not sub-sections 123(1)(a) to (d)); (ii) suspends making payments on any of its debts, (iii) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness, or (c) in respect of any UK Loan Party, it is proved to the satisfaction of a court that the value of its assets is less than that its liabilities (taking into account contingent and prospective liabilities) or a moratorium (including without limitation any moratorium under Part A1 of the Insolvency Act 1986 (UK)) or other protection from its creditors is obtained, declared or imposed in respect of any its Indebtedness; or

(n)     UK Pension Plans. The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any UK Loan Party.

(o)     Invalidity of Acceptable Intercreditor Agreement. Any material provision of any Acceptable Intercreditor Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such Acceptable Intercreditor Agreement;

9.           RIGHTS AND REMEDIES.

9.1     Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)     by written notice to Borrowers, (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b)     by written notice to Borrowers, declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and

(c)     exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity; provided, that, with respect to any Event of Default resulting solely from failure of Borrowers to comply with the financial covenant set forth in Article 7, neither Agent nor the Required Lenders may exercise the foregoing remedies in this Section 9.1 until the date that is the earlier of (i) ten (10) Business Days after the day on which financial statements are required to be delivered for the applicable month and (ii) the date that Agent receives notice that there will not be a Curative Equity contribution made for such month.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.1(f) or Section 8.1(g) in relation to a US Borrower, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the US Revolver Commitments shall automatically terminate and the US Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans of the US Borrowers and all other US Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and US Borrowers shall automatically be obligated to repay all of such US Obligations in full (including US Borrowers being obligated to provide (and US Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for US Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Holdings’ or its Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Holdings, Intermediate Holdings, CP Holdings LLC, and US Borrowers.

9.2     Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9.3     Curative Equity.

(a)     At the election of Administrative Borrower upon written notice to Agent and subject to the limitations set forth in clause (d) below, Holdings and Borrowers may cure (and shall be deemed to have cured) an Event of Default arising out of a breach of the Fixed Charge Coverage Ratio financial covenant set forth in Article 7 if they receive the cash proceeds of an investment of Curative Equity within 10 Business Days after the date on which the Fixed Charge Coverage Ratio is first required to be tested pursuant to the terms hereof.

(b)     Borrowers shall promptly notify Agent of its receipt of any proceeds of Curative Equity and any investment of Curative Equity shall be in immediately available funds.

(c)     Upon delivery of a certificate by Administrative Borrower to Agent as to the amount of the proceeds of such Curative Equity and that such amount complies with the provisions of this Section 9.3, then any Event of Default that occurred and is continuing from a breach of the Fixed Charge Coverage Ratio shall be deemed cured with no further action required by the Required Lenders. Prior to the date of the delivery of a certificate conforming to the requirements of this Section, any Event of Default that has occurred as a result of a breach of the Fixed Charge Coverage Ratio shall be deemed to be continuing and, as a result, the Lenders (including the Swing Lender and the Issuing Banks) shall have no obligation to make additional Loans or otherwise extend additional credit hereunder. In the event Holdings and Borrowers do not cure all financial covenant violations as provided in this Section 9.3, the existing Event of Default shall continue unless waived in writing by the Required Lenders in accordance herewith.

(d)     Notwithstanding anything to the contrary contained in the foregoing or this Agreement, (i) Holdings and Borrowers’ rights under this Section 9.3 may (A) be exercised not more than five (5) times during the term of this Agreement, (B) not be exercised unless in each four fiscal quarter period, there shall be a period of two fiscal quarters in which no Curative Equity is contributed pursuant hereto, (ii) the Curative Equity contributed in any month shall be no greater than the amount required to cause Borrowers to be in pro forma compliance with the Fixed Charge Coverage Ratio for the applicable period, and (iii) the Curative Equity shall be disregarded for purposes of determining Consolidated Adjusted EBITDA for any pricing, financial covenant based conditions or any baskets with respect to the covenants contained in this Agreement and there shall be no pro forma reduction in Indebtedness with the proceeds of any Curative Equity for determining compliance with the Fixed Charge Coverage Ratio or for determining any pricing, financial covenant based conditions or baskets with respect to the covenants contained in this Agreement, in each case in the quarter in which such Curative Equity is used.

10.         WAIVERS; INDEMNIFICATION.

10.1    Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2    The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3    Indemnification. Without duplication of any amounts paid pursuant to Section 2.11(f), each Loan Party shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys (limited to such fees and disbursements of attorneys of one firm of counsel for all such Indemnified Persons and one local counsel for all such Indemnified Persons in each appropriate jurisdiction and, to the extent required by the subject matter, one specialist counsel for each specialized area of law in each appropriate jurisdiction (and, solely in the event of an actual or perceived conflict of interest as determined by the affected Indemnified Persons, one counsel for such affected Indemnified Persons taken as a whole), experts, or consultants and all other costs and out-of-pocket expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, any Related Agreement or the transactions contemplated hereby or thereby or the monitoring of Holdings’ and its Subsidiaries’ compliance with the terms of the Loan Documents, (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, any Related Agreement, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries or any Environmental Claims, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”) (provided, that the foregoing indemnifications in clauses (a) through (c) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in such clauses shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand. The foregoing to the contrary notwithstanding, no Loan Party shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. This Section 10.3 shall not apply with respect to Taxes other than Taxes that represent losses, claims or damages arising from any non-Tax claim. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.         NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Borrower:	BRUNDAGE BONE CONCRETE PUMPING HOLDINGS, INC. 500 E. 84th Avenue, Suite A-5 Thornton, CO 80029 Attn: Iain Humphries Tel. No.: (303) 289-7497 Email: iainhumphries@brundagebone.com

with copy to (which shall not constitute notice to any Loan Party):	ARGAND PARTNERS LP LLC Club Row Building 28 West 44th Street, Suite 501 New York, NY 10036 Attn: Tariq Osman Tel. No.: (212) 588-6470 Email: tosman@argandequity.com

with additional copy to (which shall not constitute notice to any Loan Party):	WHITE & CASE LLP 1221 Avenue of the Americas New York, NY 10020-1095 Attn: Sherri Snelson Tel. No.: (212) 819-8430 Email: sherri.snelson@whitecase.com

If to Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION 1800 Century Park East, Suite 1100 Los Angeles, CA 90067 Attn: Peter Aziz, Senior Vice President Fax No.: (866) 358-0984 Email: Peter.Aziz@WellsFargo.com

with copies to:	MORGAN, LEWIS & BOCKIUS LLP 300 South Grand Avenue, 22nd Floor Los Angeles, California 90071-3132 Attn: Marshall Stoddard, Jr., Esq. Fax No: (212) 309-6001 Email: Marshall.Stoddard@MorganLewis.com

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.     CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)     THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)     THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OR UK SECURITY AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT OR UK SECURITY AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF HOLDINGS, INTERMEDIATE HOLDINGS, CP HOLDINGS LLC, AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)     TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF HOLDINGS, INTERMEDIATE HOLDINGS, CP HOLDINGS LLC, AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH OF HOLDINGS, INTERMEDIATE HOLDINGS, CP HOLDINGS LLC, AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)     EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)     NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST AGENT, UK SECURITY AGENT, SWING LINE LENDER, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f)     IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i)     WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii)     THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii)     UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv)     EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER; PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v)     THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi)     THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii)     THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.         ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1     Assignments and Participations.

(a)     (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A)     US Administrative Borrower; provided, that no consent of US Administrative Borrower shall be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within 5 Business Days after having received notice thereof; and

(B)     Agent, Swing Lender, and Issuing Bank.

(ii)     Assignments shall be subject to the following additional conditions:

(A)     no assignment may be made to a natural person,

(B)     no assignment may be made to a Loan Party, an Affiliate of a Loan Party or any Permitted Holder Affiliated Entity,

(C)     no assignment may be made to a Disqualified Institution unless a Specified Event of Default of the type referred to in clause (a), (d) or (e) of the definition thereof has occurred and is continuing,

(D)     the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

(E)     each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(F)     the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,

(G)     unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and

(H)     the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

Notwithstanding anything contained herein to the contrary, no assignment may be made unless after giving effect thereto (i) the Pro Rata Share of the US Revolver Commitment of a Lender and its Affiliates shall equal the Pro Rata Share of the UK Revolver Commitments of such Lender and its Affiliates and (ii) the Pro Rata Share of the UK Revolver Commitments of a Lender and its Affiliates shall equal the Pro Rata Share of the US Revolver Commitments of such Lender and its Affiliates.

(b)     From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, subject to Section 13.1(h), (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c)     By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)     Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)     Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party, an Affiliate of a Loan Party, or any Permitted Holder Affiliated Entity, and (vii) except as provided below, all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents, or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)     In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Holdings and its Subsidiaries and their respective businesses.

(g)     Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or US Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)     Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Revolving Loans (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Revolving Loans to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Revolving Loans to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of the Borrowers, shall maintain a register comparable to the Register.

(i)     In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(j)     Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2     Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.         AMENDMENTS; WAIVERS.

14.1     Amendments and Waivers.

(a)     No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)     increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c),

(ii)     postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)     reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenant in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv)     amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)     amend, modify, or eliminate Section 3.1 or 3.2,

(vi)     amend, modify, or eliminate Section 15.11,

(vii)     other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(viii)     amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”,

(ix)     contractually release or contractually subordinate any of Agent’s Liens,

(x)     other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(xi)     amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii) or Section 2.4(e) or (f), or

(xii)     amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties, Affiliates of a Loan Party, or Permitted Holder Affiliated Entities.

(b)     No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i)     the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders),

(ii)     any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;

(c)     No amendment, waiver, modification, elimination, or consent shall, without written consent of Agent, Borrowers and the Supermajority Lenders, amend, modify, or eliminate the definition of Aggregate Borrowing Base, UK Borrowing Base, US Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Inventory, Eligible UK Rolling Stock Collateral, or Eligible US Rolling Stock Collateral) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, US Maximum Revolver Amount, or UK Maximum Revolver Amount, or change Section 2.1(e);

(d)     No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to any Issuing Bank, or any other rights or duties of any Issuing Bank under this Agreement or the other Loan Documents, without the written consent of such Issuing Bank, Agent, Borrowers, and the Required Lenders;

(e)     No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders; and

(f)     Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Holdings or any Borrower, shall not require consent by or the agreement of any Loan Party, (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender, and (iii) any amendment contemplated by Section 2.12(d)(iii) of this Agreement in connection with a Benchmark Transition Event or an Early Opt-in Election shall be effective as contemplated by such Section 2.12(d)(iii) hereof.

14.2     Replacement of Certain Lenders.

(a)     If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least five (5) Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given.

(b)     Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit, and (iii) Funding Losses). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.3     No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Holdings, Intermediate Holdings, CP Holdings LLC, Borrowers, and the other Loan Parties of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.         AGENT; UK SECURITY AGENT; THE LENDER GROUP.

15.1     Appointment and Authorization of Agent and UK Security Agent. Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent and security agent, as applicable, for and on behalf of the Lenders (and the Bank Product Providers), respectively on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, neither Agent nor UK Security Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent or UK Security Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent or UK Security Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent or UK Security Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent or UK Security Agent, as applicable, to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent and UK Security Agent, as applicable, shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent or UK Security Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent or UK Security Agent, Lenders agree that Agent or UK Security Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent or UK Security Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2     Delegation of Duties. Agent and UK Security Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent nor UK Security Agent shall be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3     Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries. No Agent-Related Person shall have any liability to any Lender, and Loan Party or any of their respective Affiliates if any request for a Loan, Letter of credit or other extension of credit was not authorized by the applicable Borrower. Neither Agent nor UK Security Agent shall be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.

15.4     Reliance by Agent and UK Security Agent. Agent and UK Security Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent and UK Security Agent shall each be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent or UK Security Agent, as applicable, shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent or UK Security Agent, as applicable, shall act, or refrain from acting, as it deems advisable. If Agent or UK Security Agent, as applicable, so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent and UK Security Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5     Notice of Default or Event of Default. Neither Agent nor UK Security Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except in the case of Agent with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent and UK Security Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent or UK Security Agent, as applicable, has received any such request, Agent or UK Security Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6     Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent-Related Person hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent and UK Security Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent or UK Security Agent, as applicable, Agent or UK Security Agent, as applicable, shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent and UK Security Agent do not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or UK Security Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7     Costs and Expenses; Indemnification. Agent and UK Security Agent may incur and pay Lender Group Expenses to the extent Agent or UK Security Agent, as applicable, reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent, UK Security Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent and UK Security Agent are authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent or UK Security Agent, as applicable, to reimburse Agent or UK Security Agent, as applicable, for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent or UK Security Agent is not reimbursed for such costs and expenses by the Loan Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent or UK Security Agent, as applicable, such Lender’s ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent and/or UK Security Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent or UK Security Agent, as applicable, in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent or UK Security Agent, as applicable,. is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent or UK Security Agent, as applicable.

15.8     Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Capital Stock in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent or UK Security Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), neither Agent nor UK Security Agent, as applicable, shall be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

15.9     Successor Agent and Successor UK Security Agent. Agent and UK Security Agent may resign as Agent and UK Security Agent respectively upon 30 days (ten days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers or a Default or Event of Default has occurred and is continuing) and without any notice to the Bank Product Providers. If Agent or UK Security Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent or UK Security Agent, as applicable, for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank or Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans. If no successor Agent or UK Security Agent is appointed prior to the effective date of the resignation of Agent or UK Security Agent, as applicable, Agent or UK Security Agent, as applicable, may appoint, after consulting with the Lenders and Borrowers, a successor Agent or UK Security Agent, as applicable. If Agent or UK Security Agent, as applicable, has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent or UK Security Agent, as applicable, with a successor Agent or a successor UK Security Agent, as applicable, from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent or successor UK Security Agent, as applicable, hereunder, such successor Agent or successor UK Security Agent, as applicable, shall succeed to all the rights, powers, and duties of the retiring Agent or retiring UK Security Agent, as applicable, and the term “Agent” or “UK Security Agent” shall mean such successor Agent or successor UK Security Agent and the retiring Agent’s or UK Security Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s or UK Security Agent’s resignation hereunder as Agent or UK Security Agent, as applicable, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement or UK Security Agent under any UK Security Document. If no successor Agent or UK Security Agent has accepted appointment as Agent or UK Security Agent by the date which is thirty days following a retiring Agent’s or retiring UK Security Agent’s notice of resignation, the retiring Agent’s or retiring UK Security Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent or UK Security Agent hereunder until such time, if any, as the Lenders appoint a successor Agent or UK Security Agent as provided for above.

15.10     Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Capital Stock in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11     Collateral Matters.

(a)     The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent and UK Security Agent to release any Lien on any Collateral (and Agent’s execution of any agreement to evidence such release) (i) upon the termination of the Commitments and payment and satisfaction in full by the Loan Parties and their Subsidiaries of all of the Obligations, (ii) constituting property being sold or Disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent or UK Security Agent, as applicable, that the sale or disposition is permitted under Section 6.7 (and Agent and/or UK Security Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party or any of its Subsidiaries owned any interest at the time the relevant Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to any Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code or any other Debtor Relief Law, including Section 363 of the Bankruptcy Code, (b)credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Capital Stock of any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration; provided, that Bank Product Obligations not entitled to the application set forth in Section 2.4(b)(iii) shall not be entitled to be, and shall not be, credit bid, or used in the calculation of the ratable interest of the Lenders and Bank Product Providers in the Obligations which are credit bid. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate (by contract or otherwise) any Lien granted to or held by Agent on any property under any Loan Document (a) to the holder of any Permitted Lien on such property if such Permitted Lien secures purchase money Indebtedness (including Capitalized Lease Obligations) which constitute Indebtedness permitted under Section 6.1 and (b) to the extent Agent has the authority under this Section 15.11 to release its Lien on such property.

(b)     Neither Agent nor UK Security Agent shall have any obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by a Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that the relevant Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent or UK Security Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent and UK Security Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12     Restrictions on Actions by Lenders; Sharing of Payments.

(a)     Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Holdings or its Subsidiaries or any deposit accounts of Holdings or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)     If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Borrowers or Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13     Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14     Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15     Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent and UK Security Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent and UK Security Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent and UK Security Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16     Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a)     is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting Holdings or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)     expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)     expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding Holdings and its Subsidiaries and will rely significantly upon Holdings’ and its Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,

(d)     agrees to keep all Reports and other material, non-public information regarding Holdings and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e)     without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, reasonable attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(f)     In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Holdings or its Subsidiaries to Agent that has not been contemporaneously provided by Holdings or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Holdings or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Holdings or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17     Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent or UK Security Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18     UK Security Agent as security trustee for UK Security Documents. For the purposes of any Liens or Collateral created under the UK Security Documents, the following additional provisions shall apply, in addition to the provisions set out in Section 15 or otherwise hereunder.

(a)     In this Section 15.18, the following expressions have the following meanings:

“Appointee” means any receiver, administrator or other insolvency officer appointed in respect of any Loan Party or its assets.

“Charged Property” means the assets of the Loan Parties subject to a security interest under the UK Security Documents.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by UK Security Agent (in its capacity as security trustee).

“Secured Parties” means UK Security Agent, the Lenders and the Bank Product Providers.

(b)     The Secured Parties appoint UK Security Agent to hold the security interests constituted by the UK Security Documents on trust for the Secured Parties on the terms of the Loan Documents and UK Security Agent accepts that appointment.

(c)     UK Security Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Loan Party.

(d)     Nothing in this Agreement constitutes UK Security Agent as a trustee or fiduciary of, nor shall UK Security Agent have any duty or responsibility to, any Loan Party.

(e)     UK Security Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.

(f)     UK Security Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the UK Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(g)     UK Security Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with UK Security Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as UK Security Agent thinks fit and with such of the duties, rights, powers and discretions vested in UK Security Agent by the UK Security Documents as may be conferred by the instrument of appointment of that person.

(h)     UK Security Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).

(i)     UK Security Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement and any Fee Letter, as paid or incurred by UK Security Agent.

(j)     Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of UK Security Agent (in its capacity as security trustee) under the UK Security Documents, and each reference to UK Security Agent (where the context requires that such reference is to UK Security Agent in its capacity as security trustee) in the provisions of the UK Security Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(k)     Each Secured Party confirms its approval of the UK Security Documents and authorizes and instructs UK Security Agent: (i) to execute and deliver the UK Security Documents; (ii) to exercise the rights, powers and discretions given to UK Security Agent (in its capacity as security trustee) under or in connection with the UK Security Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by UK Security Agent (in its capacity as security trustee) on behalf of the Secured Parties under the UK Security Documents.

(l)     UK Security Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(m)     Each other Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a UK Security Document and accordingly authorizes: (a) UK Security Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and (b) the Land Registry (or other relevant registry) to register UK Security Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(n)     Except to the extent that a UK Security Document otherwise requires, any moneys which UK Security Agent receives under or pursuant to a UK Security Document may be: (a) invested in any investments which UK Security Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including UK Security Agent) on terms that UK Security Agent thinks fit, in each case in the name or under the control of UK Security Agent, and UK Security Agent shall hold those moneys, together with any accrued income (net of any applicable Tax) to the order of the Lenders, and shall pay them to the Lenders on demand.

(o)     On a disposal of any of the Charged Property which is permitted under the Loan Documents, UK Security Agent shall (at the cost of the Loan Parties) execute any release of the UK Security Documents or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that UK Security Agent considers desirable.

(p)     UK Security Agent shall not be liable for:

(i)     any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a UK Security Document;

(ii)     any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by the Loan Documents;

(iii)     the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or

(iv)     any shortfall which arises on enforcing a UK Security Document.

(q)     UK Security Agent shall not be obligated to:

(i)     obtain any authorization or environmental permit in respect of any of the Charged Property or a UK Security Document;

(ii)     hold in its own possession a UK Security Document, title deed or other document relating to the Charged Property or a UK Security Document;

(iii)     perfect, protect, register, make any filing or give any notice in respect of a UK Security Document (or the order of ranking of a UK Security Document), unless that failure arises directly from its own gross negligence or willful misconduct; or

(iv)     require any further assurances in relation to a UK Security Document.

(r)     In respect of any UK Security Document, UK Security Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.

(s)     In respect of any UK Security Document, UK Security Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of UK Security Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and UK Security Agent has failed to do so within fourteen (14) days after receipt of that request.

(t)     Every appointment of a successor UK Security Agent under a UK Security Document shall be by deed.

(u)     Section 1 of the Trustee Act 2000 (UK) shall not apply to the duty of UK Security Agent in relation to the trusts constituted by this Agreement.

(v)     In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 (UK) or the Trustee Act 2000 (UK), the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000 (UK).

(w)     The rights, powers and discretions conferred upon UK Security Agent by this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in UK Security Agent by any other Loan Document by general law or otherwise.

(x)     The perpetuity period under the rule against perpetuities if applicable to this Agreement and any UK Security Document shall be 80 years from the date of this Agreement.

15.19     Arranger Provisions. The Lead Arranger, in such capacity, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as Swing Lender, or as Issuing Bank, as applicable. Without limiting the foregoing, the Lead Arranger in such capacity, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Agent, Swing Lender, Issuing Bank, and each Loan Party acknowledges that it has not relied, and will not rely, on the Lead Arranger in deciding to enter into this Agreement or in taking or not taking action hereunder. The Lead Arranger, in such capacity, shall be entitled to resign at any time by giving notice to Agent and Borrowers.

16.        TAXES.

The provisions of Section 16.5 shall apply in respect of any Loan made to a UK Borrower and accordingly Sections 16.1 to 16.4 shall not apply to any such Loan or any payments thereunder. Each party’s obligations under this Section 16 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

16.1     Payments. All payments made by any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required (as determined in the good faith discretion of the applicable Withholding Agent), the applicable Loan Party shall make the requisite withholding, promptly pay over to the applicable Governmental Authority the withheld Tax, and furnish to Agent as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Loan Parties. Furthermore, if any such Tax is an Indemnified Tax or an Indemnified Tax is so levied or imposed, the Loan Parties agree to pay the full amount of such Indemnified Tax and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. The Loan Parties will promptly pay any Other Taxes or reimburse Agent for such Other Taxes upon Agent’s demand. The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a “Tax Indemnitee”) for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee). The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of Agent, and the repayment of the Obligations.

16.2     Exemptions.

(a)     If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) and the Administrative Borrower on behalf of all Borrowers one of the following (as well as such other documentation prescribed by applicable law or reasonably requested by Borrowers or the Agent as will enable the Borrowers or the Agent to determine whether or not such Lender or Participant is subject to backup withholding or information reporting requirements) before receiving its first payment under this Agreement and at the time or times reasonably requested as will permit such payments to be made without withholding or at a reduced rate of withholding:

(i)     if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Administrative Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments as applicable);

(ii)     if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E, as applicable;

(iii)     if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv)     if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (including a withholding statement and copies of the tax certification documentation for its beneficial owner(s) of the income paid to the intermediary, if required based on its status provided on the Form W-8IMY); or

(v)     a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b)     Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c)     If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, and from time to time thereafter upon the reasonable request of the Agent or Borrowers, but only if such Lender or such Participant is legally able to deliver such forms, or the providing of or delivery of such forms in the Lender’s reasonable judgment would not subject such Lender to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender (or its Affiliates); provided, further, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)     If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent and Administrative Borrower (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent and Administrative Borrower will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

(e)     If a payment made to a Lender under any Loan Document would be subject to US federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent or the Administrative Borrower(or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent or Borrowers (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent or Borrowers (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

16.3      Reductions.

(a)     If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b)     If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4     Refunds. If Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which the Loan Parties have paid additional amounts pursuant to this Section 16, it shall pay over such refund to the Administrative Borrower on behalf of the Loan Parties (but only to the extent of payments made, or additional amounts paid, by the Loan Parties under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent or such Lender, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or Lender hereunder as finally determined by a court of competent jurisdiction) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Loan Parties or any other Person or require Agent or any Lender to pay any amount to an indemnifying party pursuant to Section 16.4, the payment of which would place Agent or such Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

16.5     United Kingdom Tax Matters.

(a)     UK Taxes. The provisions of this Section 16.5 shall only apply in respect of any UK Borrower.

(b)     Tax Gross-Up.

(i)     Each UK Borrower shall make all payments to be made by it under any Loan Document without any Tax Deduction unless a Tax Deduction is required by law.

(ii)     A UK Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify Agent accordingly. Similarly, a Lender shall promptly notify Agent on becoming so aware in respect of a payment payable to that Lender. If Agent receives such notification from a Lender it shall notify the UK Borrowers.

(iii)     Subject to Section 16.5(b)(iv), if a Tax Deduction is required by law to be made by a UK Borrower, the amount of the payment due from that UK Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(iv)     A payment shall not be increased under Section 16.5(b)(iii) above by reason of a Tax Deduction on account of Taxes imposed by the United Kingdom if, on the date on which the payment falls due:

(A)     the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(B)     the relevant Lender is a Qualifying Lender solely by virtue of clause (b) of the definition of Qualifying Lender, and:

an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the UK ITA which relates to the payment and that Lender has received from the UK Borrowers making the payment a certified copy of that Direction;

the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(C)     the relevant Lender is a Qualifying Lender solely by virtue of clause (b) of the definition of Qualifying Lender and:

the relevant Lender has not given a Tax Confirmation to the UK Borrowers; and

the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the UK Borrowers, on the basis that the Tax Confirmation would have enabled the UK Borrowers to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK ITA; or

(D)     the relevant Lender is a Treaty Lender and the UK Borrowers making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Section 16.5(b)(vii) and Section 16.5(f) below.

(v)     If a UK Borrower is required to make a Tax Deduction, that UK Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(vi)     Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the UK Borrowers making that Tax Deduction shall deliver to Agent for the benefit of the Lender entitled to the payment a statement under section 975 of the UK ITA or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(vii)     A Treaty Lender and each UK Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that UK Borrower to obtain authorization to make that payment without a Tax Deduction and, until such time as the UK Borrowers have obtained authorization (including under the HMRC DT Treaty Passport scheme) to make payments without any Tax Deduction, the UK Borrowers will continue to comply with their obligations under the remaining provisions of this Section 16.5(b).

(viii)     Nothing in Section 16.5(b)(vii) above shall require a Treaty Lender to:

(A)     register under the HMRC DT Treaty Passport scheme;

(B)     apply the HMRC DT Treaty Passport scheme to any advance if it has so registered; or

(C)     file Treaty forms if it has given a confirmation to the effect that it wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement in accordance with Section 16.5(b)(xi) or Section 16.5(f)(i) (HMRC DT Treaty Passport scheme confirmation) and the UK Borrowers making that payment has not complied with its obligations under Section 16.5(b)(xii) or Section 16.5(f)(ii) (HMRC DT Treaty Passport scheme confirmation).

(ix)     A UK Non-Bank Lender which becomes a party on the day on which this Agreement is entered into gives a Tax Confirmation to the UK Borrowers by entering into this Agreement.

(x)     A UK Non-Bank Lender shall promptly notify the UK Borrowers and Agent if there is any change in the position from that set out in the Tax Confirmation.

(xi)     A Treaty Lender which becomes a party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall give a confirmation to that effect (for the benefit of Agent and without liability to any UK Borrower) by notifying the Administrative Borrowers of its scheme reference number and its jurisdiction of tax residence.

(xii)     Where a Lender notifies the Administrative Borrowers as described in Section 16.5(b)(xi) above, each UK Borrower shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement and shall promptly provide the Lender with a copy of that filing.

(xiii)     Where a Lender has notified the Administrative Borrowers as described in Section 16.5(b)(xi) and a UK Borrower which has complied with its obligations under Section 16.5(b)(xii) has filed a duly completed form DTTP2 but that form DTTP2 has been rejected by H.M. Revenue & Customs or H.M. Revenue & Customs has not given the UK Borrowers authority to make payments to that Lender without a Tax Deduction within 60 days of the date of filing the form DTTP2, the UK Borrowers shall notify the Lender in writing and the Lender shall co-operate in completing any additional procedural formalities necessary for that UK Borrower to obtain authorization to make a payment without a Tax Deduction.

(xiv)     If a Lender has not given a confirmation to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 16.5(b)(xi) above or Section 16.5(f)(i), no UK Borrower shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s advance or its participation in any advance, unless the Lender agrees otherwise.

(c)     Tax indemnity.

(i)     Subject to Section 16.5(c)(ii), the UK Borrowers shall (within three Business Days of demand by Agent) pay to the Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Lender in respect of a Loan Document.

(ii)     Section 16.5(c)(i) above shall not apply:

(A)     with respect to any Tax assessed on a Lender:

i.     under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for tax purposes; or

ii.     under the law of the jurisdiction in which that Lender’s lending office is located in respect of amounts received or receivable in that jurisdiction,

(B)     if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender; or

(C)     to the extent a loss, liability or cost:

i.     is compensated for by an increased payment under Section 16.5(b); or

ii.     would have been compensated for by an increased payment under Section 16.5(b) but was not so compensated solely because one of the exclusions in Section 16.5(b) applied; or

iii.     relates to a deduction or withholding from a payment under a Loan Document required by FATCA.

(iii)     A Lender making, or intending to make a claim under Section 16.5(c)(i) above shall promptly notify Agent of the event which will give, or has given, rise to the claim, following which Agent shall notify the UK Borrowers.

(iv)     A Lender shall, on receiving a payment from a UK Borrower under Section 16.5(c)(i), notify Agent.

(d)     Tax Credit. If a UK Borrower makes a Tax Payment and the relevant Lender reasonably determines that (1) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and that (2) Lender has obtained, utilized and retained the benefit of that Tax Credit, the Lender shall pay an amount to the UK Borrowers which that Lender reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the UK Borrowers. Each Lender shall promptly notify the UK Borrowers of any Tax Credit that may give rise to a payment under this Section 16.5(d).

(e)     Lender Status Confirmation. Each Lender which becomes a party to this Agreement after the date of this Agreement (“New Lender”) shall confirm, in the Assignment and Acceptance Agreement which it executes on becoming a party, and for the benefit of Agent and without liability to any UK Borrower, which of the following categories it falls within:

(i)     not a Qualifying Lender;

(ii)     a Qualifying Lender (other than a Treaty Lender); or

(iii)     a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Section 16.5(e), then such New Lender or Lender (as appropriate) shall be treated for the purposes of this Agreement (including by each UK Borrower) as if it is not a Qualifying Lender until such time as it notifies Agent which category of Qualifying Lender applies (and Agent, upon receipt of such notification, shall inform the UK Borrowers). For the avoidance of doubt, an Assignment and Acceptance shall not be invalidated by any failure of a New Lender to comply with this Section 16.5. A New Lender who has indicated its status in accordance with this Section 16.5(e) shall use reasonable efforts to notify the UK Borrowers if it becomes aware of a change in that status.

(f)     HMRC DT Treaty Passport Scheme Confirmation.

(i)     A New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall give a confirmation to that effect (for the benefit of Agent and without liability to any UK Borrower) in the Assignment and Acceptance which it executes by including its scheme reference number and its jurisdiction of tax residence in that Assignment and Acceptance.

(ii)     Where an Assignment and Acceptance includes the confirmation described in Section 16.5(f)(i) above in the relevant Assignment and Acceptance each UK Borrower which is a Party as a Borrower as at the date that the relevant Assignment and Acceptance Agreement is executed (the “Transfer Date”) shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of that Transfer Date and shall promptly provide the Lender with a copy of that filing.

(iii)     Where a New Lender that is a Treaty Lender has confirmed that it wishes the HMRC DT Treaty Passport scheme to apply in the Assignment and Acceptance as described in Section 16.5(f)(i) and a UK Borrower which has complied with its obligations under Section 16.5(f)(ii) has filed a duly completed form DTTP2 but that form DTTP2 has been rejected by H.M. Revenue & Customs or H.M. Revenue & Customs has not given the UK Borrowers authority to make payments to that Lender without a Tax Deduction within 60 days of the date of filing the form DTTP2, the UK Borrowers shall notify the Lender in writing and the Lender shall co-operate in completing any additional procedural formalities necessary for that UK Borrower to obtain authorization to make a payment without a Tax Deduction.

(g)     Stamp Taxes. The UK Borrowers shall pay and, within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Loan Document (including such taxes or duties payable in order to register or enforce any Loan Document) or the transactions occurring under any of them.

(h)     Value Added Tax.

(i)     All amounts set out or expressed in a Loan Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Section 16.5(h)(ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Loan Document, that party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender shall promptly provide an appropriate VAT invoice to such party).

(ii)     If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration):

(A)     (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(B)     (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party shall promptly, following demand from the Recipient, pay to the Recipient an amount equal to VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)     Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)     Any reference in this Section 16.5(h) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the United Kingdom Value Added Tax Act 1994).

(v)     (v)     In relation to any supply made by a Lender or Agent to any party under any Loan Document, if reasonably requested by such Lender or Agent, that party shall promptly provide such Lender or Agent with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s or Agent’s VAT reporting requirements in relation to such supply.

(i)     Determination. Except as otherwise expressly provided in Section 16.5, a reference to “determines” or “determined” in connection with tax provisions contained in Section 16.5 means a determination made in the absolute discretion of the person making the determination.

17.       GENERAL PROVISIONS.

17.1     Effectiveness. This Agreement shall be binding and deemed effective when executed by Holdings, Intermediate Holdings, CP Holdings LLC, Industrea, each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2     Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3     Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Holdings or Intermediate Holdings or CP Holdings LLC or any Loan Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4     Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5     Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6     Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7     Counterparts; Electronic Execution. This Agreement and any notices delivered under this Agreement, may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Agent reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement or on any notice delivered to Agent and/or UK Security Agent under this Agreement. This Agreement and any notices delivered under this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. Delivery of an executed counterpart of a signature page of this Agreement and any notices as set forth herein will be as effective as delivery of a manually executed counterpart of the Agreement or notice. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8     Revival and Reinstatement of Obligations. If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code or any other Debtor Relief Law relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.

17.9     Confidentiality.

(a)     Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Industrea, Holdings and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)     Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of Agent.

(c)     Each Loan Party agrees that Agent may make materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) available to the Lenders by posting the communications on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct. Each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.10     Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

17.11     Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

17.12     Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Agent or any Lender in such currency, Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

17.13     Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.14     Administrative Borrowers

(a)     BBCPH as Administrative Borrower for US Borrowers. Each US Borrower hereby irrevocably appoints BBCPH as the borrowing agent and attorney-in-fact for all US Borrowers (the “US Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each US Borrower that such appointment has been revoked and that another US Borrower has been appointed US Administrative Borrower. Each US Borrower hereby irrevocably appoints and authorizes the US Administrative Borrower (a) to provide Agent with all notices with respect to US Revolving Loans and Letters of Credit obtained for the benefit of any US Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by US Administrative Borrower shall be deemed to be given by US Borrowers hereunder and shall bind each US Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the US Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each US Borrower), and (c) to take such action as the US Administrative Borrower deems appropriate on its behalf to obtain US Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the US Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to US Borrowers in order to utilize the collective borrowing powers of US Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any US Borrower as a result hereof. Each US Borrower expects to derive benefit, directly or indirectly, from the handling of the US Loan Account and the Collateral in a combined fashion since the successful operation of each US Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any US Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the US Loan Account and Collateral of US Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of the US Administrative Borrower, except that US Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.14(a) with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

(b)     Camfaud Concrete as Administrative Borrower for UK Borrowers. Each UK Borrower hereby irrevocably appoints Camfaud Concrete as the borrowing agent and attorney-in-fact for all UK Borrowers (the “UK Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each UK Borrower that such appointment has been revoked and that another UK Borrower has been appointed UK Administrative Borrower. Each UK Borrower hereby irrevocably appoints and authorizes the UK Administrative Borrower (a) to provide Agent with all notices with respect to UK Revolving Loans and Letters of Credit obtained for the benefit of any UK Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by UK Administrative Borrower shall be deemed to be given by UK Borrowers hereunder and shall bind each UK Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the UK Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each UK Borrower), and (c) to take such action as the UK Administrative Borrower deems appropriate on its behalf to obtain UK Revolving Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the UK Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to UK Borrowers in order to utilize the collective borrowing powers of UK Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any UK Borrower as a result hereof. Each UK Borrower expects to derive benefit, directly or indirectly, from the handling of the UK Loan Account and the Collateral in a combined fashion since the successful operation of each UK Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any UK Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the UK Loan Account and Collateral of UK Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of the UK Administrative Borrower, except that UK Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.14(b) with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.15     Intercreditor Agreement. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (a) the Liens granted to Agent and/or UK Security Agent in favor of each member of the Lender Group and the Bank Product Providers pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Intercreditor Agreement, (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the Intercreditor Agreement, on the other hand, the terms and provisions of the Intercreditor Agreement shall control, and (c) each Lender authorizes, and, by accepting the benefits of the Collateral, each Bank Product Provider shall be deemed to have authorized, Agent to execute the Intercreditor Agreement on behalf of such Lender, and such Lender agrees to be bound by the terms thereof.

17.16     Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)     the effects of any Bail-in Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

17.17     UK “Know your customer” checks.

(a)     If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law, regulation, applicable market guidance or internal policy in relation to the periodic review and/or updating of customer information made after the date of this Agreement; (ii) any change in the status, or composition of the shareholders, of a UK Loan Party after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges Agent or any Lender (or, in the case of clause (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each UK Loan Party shall promptly upon the request of Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause (iii) above, on behalf of any prospective new Lender) in order for Agent, such Lender or, in the case of the event described in clause (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(b)     Each Lender shall promptly upon the request of Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by Agent (for itself) in order for Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(c)     UK Administrative Borrower shall, by not less than 10 Business Days’ prior written notice to Agent, notify Agent (which shall promptly notify the UK Lenders) of its intention to request that one of its Subsidiaries becomes a party hereto as a UK Borrower in accordance with the terms hereof.

(d)     Following the giving of any notice pursuant to Section 17.17(c), if the accession of such Subsidiary obliges Agent, UK Security Agent or any UK Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the UK Administrative Borrower shall promptly upon the request of Agent, UK Security Agent or any UK Lender supply, or procure the supply of, such documentation and other evidence as is requested by Agent (for itself or on behalf of any UK Lender) or UK Security Agent or any UK Lender (for itself or on behalf of any prospective new UK Lender) in order for Agent, UK Security Agent or such UK Lender or any prospective new UK Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as a UK Borrower.

17.18     Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

17.19     Process Agent. Borrowers shall cause each UK Loan Party to irrevocably appoint a process agent reasonably satisfactory to Agent (the “Process Agent”), as its agent to receive on behalf of each such UK Loan Party, service of the summons and complaint and any other process which may be served in any action or proceeding in connection with any Loan Document or the Obligations thereunder, for a term ending no earlier than one year immediately following the Maturity Date. Such service may be made by mailing or delivering a copy of such process to each UK Loan Party, in care of the Process Agent at the address specified in the instrument whereby the Process Agent accepts its appointment (a copy of which will be delivered to Agent upon receipt thereof), and Borrowers shall cause each such UK Loan Party to irrevocably authorize and direct the Process Agent to accept such service on its behalf. Borrowers shall cause each UK Loan Party to covenant and agree that, for so long as it shall be bound under any Loan Document, it shall (a) maintain a duly appointed agent for the service of summons and other legal process in the County of San Francisco, California, United States of America, for the purposes of any legal action, suit or proceeding brought by any party in respect of this Agreement or such other Loan Document and (b) keep Agent advised of the identity and location of such agent. If for any reason there is no authorized agent for service of process in California, United States of America, Borrowers shall cause each UK Loan Party to irrevocably consent to the service of process out of the said courts by mailing copies thereof by registered United States air mail postage prepaid to it at its address specified in Section 11. Nothing in this Section shall affect the right of any member of the Lender Group to (i) commence legal proceedings or otherwise sue any UK Loan Party in the country in which it is domiciled or in any other court having jurisdiction over such UK Loan Party or (ii) serve process upon any UK Loan Party in any manner authorized by the laws of any such jurisdiction.

17.20     Amendment and Restatement; Continuing Security. It is the intention of each of the parties hereto that the Existing Credit Agreement be amended and restated so as to preserve the perfection and priority of all security interests securing Indebtedness and Obligations under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) and that all Indebtedness and Obligations of the Borrowers and the Guarantors hereunder and the other Loan Documents shall be secured by the Security Documents and that this Agreement does not constitute a novation of any or all of the obligations and liabilities existing under the Existing Credit Agreement, the “Security Documents” (as defined in the Existing Credit Agreement), the other Loan Documents (as defined in the Existing Credit Agreement) or any related documents. After the Closing Date, all obligations of the Borrowers and the Guarantors under the Existing Credit Agreement shall become Obligations of the Borrowers and the Guarantors hereunder as modified hereby, and the provisions of the Existing Credit Agreement shall be superseded by the provisions hereof. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Existing Credit Agreement made under and in accordance with the terms of Section 14.1 of the Existing Credit Agreement. In addition, unless specifically amended hereby or contemporaneously herewith, each of the “Loan Documents” (as defined in the Existing Credit Agreement) shall continue in full force and effect and that, from and after the Closing Date, (i) all references to loans or Revolving Loans to, or notes issued by, the Borrowers therein shall be deemed to refer to the loans or Revolving Loans to, or notes issued by, the Borrowers hereunder, and (ii) all references to the “Loan Documents” contained therein shall be deemed to refer to the Loan Documents as defined in this Agreement.

[Remainder of Page Intentionally Left Blank; Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

HOLDINGS:

CONCRETE PUMPING HOLDINGS, INC.

(FORMERLY KNOWN AS CONCRETE PUMPING

HOLDINGS ACQUISITION CORP.), a Delaware

corporation

By: /s/ Iain Humphries

Name: Iain Humphries

Title: Chief Financial Officer

INTERMEDIATE HOLDINGS:

CONCRETE PUMPING INTERMEDIATE

ACQUISITION CORP., a Delaware corporation

By: /s/ Iain Humphries

Name: Iain Humphries

Title: Chief Financial Officer

CP HOLDINGS LLC:

CONCRETE PUMPING INTERMEDIATE

HOLDINGS, LLC, a Delaware limited liability

company

By: /s/ Iain Humphries

Name: Iain Humphries

Title: Chief Financial Officer

INDUSTREA:

INDUSTREA ACQUISITION CORP., a Delaware

corporation

By: /s/ Iain Humphries

Name: Iain Humphries

Title: Chief Financial Officer

[Brundage-Bone - Signature Page to Amended and Restated Credit Agreement]

BORROWERS:

BRUNDAGE-BONE CONCRETE PUMPING

HOLDINGS INC (FORMERLY KNOWN AS

CONCRETE PUMPING HOLDINGS, INC. AND AS

SUCCESSOR BY MERGER TO CONCRETE

PUMPING MERGER SUB INC.), a Delaware

corporation

By: /s/ Iain Humphries

Name: Iain Humphries

Title: Chief Financial Officer

BRUNDAGE-BONE CONCRETE PUMPING, INC.,

a Colorado corporation

By: /s/ Iain Humphries

Name: Iain Humphries

Title: Chief Financial Officer

ECO-PAN, INC., a Colorado corporation

By: /s/ Iain Humphries

Name: Iain Humphries

Title: Chief Financial Officer

CAPITAL PUMPING, LP, a Texas limited partnership

By:     CPH Acquisition, LLC, a Delaware limited

liability company and its general partner

By:     Brundage-Bone Concrete Pumping,

Inc., a Colorado corporation and its

managing member

By: /s/ Iain Humphries

Name: Iain Humphries

Title: Chief Financial Officer

[Brundage-Bone - Signature Page to Amended and Restated Credit Agreement]

BORROWERS (CONT’D):

CAMFAUD CONCRETE PUMPS LIMITED, a

private limited company incorporated and registered

under the laws of England and Wales with Company

Number 02635232

By: /s/ David Anthony Faud

Name: David Anthony Faud

Title: Director

PREMIER CONCRETE PUMPING LIMITED, a

private limited company incorporated and registered

under the laws of England and Wales with Company

Number 01714938

By: /s/ David Anthony Faud

Name: David Anthony Faud

Title: Director

[Brundage-Bone - Signature Page to Amended and Restated Credit Agreement]

AGENT AND US LENDER: WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent and as a US Lender By: /s/ James Fisher Name: James Fisher Title: Its Authorized Signatory

[Brundage-Bone - Signature Page to Amended and Restated Credit Agreement]

UK SECURITY AGENT AND UK LENDER: WELLS FARGO CAPITAL FINANCE (UK) LIMITED, as UK Security Agent and as UK Lender By: /s/ S. J. Chait Name: S. J. Chait Title: Its Authorized Signatory

[Brundage-Bone - Signature Page to Amended and Restated Credit Agreement]

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Acceptable Intercreditor Agreement” means the Intercreditor Agreement or another intercreditor agreement that is reasonably satisfactory to the Agent and the Borrowers.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Account Party” has the meaning specified therefor in Section 2.11(h) of this Agreement.

“Accounting Change” means any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all of the Capital Stock of any other Person.

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in each case, is not an existing Lender and that agrees to provide any portion of any Incremental Revolving Commitment pursuant to an Incremental Agreement pursuant to Section 2.16

“Administrative Borrower” means a US Administrative Borrower or a UK Administrative Borrower, as the context requires.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of this Agreement.

“Adverse Proceeding” means any action, suit, order, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of a Borrower or any of its Restricted Subsidiaries), whether at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of a Borrower or any of its Restricted Subsidiaries, threatened in writing, against or affecting a Borrower or any of its Restricted Subsidiaries or any property of a Borrower or any of its Restricted Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of this Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of the Capital Stock, by contract, or otherwise; provided that for purposes of the definition of Eligible Accounts and Section 6.8 of this Agreement: (a) if any Person owns directly or indirectly 10% or more of the Capital Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person), then both such Persons shall be Affiliates of each other, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning assigned in the Preamble hereto.

“Agent-Related Persons” means Agent or UK Security Agent, together with its Affiliates, officers, directors, employees, attorneys, delegates and agents.

“Agent’s Applicable Account” means Agent’s US Account or Agent’s UK Account, as the context requires.

“Agent’s Liens” means the Liens granted by Holdings or its Subsidiaries to Agent and/or UK Security Agent under the Loan Documents and securing the Obligations.

“Agent’s UK Account” means the Deposit Account of Agent identified on Schedule A-1 as Agent’s UK Account (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to UK Borrowers and the Lenders).

“Agent’s US Account” means the Deposit Account of Agent identified on Schedule A-1 as Agent’s US Account (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to US Borrowers and the Lenders).

“Aggregate Borrowing Base” means, as of any date of determination, the sum of the US Borrowing Base and the Dollar Equivalent of the UK Borrowing Base.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning specified therefor in Section 17.12 of this Agreement.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Currency” means (a) Dollars, with respect to Obligations denominated in Dollars and (b) GBP, with respect to Obligations denominated in GBP.

“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans, or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Quarterly Average Excess Availability of Borrowers for the most recently completed calendar quarter; provided, that for the period from the Closing Date through and including July 28, 2021, the Applicable Margin shall be set at the margin in the row styled “Level II”:

Level	Quarterly Average Excess Availability	Applicable Margin Relative to Base Rate Loans (the “Base Rate Margin”)	Applicable Margin Relative to LIBOR Rate Loans (the “LIBOR Rate Margin”)
I	> 50% of the Maximum Revolver Amount	0.75 percentage points	1.75 percentage points
II	< 50% of the Maximum Revolver Amount	1.00 percentage points	2.00 percentage points

The Applicable Margin shall be re-determined as of the first day of each calendar quarter by Agent.

“Applicable Unused Line Fee Percentage” means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Quarterly Average Revolver Usage of Borrowers for the most recently completed calendar quarter as determined by Agent in its Permitted Discretion; provided, that for the period from the Closing Date through and including July 28, 2021, the Applicable Unused Line Fee Percentage shall be set at the rate in the row styled “Level II”:

Level	Quarterly Average Revolver Usage	Applicable Unused Line Fee Percentage
I	> 50% of the Maximum Revolver Amount	0.25 percentage points
II	< 50% of the Maximum Revolver Amount	0.50 percentage points

The Applicable Unused Line Fee Percentage shall be re-determined on the first day of each successive three-month period following the date above by Agent.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) or Section 2.4(b)(iv) of this Agreement, as the case may be.

“Appraised Eligible UK Rolling Stock Collateral” means Eligible UK Rolling Stock Collateral that is subject to a recent appraisal thereof delivered to Agent in form and substance satisfactory to Agent.

“Appraised Eligible US Rolling Stock Collateral” means Eligible US Rolling Stock Collateral that is subject to a recent appraisal thereof delivered to Agent in form and substance satisfactory to Agent.

“Arranger” means Wells Fargo, in its capacities as sole lead arranger and sole Bookrunner.

“Assignee” has the meaning specified therefor in Section 13.1(a) of this Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

“Authorized Person” means a US Authorized Person or a UK Authorized Person, as the context requires.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” means a UK Bank Product or a US Bank Product, as the context requires.

“Bank Product Agreements” means UK Bank Product Agreements or US Bank Product Agreements, as the context requires.

“Bank Product Collateralization” means UK Bank Product Collateralization or US Bank Product Collateralization, as the context requires.

“Bank Product Obligations” means UK Bank Product Obligations or US Bank Product Obligations, as the context requires.

“Bank Product Provider” means Wells Fargo or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider.

“Bank Product Reserves” means UK Bank Product Reserves or US Bank Product Reserves, as the context requires.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Bona Fide Debt Fund” means a debt fund, investment vehicle, regulated bank entity or a regulated lending entity that is engaged in making, purchasing, holding, or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business.

“Base Rate” means the greatest of (a) one percent (1%) per annum, (b) the Federal Funds Rate plus ½%, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus one percentage point, and (d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (d) shall be deemed to be zero).

“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“BBCPH” have the meaning specified therefor in the Preamble hereto.

“BBCPH Refinancing” has the meaning assigned in Schedule 3.1 attached to the Agreement.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Agent and US Administrative Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for United States dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement shall be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and US Administrative Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for United States dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate:

(a)     in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(b)     in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(a)     a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(b)     a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the Federal Reserve System of the United States (or any successor), an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(c)     a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Agent or the Required Lenders, as applicable, by notice to Administrative Borrower, Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 2.12(d)(iii) and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 2.12(d)(iii).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the Preamble hereto.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“Borrowing” means a US Borrowing, or a UK Borrowing, as the context requires.

“Borrowing Base” means the US Borrowing Base or the UK Borrowing Base, as the context requires.

“Borrowing Base Certificate” means a consolidated Borrowing Base certificate substantially in the form of Exhibit B-1, which such form of Borrowing Base Certificate may be amended, amended and restated, restated, supplemented or otherwise modified from time to time (including, without limitation, changes to the format thereof), as approved by Agent in Agent’s sole discretion.

“Brundage Pumping” has the meaning assigned in the Preamble hereto.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California or New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan or a UK Revolving Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Camfaud Concrete” has the meaning assigned in the Preamble hereto.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) [reserved], (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) expenditures made during such period to the extent made with the identifiable proceeds of an equity investment in Holdings or any of its Subsidiaries, which equity investment is made substantially contemporaneously with the making of the expenditure, (d) capitalized software development costs to the extent such costs are deducted from net earnings under the definition of Consolidated Adjusted EBITDA or Consolidated EBITDA, as applicable for such period, (e) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding Holdings or any of its Affiliates), and (f) expenditures made during such period to consummate one or more Permitted Acquisitions.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Pumping” has the meaning assigned in the Preamble hereto.

“Capital Stock” means any and all shares, interests, participations, preferred equity certificates or other equivalents (however designated) of capital stock of a corporation or limited liability company (if applicable), any and all equivalent ownership interests in a Person (other than a corporation or limited liability company, if applicable), whether voting or non-voting, including partnership interests and membership interests, any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), and any and all warrants, profit participation interests, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding, for the avoidance of doubt, any Indebtedness convertible into or exchangeable for any of the foregoing.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Certificate of Title” means a certificate of title or a manufacturer’s statement of origin with respect to a unit of Rolling Stock.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC) in which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the IRC.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the earliest to occur of:

(a)     the acquisition by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan and/or person acting as the trustee, agent or other fiduciary or administrator therefor), other than one or more Permitted Holders, of capital stock representing more than the greater of (x) 35% of the total voting power of all of the outstanding voting Capital Stock of Holdings and (y) the percentage of the total voting power of all the outstanding voting Capital Stock of Holdings owned, directly or indirectly, by the Permitted Holders;

(b)     occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Holdings by Persons who were not directors of Holdings on the date of this Agreement, or nominated or appointed by the Board of Directors of Holdings;

(c)     each Borrower ceasing to be a direct or indirect Wholly-Owned Subsidiary of Holdings or Intermediate Holdings (except in connection with a transaction expressly permitted hereunder); or

(d)     the occurrence of any “Change in Control” as defined in the Second Lien Secured Notes Documents.

“Charge” means any loss (as defined under GAAP), charge, fee, expense, cost, accrual or reserve of any kind.

“CIS Regulations” means the Income Tax (Construction Industry Scheme) Regulations 2005.

“Claim” has the meaning specified therefor in Section 12(c) of this Agreement.

“Closing Date” means the date of the making of the initial Revolving Loan (or other extension of credit) under this Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Holdings or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent, UK Security Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Borrower’s or its Subsidiaries’ books and records, Equipment, Rolling Stock or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and (y) the time periods (and extensions thereof) set forth in Section 5.12, the requirement that the Agent shall have received in the case of any Restricted Subsidiary that is required to become a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary):

(A)     (1) a joinder to the US Guaranty and Security Agreement and/or UK Supplemental Guarantee and Debenture in substantially the forms attached as an exhibit thereto, (2) if the respective Restricted Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 5.12 owns registrations of or applications for U.S. patents, trademarks and/or copyrights or exclusive licenses to U.S. copyrights that constitute Collateral, a Patent Security Agreement in substantially the form attached as Exhibit B to the US Guaranty and Security Agreement, a Trademark Security Agreement in substantially the form attached as Exhibit D to the US Guaranty and Security Agreement, or a Copyright Security Agreement in substantially the form attached as Exhibit A to the US Guaranty and Security Agreement, (3) a completed Perfection Certificate, (4) in the case of any new US Loan Party, Uniform Commercial Code financing statements in appropriate form for filing in such jurisdictions as the Agent may reasonably request and (5) in the case of any new US Loan Party, an executed joinder to the Intercreditor Agreement in substantially the form attached as an exhibit thereto; and

(B)     each item of Collateral required to be delivered under Section 7 of the US Guaranty and Security Agreement (which, for the avoidance of doubt, shall be delivered within the time periods set forth in Section 5.12(a)).

“Commitment” means, with respect to each US Lender, its US Revolver Commitment and with respect to each UK Lender, its UK Revolver Commitment, as the context requires, and, with respect to all US Lenders, their US Revolver Commitments, with respect to all UK Lenders or their UK Revolver Commitments, in each case as such Dollar Equivalent amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Competitor” means any competitor of Holdings and/or any of its subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of Holdings to Agent.

“Compliance Period” means the period (a) commencing on the date that Excess Availability is at any time less than the greatest of (i) 12.5% of the Line Cap, (ii) $16,500,000 and (iii) 12.5% of the UK Borrowing Base, and (b) continuing until, during each of the preceding 30 consecutive days, Excess Availability has been greater than (i) 12.5% of the Line Cap, (ii) $16,500,000, and (iii) 12.5% of the UK Borrowing Base.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Adjusted Net Income of such Person and its Restricted Subsidiaries for such period:

(1)     increased (without duplication) by the following in each case (other than clause (j)) to the extent deducted (and not added back) in computing Consolidated Adjusted Net Income:

(a)     provision for Taxes based on income or profits or capital gains, including foreign, federal, state, provincial, franchise, excise, value added and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations and any payments to any Parent Company in respect of such taxes; plus

(b)     Consolidated Interest Expense of such Person; plus

(c)     Consolidated Depreciation and Amortization Expense of such Person; plus

(d)     any fees, expenses, charges or losses (other than depreciation or amortization expense) related to any offering of Capital Stock, Permitted Acquisition, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), and any amendment or modification to the terms of any such transaction including (i) such fees, expenses or charges related to the Transactions, and (ii) any amendment or other modification of this Agreement, the Second Lien Secured Notes or other Indebtedness; provided that the aggregate amount added back pursuant to this clause (d) in such period (together with amounts added back pursuant to clause (e), clause (j), clause (p), and clause (t) below) shall not exceed the sum of (x) 20% of Consolidated Adjusted EBITDA for such period (before giving effect to any adjustment as a result of this clause (d), and clause (e), clause (j), clause (p), and clause (t) below) plus (y) $5,000,000; provided that any fees, expenses or charges related to the Transactions consummated on the Closing Date shall not be subject to any cap set forth in this clause (d); plus

(e)     business optimization expenses and other restructuring charges, reserves or expenses actually incurred by the Loan Parties, including the effect of facility closures, facility consolidations, system development and establishment costs, conversion costs, contract termination costs, future lease commitments, retention costs, excess pension charges, curtailments and modifications to pension and post-retirement employee benefit plan costs or charges, severance costs and contract termination costs, including any one-time costs incurred in connection with acquisitions after the Closing Date; provided that the aggregate amount added back pursuant to this clause (e) in such period (together with amounts added back pursuant to clause (d) above, and clause (j), clause (p), and clause (t) below) shall not exceed the sum of (x) 20% of Consolidated Adjusted EBITDA for such period (before giving effect to any adjustment as a result of clause (d) above, this clause (e), and clause (j), clause (p), and clause (t) below) plus (y) $5,000,000; plus

(f)     any other non-cash charges, including any write offs, write downs, expenses, losses or items for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)     the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary in such period; plus

(h)     any payments made or accrued pursuant to Section 6.8(o); plus

(i)     costs of surety bonds incurred in such period in connection with financing activities only to the extent not reflected in Consolidated Interest Expense; plus

(j)     the amount of “run rate” cost savings, operating expense reductions and other synergies projected by BBCPH in good faith to be realized as a result of specified actions taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken (which cost savings, operating expense reductions or synergies shall be calculated on a pro forma basis as though such cost savings, operating expense reductions or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, operating expense reductions or synergies are reasonably identifiable and factually supportable, (B) such cost savings, operating expense reductions or synergies (together with any amounts added back pursuant to clause (d) and clause (e) above, and clause (p) and clause (t) below) do not exceed the sum of (x) 20% of Consolidated Adjusted EBITDA for such period (before giving effect to any adjustment as a result of clause (d) and clause (e) above, this clause (j), and clause (p) and clause (t) below) plus (y) $5,000,000, and (C) such actions have been taken, such actions with respect to which substantial steps have been taken or such actions are expected to be taken within 12 months after the date of determination to take such action; plus

(k)     any costs or expense incurred by the Borrowers or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the BBCPH or Net Proceeds of an issuance of Capital Stock of BBCPH (other than Disqualified Capital Stock); plus

(l)     the amount of expenses relating to payments made to option holders of BBCPH or any Parent Company in connection with, or as a result of, any distribution being made to stockholders of BBCPH or any Parent Company, which payments are being made to compensate such option holders as though they were stockholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement and in an amount acceptable to Agent; plus

(n)     [reserved]; plus

(o)     any non-cash portion of the cost of Rolling Stock sold during such period that represents the purchase price adjustment to the net book value of Rolling Stock as of the Closing Date; plus

(p)     Public Company Costs; provided that the aggregate amount added back pursuant to this clause (p) in such period (together with amounts added back pursuant to clause (d), clause (e), and clause (j) above, and clause (t) below) shall not exceed the sum of (x) 20% of Consolidated Adjusted EBITDA for such period (before giving effect to any adjustment as a result of clause (d), clause (e), and clause (j) above, this clause (p), and clause (t) below) plus (y) $5,000,000; plus

(q)     payments paid or accrued during such period in respect of purchase price holdbacks or earn-outs of BBCPH and its Restricted Subsidiaries (other than Indebtedness); plus

(r)     any after-tax effect of extraordinary, non-recurring or unusual gains, losses or charges (less all fees and expenses relating thereto) or expenses (including relating to the Transactions), severance, relocation costs, curtailments or modifications to pension and post-retirement employee benefits plans, start-up, facilities opening, transition, integration and other restructuring and business optimization costs, charges, reserves or expenses (including related to acquisitions after the Closing Date and to the start-up, closure and/or consolidation of facilities), in each case, not incurred in the ordinary course of business, new product introductions and signing, retention or completion bonuses and similar one-time compensation payments, in an amount acceptable to Agent; plus

(t)     any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Permitted Acquisition, Investment, Disposition, issuance or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction; provided that the aggregate amount added back pursuant to this clause (t) in such period (together with amounts added back pursuant to clause (d), clause (e), clause (j), and clause (p) above) shall not exceed the sum of (x) 20% of Consolidated Adjusted EBITDA for such period (before giving effect to any adjustment as a result of clause (d), clause (e), clause (j), and clause (p) above, and this clause (t)) plus (y) $5,000,000, and

(2)     decreased by (without duplication) non-cash gains increasing Consolidated Adjusted Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated Adjusted EBITDA in any prior period and excluding non-cash income; provided that, to the extent non-cash gains are deducted pursuant to this clause (2) for any previous period and not otherwise added back to Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein; and

(3)     increased by any non-cash loss or decreased by any gain (without duplication):

(a)     any net gain or loss resulting in such period from currency translation gains or losses related to currency re-measurements of Indebtedness, intercompany balances and other balance sheet items, plus or minus, as the case may be; and

(b)     any net gain or loss resulting in such period from Hedge Obligations, and the application of International Financial Reporting Standards 9-Financial Instruments, and its related pronouncements and interpretations (or any successor provision).

“Consolidated Adjusted Net Income” means, with respect to any Person for any period, the aggregate of the net income (loss) attributable to such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided, however, that, without duplication,

(1)     [reserved];

(2)     the non-cash cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(3)     any non-cash net after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(4)     any non-cash after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by BBCPH, shall be excluded;

(5)     the net income (loss) for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of BBCPH shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(6)     effects of non-cash adjustments (including the effects of such non-cash adjustments pushed down to BBCPH and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements in accordance with GAAP resulting from the application of purchase accounting, including in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof (including in connection with deferred rent payments and tenant allowance amortization and adjustments), net of taxes, shall be excluded;

(7)     (i) any non-cash after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedge Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (ii) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances and other balance sheet items and to Hedge Obligations and (iii) any non-cash expense, income or loss attributable to the remeasurement or movement in mark to market valuation of foreign currencies, Indebtedness or derivative instruments pursuant to GAAP, shall be excluded;

(8)     any impairment charge, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in the law or regulation, the amortization of intangibles, and the effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates), in each case, pursuant to GAAP (excluding any non-cash item to the extent it represents an accrual or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded;

(9)     any (i) non-cash compensation charge or expense related to the grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock, units or other rights and (ii) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded;

(11)     [reserved]; and

(12)     non-cash accruals and reserves, non-cash contingent liabilities and any non-cash gains or losses on the settlement of any pre-existing contractual or non-contractual relationships that are established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded.

In addition, to the extent not already accounted for in the Consolidated Adjusted Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Adjusted Net Income shall include (without duplication) (i) the amount of proceeds received during such period from business interruption insurance in respect of insured claims for such period, (ii) [reserved] and (iii) reimbursements received of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder. Defined terms used in this definition shall have the meanings ascribed to such terms in the Second Lien Secured Notes Indenture as in effect on the Closing Date unless otherwise noted.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1)     increased (without duplication) by the following in each case (other than clause (j)) to the extent deducted (and not added back) in computing Consolidated Net Income:

(a)     provision for Taxes based on income or profits or capital gains, including foreign, federal, state, provincial, franchise, excise, value added and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations and any payments to any Parent Company in respect of such taxes; plus

(b)     Consolidated Interest Expense of such Person; plus

(c)     Consolidated Depreciation and Amortization Expense of such Person; plus

(d)     any fees, expenses, charges or losses (other than depreciation or amortization expense) related to any offering of Capital Stock, Permitted Acquisition, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), and any amendment or modification to the terms of any such transaction including (i) such fees, expenses or charges related to the Transactions, and (ii) any amendment or other modification of this Agreement, the Second Lien Secured Notes or other Indebtedness; plus

(e)     business optimization expenses and other restructuring charges, reserves or expenses, including the effect of facility closures, facility consolidations, system development and establishment costs, conversion costs, contract termination costs, future lease commitments, retention costs, excess pension charges, curtailments and modifications to pension and post-retirement employee benefit plan costs or charges, severance costs and contract termination costs, including any one-time costs incurred in connection with acquisitions after the Closing Date; plus

(f)     any other non-cash charges, including any write offs, write downs, expenses, losses or items for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)     the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary in such period; plus

(h)     any payments made or accrued pursuant to Section 6.8(o); plus

(i)     costs of surety bonds incurred in such period in connection with financing activities; plus

(j)     the amount of “run rate” cost savings, operating expense reductions and other synergies projected by BBCPH in good faith to be realized as a result of specified actions taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken (which cost savings, operating expense reductions or synergies shall be calculated on a pro forma basis as though such cost savings, operating expense reductions or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, operating expense reductions or synergies are reasonably identifiable and factually supportable, (B) such cost savings, operating expense reductions or synergies do not exceed 20% of Consolidated EBITDA for such period (before giving effect to any adjustment as a result of this clause (j)), and (C) such actions have been taken, such actions with respect to which substantial steps have been taken or such actions are expected to be taken within 24 months after the date of determination to take such action; plus

(k)     any costs or expense incurred by the Borrowers or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the BBCPH or Net Proceeds of an issuance of Capital Stock of BBCPH (other than Disqualified Capital Stock); plus

(l)     the amount of expenses relating to payments made to option holders of BBCPH or any Parent Company in connection with, or as a result of, any distribution being made to stockholders of BBCPH or any Parent Company, which payments are being made to compensate such option holders as though they were stockholders s at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement; plus

(n)     all adjustments of BBCPH and its Restricted Subsidiaries that are described in footnote (1) under the section entitled “Summary—Summary Historical Financial Information and Other Data” in the offering circular with respect to the Second Lien Secured Notes, to the extent such adjustments, without duplication, continue to be applicable to such period; plus

(o)     any portion of the cost of Rolling Stock sold during such period that represents the purchase price adjustment to the net book value of Rolling Stock as of the Closing Date; plus

(p)     Public Company Costs; plus

(q)     payments paid or accrued during such period in respect of purchase price holdbacks or earn-outs of BBCPH and its Restricted Subsidiaries (other than Indebtedness); and

(2)     decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period and excluding non-cash income; provided that, to the extent non-cash gains are deducted pursuant to this clause (2) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein; and

(3)     increased or decreased by (without duplication):

(a)     any net gain or loss resulting in such period from currency translation gains or losses related to currency re-measurements of Indebtedness, intercompany balances and other balance sheet items, plus or minus, as the case may be; and

(b)     any net gain or loss resulting in such period from Hedge Obligations, and the application of International Financial Reporting Standards 9-Financial Instruments, and its related pronouncements and interpretations (or any successor provision).

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees and expenses, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)     consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than or greater than par, as applicable, other than with respect to Indebtedness issued in connection with the Transactions, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedge Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedge Obligations with respect to Indebtedness, and excluding:

(i)     any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions,

(ii)     any one-time cash costs associated with breakage in respect of hedging agreements for interest rates,

(iii)     penalties and interest relating to taxes,

(iv)     [reserved],

(v)     accretion or accrual of discounted liabilities not constituting Indebtedness,

(vi)     interest expense attributable to a Parent Company resulting from push-down accounting,

(vii)     any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting,

(viii)     any “additional interest” owing pursuant to a registration rights agreement with respect to other securities;

(ix)     amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and original issue discount with respect to Indebtedness issued in connection with the Transactions or any intercompany Indebtedness,

(x)     any expensing of bridge, commitment and other financing fees, plus

(2)     consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)     interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (loss) attributable to such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided, however, that, without duplication,

(1)     any after-tax effect of extraordinary, non-recurring or unusual gains, losses or charges (less all fees and expenses relating thereto) or expenses (including relating to the Transactions), severance, relocation costs, curtailments or modifications to pension and post-retirement employee benefits plans, start-up, facilities opening, transition, integration and other restructuring and business optimization costs, charges, reserves or expenses (including related to acquisitions after the Closing Date and to the start-up, closure and/or consolidation of facilities), in each case, not incurred in the ordinary course of business, new product introductions and signing, retention or completion bonuses and similar one-time compensation payments shall be excluded; plus

(2)     the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(3)     any net after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(4)     any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by BBCPH, shall be excluded;

(5)     the net income (loss) for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of BBCPH shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(6)     effects of adjustments (including the effects of such adjustments pushed down to BBCPH and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements in accordance with GAAP resulting from the application of purchase accounting, including in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof (including in connection with deferred rent payments and tenant allowance amortization and adjustments), net of taxes, shall be excluded;

(7)     (i) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedge Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (ii) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances and other balance sheet items and to Hedge Obligations and (iii) any non-cash expense, income or loss attributable to the remeasurement or movement in mark to market valuation of foreign currencies, Indebtedness or derivative instruments pursuant to GAAP, shall be excluded;

(8)     any impairment charge, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in the law or regulation, the amortization of intangibles, and the effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates), in each case, pursuant to GAAP (excluding any non-cash item to the extent it represents an accrual or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded;

(9)     any (i) non-cash compensation charge or expense related to the grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock, units or other rights and (ii) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded;

(11)     any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Permitted Acquisition, Investment, Disposition, issuance or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded;

(12)     accruals and reserves, contingent liabilities and any gains or losses on the settlement of any pre-existing contractual or non-contractual relationships that are established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded;

(13)     losses and expenses with respect to liability or casualty events shall be excluded to the extent covered by insurance or indemnification and actually reimbursed or so long as BBCPH has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days); and

(14)     to the extent the consolidated depreciation expense of such Person and its Restricted Subsidiaries for such period (determined in accordance with GAAP) exceeds the aggregate amount of capital expenditures of such Person and its Restricted Subsidiaries for such period, such excess amount of depreciation expense shall be excluded.

In addition, to the extent not already accounted for in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (without duplication) (i) the amount of proceeds received during such period from business interruption insurance in respect of insured claims for such period, (ii) the amount of proceeds as to which BBCPH has determined there is reasonable evidence it will be reimbursed by the insurer in respect of such period from business interruption insurance (with a deduction for any amounts so added back to the extent denied by the applicable carrier in writing within 180 days or not so reimbursed within 365 days) and (iii) reimbursements received of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder. Defined terms used in this definition shall have the meanings ascribed to such terms in the Second Lien Secured Notes Indenture as in effect on the Closing Date unless otherwise noted.

“Consolidated Total Assets” means, at any time, the total assets of Intermediate Holdings and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of Holdings and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter prior to the applicable date of determination for which financial statements are available.

“Contractual Obligation” means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004 (UK).

“Controlled Account Agreement” has the meaning specified therefor in the US Guaranty and Security Agreement.

“Copyright Security Agreement” has the meaning specified therefor in the US Guaranty and Security Agreement.

“Court” has the meaning specified therefor in Section 12(f) of this Agreement.

“Covered Entity” means any of the following:

a.     a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

b.     a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

c.     a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified therefor in Section 17.18 of this Agreement.

“CP Holdings LLC” has the meaning assigned in the Preamble hereto.

“CTA” means the United Kingdom Corporation Tax Act 2009.

“Curative Equity” means common equity (or other form of equity reasonably acceptable to Agent) contributions to Holdings in immediately available funds which Holdings contributes as additional common equity (or such other form of equity reasonably acceptable to Agent) contributions to Borrowers in immediately available funds and which is designated “Curative Equity” by Borrowers under Section 9.3 of the Agreement at the time it is contributed. For the avoidance of doubt, the forgiveness of antecedent debt (whether Indebtedness, trade payables, or otherwise) shall not constitute Curative Equity.

“Debtor Relief Laws” means (a) the Bankruptcy Code, (b) the Insolvency Act 1986 (UK), (c) the Enterprise Act 2002 (UK), (d) the Corporate Insolvency and Governance Act 2020 (UK) and (e) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, compromise, arrangement or similar debtor relief laws of the United States, the United Kingdom, the European Union or other applicable jurisdictions from time to time in effect, including the corporate statutes where such statute is used by a Person to propose an arrangement involving the compromise of the claims of creditors, and any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified any Borrower, Agent or Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Administrative Borrower, to confirm in writing to Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Administrative Borrower, Issuing Bank, and each Lender.

“Defaulting Lender Rate” means (a) with respect to US Obligations, (i) for the first three days from and after the date the relevant payment is due, the Base Rate, and (ii) thereafter, the interest rate then applicable to US Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto) and (b) with respect to UK Obligations, the interest rate then applicable to UK Revolving Loans.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Depreciation Policy” means the annual rate at which each UK Borrower or US Borrower, as applicable, charges depreciation against its assets and which has previously been agreed with its auditors and disclosed to Agent prior to the date of this Agreement.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of Holdings or its subsidiaries shall be a Derivative Transaction.

“Designated Account” means the US Designated Account or the UK Designated Account, as the context requires.

“Designated Account Bank” means the US Designated Account Bank or the UK Designated Account Bank, as the context requires.

“Designated Non-Cash Consideration” means the fair market value (as determined by the US Administrative Borrower in good faith) of non-Cash consideration received by any Holdings or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.7(h) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the US Administrative Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Dilution” means a UK Dilution or a US Dilution, as the context requires.

“Dilution Reserve” means a UK Dilution Reserve or a US Dilution Reserve, as the context requires.

“Direction” has the meaning specified therefor in Section 16.5(b)(iv)(B) of this Agreement.

“Disbursement Letter” means a disbursement letter, dated as of even date herewith, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Borrowers.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person.

“Disposition Threshold Amount” has the meaning specified therefor in Section 6.7 of the Agreement.

“Disqualified Capital Stock” means any Capital Stock that, by their terms (or by the terms of any security or other Capital Stock into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 180 days after the Maturity Date.

“Disqualified Institution” means:

(a)     (i) any Person identified to the Lead Arranger on or prior to November 14, 2018, (ii) any Affiliate of any Person described in clause (a)(i) above that is identified in a written notice to the Lead Arranger (if after November 14, 2018, and prior to the Closing Date) or the Agent (if after the Closing Date) and (iii) any other Affiliate of any Person described in clause (a)(i) above reasonably identifiable as such based solely on its name; and/or

(b)     (i) any Company Competitor and/or any Affiliate of any Company Competitor, in each case identified to the Arranger on or prior to November 14, 2018, (ii) any Company Competitor that is identified in writing and reasonably acceptable to the Arranger (if after November 14, 2018 and prior to the Closing Date) or the Agent (if after the Closing Date), (iii) any Affiliate of any Person described in clauses (b)(i) and/or (b)(ii) above reasonably identifiable as such based solely on its name and (iv) any other Affiliate of any Person described in clauses (b)(i), (ii) and/or (iii) above that is (x) identifiable based solely on the name of such Affiliate or (y) identified by a written notice to the Lead Arranger (or, after the Closing Date, to the Agent) after November 14, 2018 (it being understood and agreed that no Bona Fide Debt Fund may be designated as a Disqualified Institution pursuant to this clause (b));

it being understood and agreed that (x) no written notice may be delivered pursuant to clause (a)(ii), (b)(ii) and/or (b)(iv) above if a Specified Event of Default has occurred and is continuing, and if such written notice is delivered while a Specified Event of Default has occurred and is continuing, such written notice shall be deemed to be void and of no effect, and (y) no written notice delivered pursuant to clauses (a)(ii), (b)(ii) and/or (b)(iv) above shall apply retroactively to disqualify any person that has previously acquired an assignment or participation interest in the Loans.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in another currency (including, as applicable GBP), the equivalent amount thereof in Dollars as reasonably determined in good faith by Agent, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date determined by Agent) for the purchase of Dollars with such currency.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means any Subsidiary formed or organized under the laws of the United States, any state thereof or the District of Columbia.

“Domestic Subsidiary Holdco” means any Domestic Subsidiary substantially all of the assets of which are Capital Stock in and/or Indebtedness of Foreign Subsidiaries so long as such Subsidiary does not guarantee any other material Indebtedness of a US Person.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

“Early Opt-in Election” means the occurrence of:

(a)     (i) a determination by Agent or (ii) a notification by the Required Lenders to Agent (with a copy to Administrative Borrowers) that the Required Lenders have determined that United States dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.12(d)(iii) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and

(b)     (i) the election by Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Agent of written notice of such election to Administrative Borrowers and the Lenders or by the Required Lenders of written notice of such election to Agent.

“Eco-Pan US” has the meaning assigned in the Preamble hereto.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means those Accounts created by a Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any information with respect to the Borrowers’ business or assets of which Agent becomes aware after the Closing Date, including any field examination performed by (or on behalf of) Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, finance charges, service charges, discounts, credits, allowances, and rebates. Eligible Accounts shall not include the following:

(a)     Accounts that the Account Debtor has failed to pay within 90 days of original invoice date,

(b)     Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)     Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,

(d)     Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e)     Accounts that are not payable in Dollars; provided that UK Eligible Accounts may also be payable in GBP,

(f)     Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States (in the case of US Eligible Accounts) or the United Kingdom (in the case of UK Eligible Accounts), or (ii) is not organized under the laws of the United States or any state thereof States (in the case of US Eligible Accounts) or the United Kingdom (in the case of UK Eligible Accounts), or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and, if requested by Agent, is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,

(g)     Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,

(h)     Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(i)     Accounts with respect to an Account Debtor whose Eligible Accounts owing to Borrowers exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j)     Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k)     Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(l)     Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(m)     Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n)     Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(o)     Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services,

(p)     Accounts owned by a target acquired in connection with a Permitted Acquisition, until the completion of a field examination with respect to such target, in each case, reasonably satisfactory to Agent (which field examination may be conducted prior to the closing of such Permitted Acquisition),

(q)     Accounts which are subject to any deduction under the CIS Regulations (to the extent of such deduction),

(r)     Accounts which are not bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the Borrowers’ business, and

(s)     Accounts owed to a Borrower with any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation (but in such case, only to the extent of such defenses, disputes, offsets, counterclaims or rights of return or cancellation).

“Eligible Inventory” means Inventory of a Borrower, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any information with respect to the Borrowers’ business or assets of which Agent becomes aware after the Closing Date, including any field examination or appraisal performed by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with the Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if

(a)     a Borrower does not have good, valid, and marketable title thereto,

(b)     it is obsolete, slow-moving, not in good condition or not currently usable or saleable,

(c)     it is held at third party premises without acceptable access arrangements for Agent,

(d)     it constitutes materials over which the Agent or the UK Security Agent, as applicable does not have a valid and perfected first ranking Lien under the US Security Documents or UK Security Documents, as applicable,

(e)     constitutes packaging or shipping materials,

(f)     it constitutes returned, damaged or defective materials,

(g)     it is held by a US Borrower or UK Borrower, as applicable, as consignee for a third party,

(h)     in the case of Eligible Inventory of a UK Borrower, it is not the property of the relevant UK Borrower by virtue of retention of title or Romalpa provisions in favor of any person,

(i)     it is scrap,

(j)     it is in transit outside property which is owned and controlled by any US Borrower or UK Borrower, as applicable, except in cases where they are in transit between such properties and the aggregate value of such Inventory does not at any time exceed the sum of $10,000,

(k)     it is unsuitable for forming the basis of a lending decision as a result of any legal, regulatory or similar consideration,

(l)     it is the subject of a bill of lading or other document of title,

(m)     it is subject to third party intellectual property, licensing or other proprietary rights, unless such Inventory can be freely sold by Agent and/or UK Security Agent, as applicable, on and after the occurrence of an Event of a Default despite such third party rights, or

(n)     it was acquired in connection with a Permitted Acquisition or Permitted Investment, or such Inventory is owned by a Person that is joined to the Agreement as a Borrower pursuant to the provisions of the Agreement, until the completion of an acceptable appraisal of such Inventory and the completion of a field examination with respect to such Inventory that is satisfactory to Agent in its Permitted Discretion.

“Eligible Rolling Stock Collateral” means Eligible UK Rolling Stock Collateral or Eligible US Rolling Stock Collateral, as applicable.

“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; and (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (d) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (f) during the continuation of an Event of Default, any other Person approved by Agent; provided that no Permitted Holder Affiliated Entity shall qualify as an Eligible Transferee.

“Eligible UK Rolling Stock Collateral” means the UK Equipment listed in the Initial Eligible Rolling Stock Schedule and any additional mobile and static pumps or other classes of assets with the consent of Agent (in the exercise of its Permitted Discretion) acquired by a UK Borrower for the purpose of hire to customers except for any such UK Equipment which (in the opinion of Agent (acting reasonably) and after consultation with the UK Administrative Borrower:

(a)     is work-in-progress,

(b)     is not the property of a UK Borrower or in respect of which the purchase price has not been paid by that UK Borrower in full,

(c)     is obsolete, damaged, defective or not currently usable, except as necessitated for repair or maintenance in the ordinary course of operations.

(d)     is located outside of the United Kingdom,

(e)     is not subject to a valid and perfected first ranking security interest and Lien in favor of the UK Security Agent under the UK Security Documents,

(f)     is unsuitable for forming the basis of a lending decision as a result of any regulatory or similar consideration relating to its use,

(g)     was not included in an appraisal thereof delivered to Agent,

(h)     is subject to a Lien in favor of any person other than the UK Security Agent (other than Liens in favor of repairmen permitted pursuant to clause (c) of Section 6.2),

(i)     is subject to any lease, other than leases between or among the Loan Parties,

(j)     is not used by a UK Borrower in the ordinary course of such UK Borrower’s business,

(k)     does not meet, in all material respects, all applicable safety or regulatory standards applicable to it for the use for which it is intended or for which it is being used,

(l)     does not meet, in all material respects, all applicable standards of all motor vehicle laws or other statutes and regulations established by any Governmental Authority and is subject to any licensing or similar requirement that would limit the right of the UK Security Agent to sell or otherwise Dispose of such Rolling Stock, and

(m)      is not covered by an insurance policy of the applicable UK Borrower in such amounts as are acceptable to Agent, and such insurance policy does not provide that Agent is a loss payee, in the case of a casualty or other loss thereto, or in the case of liabilities, losses or damages incurred “over the road”, is not self-insured in accordance with the applicable UK Borrower’s customary practices.

“Eligible US Rolling Stock Collateral” means

(a)     Rolling Stock Collateral that is (i) owned by any of the US Borrowers, (ii) either subject to a valid Certificate of Title or if not so subject has been fully assembled and delivered to a US Borrower and (other than with respect to Rolling Stock Collateral located in Arkansas or Missouri) is subject to a manufacturer’s statement of origin that can be delivered to the applicable titling authority to promptly cause such Rolling Stock to become titled, and (iii) until the date ninety (90) days after the date of this Agreement (or such later date as may be agreed to by Agent in its sole discretion) all Rolling Stock with a fair market value (as determined in good faith by the US Administrative Borrower) in excess of $75,000 subject to the process described in clause (c) of Schedule 3.6; and

(b)     Rolling Stock Collateral (in addition to the requirements set forth in the foregoing clause (a)) and other Equipment that:

(i)     is located in the United States,

(ii)     is owned by a US Borrower free and clear of all Liens other than (x) first priority Liens in favor of Agent securing the Obligations, (y) second priority Liens in favor of the Second Lien Secured Notes Agent securing the Second Lien Secured Notes Obligations, and (z) mechanics’ Liens for repairs in the ordinary course of business that are Permitted Liens unless reserves reasonably satisfactory to Agent have been established with respect thereto,

(iii)     is in good operating condition (ordinary wear and tear excepted),

(iv)     is not obsolete or surplus Rolling Stock or Equipment,

(v)     is covered by casualty insurance (subject to customary deductibles),

(vi)     was included in an appraisal thereof delivered to Agent,

(vii)     is not subject to any lease, other than leases between or among the Loan Parties,

(viii)     is used by a US Borrower in the ordinary course of such US Borrower’s business,

(ix)     meets, in all material respects, all applicable safety or regulatory standards applicable to it for the use for which it is intended or for which it is being used,

(x)     meets, in all material respects, all applicable standards of all motor vehicle laws or other statutes and regulations established by any Governmental Authority and is not subject to any licensing or similar requirement that would limit the right of the Agent to sell or otherwise Dispose of such Rolling Stock,

(xi)      is covered by an insurance policy of the applicable US Borrower in such amounts as are acceptable to Agent, which insurance policy provides that Agent is a loss payee, in the case of a casualty or other loss thereto, or in the case of liabilities, losses or damages incurred “over the road”, is self-insured in accordance with the applicable US Borrower’s customary practices, and

(xii)     is subject to a valid and perfected first priority security interest and Lien in favor of the Agent under the Loan Documents.

Notwithstanding anything to the contrary and unless otherwise agreed to by Agent in its sole discretion, an item of Rolling Stock Collateral shall not be included in Eligible US Rolling Stock Collateral if such Rolling Stock Collateral was acquired in connection with a Permitted Acquisition or Permitted Investment, or such Rolling Stock is owned by a Person that is joined to the Agreement as a Borrower pursuant to the provisions of the Agreement, until the completion of an acceptable appraisal of such Rolling Stock Collateral that is satisfactory to Agent in its Permitted Discretion (which acceptable appraisal may be conducted prior to the consummation of such Permitted Acquisition, Permitted Investment, or joinder, as applicable).

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law or actual or alleged Environmental Liability; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all applicable Requirements of Law and governmental authorizations relating to (a) environmental matters, including those relating to pollution or protection of the environment or to any Hazardous Materials Activity; or (b) the generation, use, storage, transportation or disposal of or exposure to hazardous or toxic wastes or materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from, based upon or relating to (a) any Environmental Law, (b) any Hazardous Material Activities, (c) exposure to any Hazardous Materials, or (d) any contract pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” means equipment (as that term is defined in the Code).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the IRC of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the IRC of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the IRC of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived); (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the IRC or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the IRC); (c) the occurrence of a non-exempt prohibited transaction within the meaning of Section 4975 of the IRC or Section 406 of ERISA with respect to which a Borrower or any of its Restricted Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the IRC) or a “party in interest” (within the meaning of Section 3(14) of ERISA); (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) or Section 302 of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (e) the withdrawal by any Borrower or any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Borrower or any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (f) the institution by the PBGC of proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (g) the imposition of liability on any Borrower or any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (h) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of any Borrower or any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Multiemployer Plan if there is any potential liability therefor under Title IV of ERISA, or the receipt by any Borrower or any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is “insolvent” (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the IRC or Section 305 of ERISA), or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (i) the incurrence of liability or the imposition of a Lien pursuant to Section 436 or 430(k) of the IRC or pursuant to ERISA with respect to any Pension Plan; (j) any Foreign Benefit Event; or (k) any other event or condition with respect to a Pension Plan or Multiemployer Plan that could result in liability of any Borrower or any of its Restricted Subsidiaries.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“European Member State” means any member state of the European Union.

“European Union” means the European Union, as formed by the Treaty on European Union on November 1, 1993 (the Maastricht Treaty).

“Event of Default” has the meaning specified therefor in Section 8.1 of the Agreement.

“Excess Availability” means, as of any date of determination, an amount equal to (a) the Line Cap, minus (b) the then outstanding Revolver Usage.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Asset” has the meaning specified therefor in the US Guaranty and Security Agreement.

“Excluded Subsidiary” means any Excluded UK Guarantor Subsidiary or any Excluded US Guarantor Subsidiary, as the context requires.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 2.15), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any franchise taxes and branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in or as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document), (ii) withholding taxes that would not have been imposed but for a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of this Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office, other than a designation made at the request of a Loan Party), except that Excluded Taxes shall not include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of this Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, treaty, order or other decision or other Change in Law with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding taxes imposed under FATCA.

“Excluded UK Guarantor Subsidiary” means (a) any Immaterial Subsidiary, (b) any Subsidiary of Holdings (i) that is prohibited from providing a guarantee of the UK Obligations by (A) any law or regulation or (B) any contractual obligation that, in the case of this clause (B), exists on the Closing Date or at the time such Subsidiary becomes a Subsidiary of Holdings (and was not entered into in contemplation thereof), (ii) that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a guarantee of the UK Obligations (unless such consent, approval, license or authorization has been obtained), or (iii) where the provision of a guarantee of the UK Obligations would result in material adverse tax consequences as reasonably determined by the UK Borrowers (in consultation with Agent), (c) any not-for-profit Subsidiaries, (d) any captive insurance Subsidiaries, and (e) any Subsidiary of Holdings to the extent that the burden or cost of guaranteeing the UK Obligations or providing the relevant security outweighs the benefit afforded thereby and it is unnecessary for the perfection of any Collateral, in each case as reasonably agreed by the UK Borrowers and Agent.

“Excluded US Guarantor Subsidiary” means (a) any Subsidiary of Holdings that is (i) a Foreign Subsidiary, (ii) a Domestic Subsidiary Holdco, (iii) a CFC, (iv) a Subsidiary of a Foreign Subsidiary, or (v) not a wholly-owned Restricted Subsidiary, (b) any Immaterial Subsidiary, (c) any not-for-profit Subsidiaries, (d) any captive insurance Subsidiaries, (e) any Subsidiary of Holdings to the extent that the burden or cost of guaranteeing the Obligations or providing the relevant security outweighs the benefit afforded thereby and it is unnecessary for the perfection of any Collateral, in each case as reasonably agreed by the US Borrowers and Agent, and (f) any Subsidiary of Holdings (i) that is prohibited from providing a guarantee of the US Obligations by (A) any law or regulation or (B) any contractual obligation that, in the case of this clause (B), exists on the Closing Date or at the time such Subsidiary becomes a Subsidiary of Holdings (and was not entered into in contemplation thereof), (ii) that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a guarantee of the UK Obligations (unless such consent, approval, license or authorization has been obtained), or (iii) where the provisions of a guarantee of the US Obligations would result in material adverse tax consequences as reasonably determined by the US Borrowers (in consultation with Agent); provided, that notwithstanding the foregoing in no event shall “Excluded US Guarantor Subsidiaries” include (x) any US Borrower or (y) any Loan Party as such term is defined in the Second Lien Secured Notes Documents.

“Existing Credit Agreement” has the meaning specified therefor in the Recitals to this Agreement.

“Existing Term Loan Facility Agreement” shall mean the Term Loan Agreement, dated as of December 6, 2018, by and among Holdings, Intermediate Holdings, Concrete Pumping Merger Sub Inc., a Delaware corporation, BBCPH, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and the lenders from time to time party thereto, as in effect immediately prior to the date hereof.

“Existing Letters of Credit” means those letters of credit described on Schedule E-1 to the Agreement.

“Existing Principal Obligations” has the meaning specified therefor in Section 1.10 of the Agreement.

“Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii) of this Agreement.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Fee Letter” means that certain amended and restated fee letter, dated as the Closing Date, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Financial Plan” has the meaning specified therefor in Section 5.1(h) of this Agreement.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004 (UK).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings for financial reporting purposes hereunder ending on or about October 31 of each calendar year.

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period and with respect to Borrowers determined on a consolidated basis in accordance with GAAP, the ratio of (a) Consolidated Adjusted EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period (except to the extent financed by proceeds of any Indebtedness permitted under Section 6.1 (other than Revolving Loans) or proceeds of the issuance, or contribution made in respect, of Capital Stock) plus the amount of Net Proceeds received during such period from the sale of any machinery or Equipment owned by a Loan Party, to (b) Fixed Charges for such period.

“Fixed Charges” means, with respect to any fiscal period and with respect to Borrowers determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) scheduled principal payments in respect of Indebtedness that are required to be paid during such period, (c) all federal, state, and local income taxes paid in cash during such period, (d) all payments paid in cash to Permitted Holders for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures during such period, (e) Restricted Payments paid pursuant to Section 6.4(a)(i)(B) during such period (without duplication of any items under clause (c) of this definition) and (f) all Restricted Payments pursuant to Sections 6.4(a)(ii)(A), 6.4(a)(iii), 6.4(a)(viii) and 6.4(a)(ix) in excess of $25,000,000 in the aggregate paid (whether in cash or other property, other than common Capital Stock) during such period.

“Foreclosed Borrower” has the meaning specified therefor in Section 2.15(h) of this Agreement.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by Holdings or any of its Restricted Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability Holdings or any of its Restricted Subsidiaries, or the imposition on the Borrower or any of its Restricted Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Pension Plan” means any Plan that under applicable law other than the laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of this Agreement.

“FX Reserve” means, as of any date of determination, the Dollar amount of reserves that Agent has determined in its Permitted Discretion is necessary to establish in respect of currency exchange related in any way to the transactions under the Loan Documents.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“GBP” or “£” means the lawful currency of the United Kingdom, as in effect from time to time.

“Governing Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation or incorporation, and its operating agreement and/or memorandum and articles of association and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Governing Document to be certified by a secretary of state or similar governmental official, the reference to any such “Governing Document” shall only be to a document of a type customarily certified by such governmental official.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner and including any obligation of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantors” means US Guarantors and UK Guarantors, as the context requires.

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, (i) that is defined, listed or regulated as hazardous, toxic, a pollutant or a contaminant, or words or similar import under Environmental Law or (ii) exposure to which is prohibited, limited or regulated by any Environmental Law or any Governmental Authority.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, import, export, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means UK Hedge Obligations or US Hedge Obligations, as the context requires.

“Hedge Provider” means Wells Fargo or any of its Affiliates.

“HMRC DT Treaty Passport scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.

“Holdings” has the meaning assigned in the Preamble hereto.

“Holdings Materials” has the meaning specified therefor in Section 5.1(m) of this Agreement.

“Immaterial Subsidiary” means any Subsidiary of Holdings that, as of the most recently-ended fiscal quarter of Holdings for which financial statements were, or were required to be, delivered hereunder, does not have, (a) assets in excess of 2.5% of Consolidated Total Assets of Borrowers and their respective Restricted Subsidiaries; or (b) revenues for such fiscal quarter in excess of 2.5% of the combined revenues of Borrowers and their respective Restricted Subsidiaries for such period; provided that (x) all Immaterial Subsidiaries, taken as a whole, shall not have (1) assets with a value in excess of 5.0% of Consolidated Total Assets of Borrowers and their respective Restricted Subsidiaries or (2) revenues for such fiscal quarter in excess of 5.0% of the combined revenues of Borrowers and their respective Restricted Subsidiaries for such period; (y) in no event shall (1) a Borrower be considered an Immaterial Subsidiary or (2) an Immaterial Subsidiary hold any assets that are material to the business of Holdings and its Restricted Subsidiaries.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increase Date” has the meaning as assigned in Section 2.16(a).

“Incremental Agreement” has the meaning as assigned in Section 2.16(e)(ii).

“Incremental Commitment Date” has the meaning as assigned in Section 2.16(c).

“Incremental Revolving Commitments” has the meaning as assigned in Section 2.16(a).

“Incremental Revolving Lender” has the meaning as assigned in Section 2.16(c).

“Indebtedness” as applied to any Person means, without duplication, (a) all indebtedness for borrowed money of such Person; (b) that portion of obligations with respect to Capital Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (d) any obligation owed for all or any part of the deferred purchase price of property or services which purchase price is (A) due more than six months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument (excluding (i) any earn out obligation or purchase price adjustment until such obligation (A) becomes a liability on the statement of financial position or balance sheet (excluding the footnotes thereto) in accordance with GAAP and (B) has not been paid within 60 days after becoming due and payable, (ii) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) and (iii) liabilities associated with customer prepayments and deposits); (e) all Indebtedness of others secured by any Lien on any asset owned by such Person regardless of whether the Indebtedness secured thereby have been assumed by such Person or is non-recourse to the credit of such Person; (f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings (except to the extent the relevant reimbursement obligations relate to trade payables and are satisfied within 3 days following the incurrence thereof); (g) the Guarantee by such Person of the Indebtedness of another; (h) all obligations of such Person in respect of any Disqualified Capital Stock and (i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes; provided that the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any third person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, except to the extent the terms of such Indebtedness provided that such Person is not liable therefor; provided that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Industrea” has the meaning assigned in the Preamble hereto.

“Information” has the meaning specified therefor in Section 4.11(a) of this Agreement.

“Initial Eligible Rolling Stock Schedule” means the schedule of Eligible Rolling Stock Collateral, in a form and substance acceptable to Agent, delivered by the Administrative Borrowers as a closing condition under the Agreement.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other Debtor Relief Law or other national, state, provincial or federal bankruptcy or insolvency law or equivalent laws of any other jurisdiction, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief, including, with respect to any UK Person, any corporate action, legal proceedings, or other procedure or formal step taken in relation to: (i) a suspension of payments, a moratorium of its indebtedness generally (or any class thereof) or a moratorium of enforcement rights (including without limitation a moratorium under Part A1 of the Insolvency Act 1986 (UK)), its winding-up, dissolution, administration, or reorganization (by way of voluntary arrangement, scheme of arrangement, arrangement or reconstruction under Part 26A of the Companies Act 2006 (UK) or otherwise), other than pursuant to a consolidation, amalgamation or merger permitted under the terms of this Agreement, (ii) a composition, compromise, assignment or similar arrangement for the financial benefit of its creditors, or (iii) the appointment of a liquidator, a receiver, an administrator, compulsory manager, monitor or other similar officer in respect of it or any of its assets.

“Intercompany Subordination Agreement” means that certain Amended and Restated Intercompany Subordination Agreement, dated as of the date hereof, by Holdings, each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof by and among Agent, Second Lien Secured Notes Agent, and the Loan Parties, as the same may be amended, restated, supplemented or modified from time to time in accordance with the terms hereof and thereof.

“Interest Expense” means, for any period, the aggregate of the interest expense of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, (i) with respect to each LIBOR Rate Loan to a US Borrower, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months thereafter and (ii) with respect to each LIBOR Rate Loan to a UK Borrower, 1 month; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“Interim Eligible UK Rolling Stock Collateral” means Eligible UK Rolling Stock Collateral that was acquired after the most recent acceptable appraisal of Eligible UK Rolling Stock Collateral delivered to Agent and is not Appraised Eligible UK Rolling Stock Collateral. For the avoidance of doubt it is understood and agreed that upon such Interim Eligible UK Rolling Stock Collateral becoming subject to an appraisal thereof delivered to Agent in form and substance satisfactory to it, such Interim Eligible UK Rolling Stock Collateral shall cease to be Interim Eligible UK Rolling Stock Collateral and shall constitute Appraised Eligible UK Rolling Stock Collateral.

“Interim Eligible US Rolling Stock Collateral” means Eligible US Rolling Stock Collateral that was acquired after the most recent acceptable appraisal of Eligible US Rolling Stock Collateral delivered to Agent and is not Appraised Eligible US Rolling Stock Collateral. For the avoidance of doubt it is understood and agreed that upon such Interim Eligible US Rolling Stock Collateral becoming subject to an appraisal thereof delivered to Agent in form and substance satisfactory to it, such Interim Eligible US Rolling Stock Collateral shall cease to be Interim Eligible US Rolling Stock Collateral and shall constitute Appraised Eligible US Rolling Stock Collateral.

“Intermediate Holdings” has the meaning assigned in the Preamble hereto.

“Inventory” means inventory (as that term is defined in the Code).

“Inventory Reserves” means, as of any date of determination, (a) Landlord Reserves in respect of Inventory, and (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(d), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory or the Maximum Revolver Amount, including based on the results of appraisals.

“Investment” means (a) any purchase or other acquisition by Holdings or any of its Restricted Subsidiaries of any of the Securities of any other Person, (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance or capital contribution by any Borrower or any of its Restricted Subsidiaries to any other Person. Subject to Section 5.11, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that would otherwise constitute an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment).

“IP Rights” has the meaning specified therefor in Section 4.5(b) of this Agreement.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means a US Issuing Bank or a UK Issuing Bank, as applicable.

“Joinder Agreement” means the Joinder Agreement substantially in the form of Exhibit B-2.

“Judgment Currency” has the meaning specified therefor in Section 17.12 of this Agreement.

“Junior Indebtedness” means any Indebtedness (other than Indebtedness (i) among the Borrowers and/or their Restricted Subsidiaries and (ii) under the Second Lien Secured Notes Documents) that is expressly subordinated in right of payment to the Obligations with an individual outstanding principal amount in excess of the Threshold Amount.

“Junior Lien Indebtedness” means any Indebtedness that is secured by a security interest on the Collateral (other than Indebtedness (i) among the Borrowers and/or their Restricted Subsidiaries and (ii) under the Second Lien Secured Notes Documents) that is expressly junior or subordinated to the Lien securing the Obligations with an individual outstanding principal amount in excess of the Threshold Amount.

“Landlord Reserve” means, as to each location at which a Borrower has Inventory, Rolling Stock, or books and records located and as to which a Collateral Access Agreement has not been received by Agent (or UK Security Agent, as applicable), a reserve in an amount equal to 3 months’ rent, storage charges, fees or other amounts under the lease or other applicable agreement relative to such location or, if greater and Agent so elects, the number of months’ rent, storage charges, fess or other amounts for which the landlord, bailee, warehouseman or other property owner will have, under applicable law, a Lien in the Inventory of such Borrower to secure the payment of such amounts under the lease or other applicable agreement relative to such location.

“LCT Election” has the meaning specified therefor in Section 1.8 of this Agreement.

“LCT Test Date” has the meaning specified therefor in Section 1.8 of this Agreement.

“Lead Arranger” has the meaning assigned in the Preamble hereto.

“Legal Reservations” means (a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors; (b) the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defenses of set-off or counterclaim; (c) similar principles, rights and defenses under the laws of any jurisdiction where a UK Borrower has a place of business or assets and (d) any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to Agent in connection with this Agreement.

“Lender” has the meaning assigned in the Preamble hereto, shall include each Issuing Bank and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of this Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including Issuing Bank and the Swing Lender) and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by Holdings or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent and/or UK Security Agent in connection with the Lender Group’s transactions with Holdings and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Holdings or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of this Agreement, (h) Agent’s, UK Security Agent’s and Lenders’ reasonable costs and expenses (including reasonable documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Holdings or any of its Subsidiaries, (i) Agent’s reasonable documented costs and expenses (including reasonable documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicateTM, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Holdings or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral; provided, that notwithstanding anything to contrary contained herein, the attorneys’ fees and disbursements referenced above shall be limited to the reasonable fees and disbursements of attorneys of one firm of counsel for all members of the Lender Group and one local counsel for all members of the Lender Group in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each specialized are of law in each appropriate jurisdiction).

“Lender Group Representatives” has the meaning specified therefor in Section 17.9(a) of this Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory (including that Agent or UK Security Agent has a first priority perfected Lien in such cash collateral) to Agent, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent or UK Security Agent for the benefit of the Revolving Lenders with Letter of Credit Exposure in an amount equal to 103% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 103% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s participation in the Letter of Credit Usage pursuant to Section 2.11(e) of this Agreement on such date.

“Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of this Agreement.

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of this Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of this Agreement.

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the Code.

“Letter of Credit Sublimit” means $7,500,000.

“Letter of Credit Usage” means, as of any date of determination, the sum of (a) US Letter of Credit Usage as of such date plus (b) UK Letter of Credit Usage as of such date.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of this Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1 to the Agreement.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of this Agreement.

“LIBOR Rate” means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as Agent may designate from time to time) as of 11:00 a.m., London time, (i) in respect of Revolving Loans to the US Borrowers, two (2) Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by US Borrowers or (ii) in respect of Revolving Loans to the UK Borrowers, the 30 day rate for the relevant currency on each day, and if such day is not a Business Day, on the immediately preceding Business Day, in each case in accordance with this Agreement (and, if any such published rate is below zero, then the “LIBOR Rate” shall be deemed to be zero). Each determination of the LIBOR Rate shall be made by Agent and shall be conclusive in the absence of manifest error.

“LIBOR Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Act 1984.

“Limited Condition Transaction” means any Permitted Acquisition or other Investment whose consummation is not conditioned on the availability of, or on obtaining, third party financing, in each case which is designated as a Limited Condition Transaction by the Administrative Borrower in writing to Agent.

“Line Cap” means, as of any date of determination, the lesser of (1) the Maximum Revolver Amount, and (2) the Aggregate Borrowing Base as of such date of determination.

“Loan” shall mean any Revolving Loan, Swing Loan or Extraordinary Advance made (or to be made) hereunder.

“Loan Account” means the US Loan Account or the UK Loan Account, as the context requires.

“Loan Documents” means the Agreement, the Controlled Account Agreements, each Copyright Security Agreement, any Borrowing Base Certificate, the Fee Letter, the US Guaranty and Security Agreement, the UK Security Documents, the US Security Documents, the Intercompany Subordination Agreement, any Issuer Documents, the Letters of Credit, each Patent Security Agreement, each Trademark Security Agreement, the Intercreditor Agreement, the Rolling Stock Custodian Agreements, each Joinder Agreement, any note or notes executed by Borrowers in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by Holdings or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Management Service” means Agent’s proprietary automated loan management program currently known as “Loan Manager” and any successor service or product of Lender which performs similar services.

“Loan Party” means any US Loan Party or any UK Loan Party, as the context requires.

“Management Equitholders” means the officers, directors, managers, employees and members of management of BBCPH and its Subsidiaries (i) who have entered into rollover agreements, dated as of September 7, 2018, with Holdings and Industrea, as applicable or (ii) who were identified by Holdings and Industrea as “Management Equityholders” pursuant to the applicable rollover documentation by written notice to the Agent delivered at least two (2) Business Days prior to December 6, 2018.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations, in each case, of the Borrowers and their Restricted Subsidiaries (taken as a whole), (ii) the ability of the Borrowers and the Guarantors (taken as a whole) to perform their payment obligations under this Agreement and the other Loan Documents or (iii) the rights and remedies, taken as a whole, of Agent and the Lenders under this Agreement and the other Loan Documents.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged and delivered to Agent (or its bailee) pursuant to the US Guaranty and Security Agreement.

“Maturity Date” means the earlier of (a) January 28, 2026 or (b) the date that is 180 days prior to (i) the “Maturity Date” as defined in the Second Lien Secured Notes Indenture or (ii) the date the Second Lien Secured Notes Obligations shall (or may) otherwise become due and payable; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Revolver Amount” means $125,000,000, as may be decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of this Agreement and as may be increased by any Incremental Revolving Commitments made in accordance with Section 2.16 of this Agreement.

“MNPI” means material information concerning Holdings, any Subsidiary of Holdings or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning Holdings, any Subsidiary of Holdings, or any of their securities, that is material for purposes of the United States federal and state securities laws.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA, that is subject to the provisions of Title IV of ERISA, and in respect of which any Borrower or any of its Restricted Subsidiaries or any of their respective ERISA Affiliates, sponsors, maintains or contributes to or has an obligation to contribute to, or with respect to which any of them has any liability, contingent or otherwise.

“Narrative Report” means, with respect to the financial statements in respect of which it is delivered, a customary narrative report describing the operations of Holdings, Intermediate Holdings, CP Holdings LLC, any Borrower and its Restricted Subsidiaries for the relevant Fiscal Quarter or Fiscal Year and for the period from the beginning of the then-current Fiscal Year to the end of the period to which the relevant financial statements relate.

“Net Proceeds” means (a) with respect to any Disposition, the cash proceeds (including Cash Equivalents and cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received) received by any Borrower or any Restricted Subsidiary, net of (i) selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements) in connection with such Disposition), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Loans, Indebtedness under the Second Lien Secured Notes Documents, and any other Indebtedness secured by a Lien that is expressly subordinated to the Lien on the Collateral securing the Secured Obligations (as defined in the US Guaranty and Security Agreement)) which is secured by the asset sold in such Disposition and which is required to be repaid or otherwise comes due or would be in default and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset) and (iv) cash escrows (until released from escrow to any Borrower or any of its Restricted Subsidiaries) from the sale price for such Disposition; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith, in each case, less any withholding Taxes payable upon the distribution of such amounts to the Borrowers or any of their Restricted Subsidiaries.

“New Lender” has the meaning specified therefor in Section 16.5(e) of this Agreement.

“NOLV” means, as to Eligible Rolling Stock Collateral or Eligible Inventory of Borrowers, at any time, the value of such Eligible Rolling Stock Collateral or Eligible Inventory determined on an orderly liquidation basis, reduced by commissions, fees, costs and expenses reasonably contemplated in connection with the liquidation thereof, as set forth in the most recent appraisal thereof delivered to Agent in form and substance satisfactory to Agent.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of this Agreement.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Non-Loan Party Cap” means, with respect to any Indebtedness, as of any date of determination and after giving pro forma effect thereto and the use of proceeds thereof, an amount for all such Indebtedness incurred on or prior to such date of determination equal to $10,000,000.

“Non-Loan Party Investment Cap” means, with respect to any Investment, as of any date of determination and after giving pro forma effect thereto, an amount for all such Investments incurred on or prior to such date of determination equal to the greater of $20,000,000 and three percent (3%) of Consolidated Total Assets for the most recently ended Test Period.

“Non-Loan Party Indebtedness” means Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties pursuant to 6.1(i), 6.1(k) and the proviso to 6.1(p).

“Obligations” means the US Obligations and the UK Obligations, as the context requires.

“OFAC” means The Office of Foreign Assets Control of the US Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of this Agreement.

“Other Taxes” means all present or future stamp, court, excise, value added or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document) imposed with respect to an assignment (other than an assignment made pursuant to Section 2.11).

“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11.

“Parent Company” means (a) Holdings, and (b) any other Person of which BBCPH is an indirect Wholly-Owned Subsidiary.

“Participant” has the meaning specified therefor in Section 13.1(e) of this Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of this Agreement.

“Patent Security Agreement” has the meaning specified therefor in the US Guaranty and Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.19 of this Agreement.

“Payment Conditions” means, at the time of determination with respect to any Specified Transaction, that:

(a)     no Event of Default then exists or would arise as a result of the consummation of such Specified Transaction,

(b)     Excess Availability (i) at all times during the 30 consecutive days immediately preceding the date of consummation of such Specified Transaction, calculated on a pro forma basis as if such Specified Transaction was consummated and the borrowing of any Loans or issuance of any Letters of Credit, if any, in connection therewith had taken place, on the first day of such period, and (ii) after giving effect to such Specified Transaction (and such borrowings or issuances hereunder, if any), is not less than (A) in the case of a Specified Transaction consisting of Permitted Investments or a Restricted Debt Payment, the greater of (1) $16,500,000 and (2) 15.0% of the Line Cap, and (B) in the case of a Specified Transaction consisting of a Restricted Payment, the greater of (1) $19,500,000 and (2) 17.5% of the Line Cap,

(c)     the Fixed Charge Coverage Ratio of Holdings and its Restricted Subsidiaries is equal to or greater than 1.00:1.00 for the trailing 12-month period most recently ended for which financial statements are required to have been delivered to Agent pursuant to this Agreement (calculated on a pro forma basis as if such Specified Transaction was consummated on the last day of such 12-month period (it being understood that such Specified Transaction shall also be deemed consummated on the last day of such 12-month period for purposes of calculating the Fixed Charge Coverage Ratio under this clause (c) for any subsequent Specified Transaction), and taking into account the full amount of any Restricted Payments whether or not such Restricted Payments would be included in the calculation of Fixed Charges pursuant to the definition thereof), provided that (A) if at no time during the 30-consecutive day period immediately preceding such Specified Transaction was Excess Availability less than, with respect to Permitted Investments and Restricted Debt Payments, the greater of (x) $19,500,000 and (y) 17.5% of the Line Cap and (B) with respect to Restricted Payments, the greater of (i) $22,500,000 and (ii) 20% of the Line Cap (in each case, calculated on a pro forma basis to include the borrowing of any Loans or issuance of any Letters of Credit in connection with the Specified Transaction), then this clause (c) shall not apply, and

(d)     Administrative Borrower has delivered a customary officer’s certificate to Agent certifying as to compliance with the requirements of clauses (a) through (c) (if applicable).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which is subject to the provisions of Title IV of ERISA or Sections 412 or 430 of the IRC or Sections 302 or 303 of ERISA and which any Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, sponsors, maintains or contributes to or has an obligation to contribute to, or with respect to which any of them has any liability, contingent or otherwise.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 (UK).

“Perfection Certificate” means a certificate in the form of Exhibit P-1 to the Agreement.

“Perfection Requirements” means the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office of the state of organization of each Loan Party, the filing of appropriate grants, assignments, notices or Intellectual Property Security Agreements with the U.S. Patent and Trademark Office and the U.S. Copyright Office, and the notation of Agent’s Lien on the certificate of title of any Rolling Stock, in each case in favor of the Agent (or the UK Security Agent, as applicable) for the benefit of the Secured Parties and the delivery to the Agent of any stock certificate or promissory note required to be delivered pursuant to the applicable Loan Documents, together with instruments of transfer executed in blank.

“Permitted Acquisition” means any acquisition made by Holdings or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of all of the outstanding Capital Stock of any Person who is engaged in a similar business and becomes a Restricted Subsidiary; provided that the total consideration paid by Persons that are Loan Parties (a) for the Capital Stock of any Person that does not become a Loan Party or is not a Loan Party, and (b) in the case of an asset acquisition, assets that are not acquired by any Loan Party, when taken together with the total consideration for all such Persons and assets so acquired after the Closing Date and all Investments made since the Closing Date pursuant to Section 6.6(b)(iii), shall not exceed the sum of (i) the Non-Loan Party Investment Cap and (ii) amounts otherwise available under Section 6.6 to be invested in non-Loan Parties (it being understood that amounts utilized under this clause (ii) shall be deemed a utilization of the applicable basket or exception in Section 6.6); provided that (A) the limitation described in this proviso shall not apply to any acquisition to the extent (1) any such consideration is financed with the proceeds of sales of the Qualified Capital Stock of, or common equity capital contributions to, Holdings or any Restricted Subsidiary (but only to the extent not otherwise applied to make Restricted Payments or Restricted Debt Payments hereunder), or (2) the Person so acquired (or the Person owning the assets so acquired) becomes a Guarantor within the time periods required by Section 5.12 even though such Person owns Capital Stock in Persons that are not otherwise required to become Guarantors, if, in the case of this clause (2), at least 70.0% of the Consolidated EBITDA of the Person(s) acquired in such acquisition (or the Persons owning the assets so acquired) (for this purpose and for the component definitions used in the definition of “Consolidated EBITDA”, determined on a consolidated basis for such Person(s) and their respective Restricted Subsidiaries) is generated by Person(s) that will become Guarantors within the time periods required by Section 5.12 (i.e., disregarding any Consolidated EBITDA generated by Restricted Subsidiaries of such Persons that are not (or will not become) Guarantors), and (B) in the event that the amount available under the Non-Loan Party Investment Cap is reduced as a result of any acquisition of any Restricted Subsidiary that does not become a Loan Party or any assets that are not transferred to a Loan Party and such Restricted Subsidiary subsequently becomes a Loan Party or such assets are subsequently transferred to a Loan Party, as the case may be, the amount available under the Non-Loan Party Investment Cap shall be proportionately increased as a result thereof based upon the amount of the Non-Loan Party Investment Cap utilized with respect to the acquisition of such Person or assets, as the case may be; provided further that no Event of Default then exists or would result after giving pro forma effect to such acquisition, provided, further, that if such purchase or other acquisition is a Limited Condition Transaction, and the Borrowers make an LCT Election with respect to such Limited Condition Transaction, the foregoing condition shall be tested as of the LCT Test Date, so long as upon consummation of such acquisition, no Event of Default under Section 8.1(a), 8.1(f) (solely with respect to Borrowers) or 8.1(g) (solely with respect to Borrowers) shall exist.

“Permitted Discretion” means a determination made in good faith in the exercise of reasonable business judgment based on how a secured asset-based lender with similar rights providing a credit facility of the type set forth in this Agreement would act in similar circumstances at the time with the information then available to it.

“Permitted Holder Affiliated Entity” means any Permitted Holder or any of its Affiliates (other than Loan Parties or their Subsidiaries and other than operating portfolio companies of any Permitted Holder and its Affiliates).

“Permitted Holders” means each of (i) Argand Partners, LP, Argand Partners Fund, LP and CFLL Holdings, LLC and (ii) BBCP Investors, LLC, PGP Investors, LLC, PGP Manager, LLC, and PGP Advisors, LLC and, in each case, each of their respective Affiliates (including the funds, partnerships or other co-investment vehicles managed, advised or controlled thereby but other than any portfolio company of any of the foregoing).

“Permitted Investments” means Investments permitted pursuant to Section 6.6.

“Permitted Liens” means Liens permitted pursuant to Section 6.2.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA) that Holdings or any of its Restricted Subsidiaries sponsors, maintains or contributes to or has an obligation to contribute to, or otherwise has liability, contingent or otherwise.

“Platform” has the meaning specified therefor in Section 5.1(m) of this Agreement.

“Premier Concrete” has the meaning assigned in the Preamble hereto.

“Process Agent” has the meaning specified therefor in Section 17.19 of this Agreement.

“Pro Rata Share” means, as of any date of determination:

(a)     with respect to a Lender’s obligation to make all or a portion of the US Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the US Revolving Loans, and with respect to all other computations and other matters related to the US Revolver Commitments or the US Revolving Loans, the percentage obtained by dividing (i) the US Revolving Loan Exposure of such Lender by (ii) the aggregate US Revolving Loan Exposure of all Lenders,

(b)     with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the US Revolving Loan Exposure of such Lender by (ii) the aggregate US Revolving Loan Exposure of all Lenders; provided, that if all of the US Revolving Loans have been repaid in full and all US Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the US Revolver Commitments had not been terminated and based upon the US Revolver Commitments as they existed immediately prior to their termination,

(c)     with respect to a Lender’s obligation to make all or a portion of the UK Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the UK Revolving Loans, and with respect to all other computations and other matters related to the UK Revolver Commitments or the UK Revolving Loans, the percentage obtained by dividing (i) the UK Revolving Loan Exposure of such Lender by (ii) the aggregate UK Revolving Loan Exposure of all Lenders, and

(d)     with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of this Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1 of this Agreement; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.

“Projections” means Holdings’ forecasted financial projections including (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Holdings’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i).

“Public Company Costs” means Charges of Holdings, Intermediate Holdings, CP Holdings LLC, the Borrowers or any Restricted Subsidiary associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar Requirements of Law under other jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, reasonable directors’ or managers’ compensation, fees and expense reimbursement, indemnities, disbursements, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other reasonable professional fees and listing fees.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified therefor in Section 17.18 of this Agreement.

“Qualified Capital Stock” means and refers to any Capital Stock issued by Holdings (and not by one or more of its Subsidiaries) that is not a Disqualified Capital Stock.

“Qualifying Offering” means the issuance and sale by BBCPH or any Parent Company of its common Capital Stock in a primary offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to which Net Proceeds are received by any Parent Company and contributed to BBCPH.

“Qualifying Lender” means for the purposes of Section 16.5 of this Agreement a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(a)         a Lender:

(i)

which is a bank (as defined for the purpose of section 879 of the UK ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the CTA; or

(ii)

in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the UK ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)         a Lender which is:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership, each member of which is:

(A)	a company so resident in the United Kingdom for UK tax purposes; or

(B)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company; or

(c)         a Treaty Lender; or

(d)         a building society (as defined for the purposes of section 880 of the UK ITA).

“Quarterly Average Excess Availability” means, at any time, the sum of the aggregate amount of Excess Availability for each Business Day for the immediately preceding three-month period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such three-month period, commencing on the first Business Day of such three-month period.

“Quarterly Average Revolver Usage” means, at any time, the sum of the aggregate amount of Revolver Usage for each Business Day for the immediately preceding three-month period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such three-month period, commencing on the first Business Day of such three-month period.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Borrower or one of its Subsidiaries and the improvements thereto.

“Receivable Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(e), to establish and maintain (including reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts or the Maximum Revolver Amount.

“Recipient” has the meaning specified therefor in Section 16.5(h)(ii) of this Agreement.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Reference Period” means any period of 12 consecutive calendar months.

“Refinancing Indebtedness” has the meaning set forth in Section 6.1(m) of this Agreement.

“Register” has the meaning set forth in Section 13.1(h) of this Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of this Agreement.

“Regulation” has the meaning specified therefor in Section 4.20 of this Agreement.

“Related Agreements” means the Second Lien Secured Notes Documents (including all other documents entered into in connection therewith).

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, sediment, surface water or groundwater.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of this Agreement.

“Report” has the meaning specified therefor in Section 15.16(a) of this Agreement.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the sum of the aggregate Revolving Loan Exposure of all Lenders, provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are 2 or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements of any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, those reserves (including, without limitation, any Inventory Reserves, Receivable Reserves, Bank Product Reserves, UK Priority Payable Reserves, FX Reserves, Landlord Reserves, and/or Vehicle Sales/Use Taxes Reserve, if any) that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(e), to establish and maintain (including reserves with respect to (a) sums that Holdings or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by Holdings or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to, without double counting, the UK Borrowing Base, the US Borrowing Base and/or the Aggregate Borrowing Base or the Maximum Revolver Amount.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of Holdings that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of Holdings as at the dates indicated and its consolidated income and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Restricted Debt” has the meaning specified therefor in Section 6.4(b) of this Agreement.

“Restricted Debt Payment” has the meaning specified therefor in Section 6.4(b) of this Agreement.

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of BBCPH, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of Holdings and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of Holdings now or hereafter outstanding.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean Holdings and the Borrowers and any Restricted Subsidiary of such Person.

“Revaluation Date” means (a) with respect to any Loan denominated in GBP, each of the following: (i) each date of a Borrowing of such Loan, and (ii) such additional dates as Agent shall reasonably determine or the Required Lenders shall reasonably require, in each case, taking into account any reasonable request by a UK Borrower, and (b) with respect to any other Obligations denominated in GBP, each date as Agent shall reasonably determine (taking into account any reasonable request by a UK Borrower) unless otherwise prescribed in this Agreement or any other Loan Documents.

“Revolver Commitments” means a US Revolver Commitment or a UK Revolver Commitment, as the context requires.

“Revolver Usage” means the US Revolver Usage or the UK Revolver Usage, as the context requires.

“Revolving Lender” means a Lender that has a Revolving Loan Exposure or Letter of Credit Exposure.

“Revolving Loan Exposure” means the US Revolving Loan Exposure or the UK Revolving Loan Exposure, as the context requires.

“Revolving Loans” means UK Revolving Loans or US Revolving Loans, as the context requires.

“Rolling Stock” means all of the Loan Parties’ trucks (including, without limitation, all boom pump trucks, telebelt trucks, flatbed trucks and truck mounted pumps, and all related concrete pumping revenue generating equipment), and any and all other vehicles used in any Loan Party’s business, along with any mobile Equipment and/or UK Equipment, as applicable, related to or used in connection with the foregoing, in each case wherever located.

“Rolling Stock Collateral” means all Rolling Stock constituting Collateral.

“Rolling Stock Collateral Administrator” means DealerTrack Collateral Management Services, Inc. (f/k/a FDI Computer Consulting, Inc.), and its successors and assigns, together with any substitute or supplemental collateral custodian acceptable to Agent.

“Rolling Stock Custodian Agreements” means, collectively, the following: (a) that certain collateral administration agreement, dated on or around the Closing Date, by and among, inter alia, the US Loan Parties, the Rolling Stock Collateral Administrator, the Agent, and the Second Lien Secured Notes Agent, and (b) all of the other agreements, documents and instruments now or at any time hereafter executed and/or delivered in connection therewith or related thereto, in each case in form and substance satisfactory to Agent, in each case, as the same may be amended, restated, supplement or otherwise modified from time to time.

“Sale and Lease-Back Transaction” means any transaction under which any Borrower or any of its Restricted Subsidiaries shall, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Borrower or the relevant Restricted Subsidiary (a) is to sell or to transfer to any other Person (other than any Borrower or any of its Restricted Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by such Borrower or such Restricted Subsidiary to any Person (other than such Borrower or any of its Restricted Subsidiaries) in connection with such lease. Notwithstanding anything to the contrary, no assets included in any Borrowing Base shall be the subject of a Sale and Lease-Back Transaction.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means, individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Second Lien Secured Notes” means $375,000,000 aggregate principal amount of BBCPH’s 6.00% Senior Secured Second Lien Notes due February 1, 2026 and issued by BBCPH pursuant to the Second Lien Secured Notes Indenture, as amended, amended and restated, restated, refinanced, supplemented, modified or otherwise in effect from time to time in accordance with the terms of this Agreement and the Intercreditor Agreement.

“Second Lien Secured Notes Agent” means Deutsche Bank Trust Company Americas, in its capacities as trustee and as notes collateral agent under the Second Lien Secured Notes Indenture and the other Second Lien Secured Notes Documents, together with any successor trustee or notes collateral agent appointed pursuant to the Second Lien Secured Notes Documents and the Intercreditor Agreement.

“Second Lien Secured Notes Documents” means the Second Lien Secured Notes, the Second Lien Secured Notes Indenture and all other guarantees, security documents and other documents executed and/or delivered in connection with the Second Lien Secured Notes.

“Second Lien Secured Notes Indenture” means that certain Indenture, dated as of the Closing Date, among BBCPH, as issuer, Intermediating Holdings, Holdings, the Subsidiaries of BBCPH party thereto, as subsidiary guarantors, and the Second Lien Secured Notes Agent, as amended, amended and restated, restated, refinanced, supplemented, modified or otherwise in effect from time to time in accordance with the terms of this Agreement and the Intercreditor Agreement.

“Second Lien Secured Notes Obligations” means the “Obligations” as such term is defined in the Second Lien Secured Notes Indenture or any equivalent term used to describe the obligations arising thereunder and in connection therewith.

“Secured Party” has the meaning specified therefor in Section 15.18(a) of this Agreement.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Documents” means the UK Security Documents and/or the US Security Documents, as the context requires.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvency Certificate” means a certificate in the form of Exhibit S-1 to the Agreement.

“Solvent” means, with respect to any Person as of any date of determination, that (a) the fair value of the assets of such Person’s debts and liabilities exceeds such Person’s debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured, (d) such Person is not engaged in, and are not about to engage in, business for which they have unreasonably small capital, and (e) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable Debtor Relief Laws or other laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Event of Default” means any Event of Default occurring pursuant to: (a) Section 8.1(a) of this Agreement; (b) Section 8.1(e) of this Agreement arising due to the failure of Holdings or its Subsidiaries to comply with Section 5.1(c) of this Agreement (solely with respect to the failure of the Loan Parties to deliver a Compliance Certificate in accordance with the terms thereof), (c) Section 8.1(c) of this Agreement arising due to the failure of Holdings or its Subsidiaries to comply with (i) Section 5.2 of this Agreement (solely with respect to the failure of the Loan Parties to deliver a Borrowing Base Certificate in accordance with the terms thereof), or (ii) Article 7 of this Agreement; (d) Section 8.1(f) of this Agreement; (e) Section 8.1(g) of this Agreement; (f) solely with respect to any Borrowing Base Certificate, Section 8.1(d) of this Agreement or (g) Section 7 of the US Guaranty and Security Agreement.

“Specified Representations” mean the representations and warranties set forth in Section 4.1(a) (as it relates to organizational existence of the Loan Parties), Section 4.2 (as it relates to corporate or organizational power or authority (in connection with the due authorization, execution, delivery and performance of the Loan Documents) and the enforceability thereof), Section 4.3(b)(i), Section 4.8, Section 4.12 (as it relates to the creation, validity and perfection of the security interests in the Collateral), Section 4.14, Section 4.15 (limited to the last sentence thereof solely as it relates to the use of proceeds), Section 4.16 and Section 4.19(b).

“Specified Target Representations” mean the representations regarding a target, its subsidiaries or their respective businesses in connection with an acquisition or other investment as set forth in the applicable definitive agreement in relation to such acquisition or other investment, in each case, as are material to the interests of the Lenders, but only to the extent that the Borrowers and/or their affiliates would have had the right to terminate its obligations under the applicable definitive agreement in relation to such acquisition or other investment or to decline to consummate the acquisition of, or investment with respect to, the target as a result of a breach of such representations.

“Specified Transaction” means, any Disposition, Investment (including, without limitation, any Permitted Acquisition), prepayment or incurrence of Indebtedness, the incurrence of a Lien or the making of a Restricted Payment (or declaration of any prepayment or Restricted Payment) or Restricted Debt Payment, or optional prepayment, redemption, defeasance, purchase, or acquisition of Second Lien Secured Notes Obligations or the issuance of additional Second Lien Secured Notes under the Second Lien Secured Notes Indenture.

“Spot Rate” means, for a currency, the rate determined by Agent to be the rate quoted by Wells Fargo as the spot rate for the purchase by Wells Fargo of such currency with another currency through its principal foreign exchange trading office at approximately 1:00 p.m. on the date 2 Business Days prior to the date as of which the foreign exchange computation is made; provided, that Agent may obtain such spot rate from another financial institution designated by Agent if Wells Fargo acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Subject Party” has the meaning specified therefor in Section 16.5(h)(ii) of this Agreement.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Capital Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Successor Borrower” has the meaning specified therefor in Section 6.7(a) of this Agreement.

“Successor Holdings” has the meaning specified therefor in Section 6.11(d) of this Agreement.

“Successor Industrea” has the meaning specified therefor in Section 6.11(d) of this Agreement.

“Successor Intermediate Holdings” has the meaning specified therefor in Section 6.11(d) of this Agreement.

“Supermajority Lenders” means, at any time, Lenders having or holding more than 66 2/3% of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders, and (ii) at any time there are two or more Lenders (who are not Affiliates of one another), “Supermajority Lenders” must include at least two Lenders (who are not Affiliates of one another or Defaulting Lenders).

“Supported QFC’ has the meaning specified therefor in Section 17.18 of this Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Lender” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of this Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of this Agreement.

“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.

“Tax Confirmation” means for the purposes Section 16.5 of this Agreement, a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(i)     a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)     a partnership each member of which is:

(1)     a company so resident in the United Kingdom; or

(2)     a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)     a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit” means for the purposes of this Agreement, a credit against, relief or remission for, or repayment of, any Taxes.

“Tax Deduction” means for the purposes Section 16.5 of this Agreement, a deduction or withholding for or on account of Taxes from a payment under a Loan Document, other than a deduction or withholding from a payment under a Loan Document required by FATCA.

“Tax Indemnitee” has the meaning specified therefor in Section 16.1 of this Agreement.

“Tax Payment” means for the purposes Section 16.5 of this Agreement, either the increase in a payment made by a UK Borrower to a Lender under Section 16.5(b) of this Agreement or a payment under Section 16.5(c) of this Agreement.

“Taxes” means any taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, additions, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of this Agreement.

“Termination Date” has the meaning specified therefor in Section 5 of this Agreement.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Test Period” means, as of any date, the period of four consecutive fiscal quarters then most recently ended for which financial statements under Section 5.1(a) or (b), as applicable, have been delivered (or are required to have been delivered); it being understood and agreed that prior to the first delivery of financial statements of Section 5.1, “Test Period” means the period of four consecutive fiscal quarters in respect of which financial statements for Holdings are available and have been delivered to the Agent.

“Threshold Amount” means $30,000,000.

“Trademark Security Agreement” has the meaning specified therefor in the US Guaranty and Security Agreement.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by Holdings and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution and delivery by the Loan Parties of the Loan Documents to which they are a party and the borrowing of Revolving Loans hereunder on the Closing Date, (b)  BBCPH Refinancing, (c) the execution and delivery by the Loan Parties of the Second Lien Secured Notes Documents to which they are a party and (d) the payment of Transaction Costs.

“Transfer Date” has the meaning specified therefor in Section 16.5(f)(ii) of this Agreement.

“Treaty Lender” means in respect of a UK Borrower, a Lender which, on the date a payment of interest falls due under this Agreement:

(a)     is treated as a resident of a Treaty State for the purposes of the relevant Treaty;

(b)     does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in any Loan is effectively connected; and

(c)     meets all other conditions in the Treaty for full exemption from United Kingdom taxation on interest which relate to the Lender (including its tax, qualified person or other status, the manner in which or the period for which it holds any rights under this Agreement and any other Loan Document, the reasons or purposes for its acquisition of such rights and the nature of any arrangements by which it disposes of or otherwise turns to account such rights).

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from, or a full refund of, Taxes imposed by the United Kingdom.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.

“UK Administrative Borrower” has the meaning specified therefor in Section 17.14(b).

“UK Authorized Person” means any one of the individuals identified as an officer of UK Administrative Borrower on Schedule A-2, or any other officer of UK Administrative Borrower identified by UK Administrative Borrower as an authorized person with respect to UK Administrative Borrower and authenticated through Agent’s electronic platform or portal in accordance with its procedures for such authentication.

“UK Availability” means, as of any date of determination, the aggregate Dollar Equivalent amount that UK Borrowers are entitled to borrow as UK Revolving Loans under Section 2.1(c) (after giving effect to the then outstanding UK Revolver Usage and all UK Reserves imposed in accordance with the terms hereof and then applicable thereunder).

“UK Bank Product” means any one or more of the following financial products or accommodations extended to any UK Loan Party by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“UK Bank Product Agreements” means those agreements entered into from time to time by any UK Loan Party with a Bank Product Provider in connection with the obtaining of any of the UK Bank Products.

“UK Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing UK Bank Product Obligations (other than UK Hedge Obligations).

“UK Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by any UK Loan Party to any Bank Product Provider pursuant to or evidenced by a UK Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all UK Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the UK Bank Products provided by such Bank Product Provider to a UK Loan Party.

“UK Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of each UK Loan Party in respect of UK Bank Product Obligations) in respect of UK Bank Products then provided or outstanding.

“UK Borrower” and “UK Borrowers” have the respective meanings assigned in the Preamble hereto.

“UK Borrowing” means a borrowing consisting of UK Revolving Loans made on the same day by the UK Lenders.

“UK Borrowing Base” means, as of any date of determination, the Dollar Equivalent amount equal to the result of:

(a)     85% of the amount of Eligible Accounts of any UK Borrower, less the amount, if any, of the Dilution Reserve, plus

(b)     the lower of

(i)     $2,500,000 (or, upon receipt of an Inventory appraisal that is satisfactory to the Agent in its sole discretion, $5,000,000),

(ii)     35% of the UK Borrowers’ cost of Eligible Inventory, and

(iii)     85% of the NOLV of the UK Borrowers’ Eligible Inventory, plus

(c)     the lower of

(i)     85% of the NOLV of Appraised Eligible UK Rolling Stock Collateral of any UK Borrower (for the avoidance of doubt, this calculation shall not include any Eligible UK Rolling Stock Collateral constituting Interim Eligible UK Rolling Stock Collateral on such date of determination); and

(ii)     100% of the net book value of aggregate Appraised Eligible UK Rolling Stock Collateral of any UK Borrower (for the avoidance of doubt, this calculation shall not include any Eligible UK Rolling Stock Collateral constituting Interim Eligible UK Rolling Stock Collateral on such date of determination), plus

(d)     the lower of

(i)     80% of the hard costs of Interim Eligible UK Rolling Stock Collateral of any UK Borrower (for the avoidance of doubt, this calculation shall not include any Eligible UK Rolling Stock Collateral constituting Appraised Eligible UK Rolling Stock Collateral on such date of determination), and

(ii)     $10,000,000, minus

(e)     the aggregate amount of Reserves, if any, established by Agent under Section 2.1(e) of this Agreement;

provided that in no event shall (x) the sum of the amount under clause (b) above in respect of Eligible Inventory of the UK Borrowers plus the amount under clause (b) of the definition of “US Borrowing Base” in respect of Eligible Inventory of the US Borrowers exceed $2,500,000 (or, upon receipt of an Inventory appraisal that is satisfactory to the Agent in its sole discretion, $5,000,000) in the aggregate, and (y) the sum of the amount under clause (d) above in respect of Interim Eligible UK Rolling Stock Collateral plus the amount under clause (d) of the definition of “US Borrowing Base” in respect of Interim Eligible US Rolling Stock Collateral exceed $10,000,000 in the aggregate.

“UK Blocked Accounts” means the “Blocked Accounts” as defined in the UK Security Documents.

“UK Collateral” means the Collateral pledged to UK Security Agent, for the benefit of the Secured Parties and any other holder of any Obligations pursuant to the UK Security Documents.

“UK Designated Account” means the Deposit Account of UK Administrative Borrower identified on Schedule D-1 to this Agreement (or such other Deposit Account of UK Administrative Borrower located at UK Designated Account Bank that has been designated as such, in writing, by UK Borrowers to Agent).

“UK Designated Account Bank” has the meaning specified therefor in Schedule D-1 to this Agreement (or such other bank that is located within the United Kingdom that has been designated as such, in writing, by UK Borrowers to Agent).

“UK Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the UK Borrowers’ Accounts during such period, by (b) the UK Borrowers’ billings with respect to the relevant Accounts during such period.

“UK Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against the applicable Eligible Accounts of the UK Borrowers by 1 percentage point for each percentage point by which UK Dilution is in excess of 5%.

“UK Eligible Accounts” means the Eligible Accounts owned by a UK Borrower that comply with each of the representations and warranties respecting Eligible Accounts and UK Eligible Accounts made in the Loan Documents.

“UK Equipment” means all fixed and moveable plant, machinery, tools, vehicles, computers and office and other equipment and the benefit of all related authorizations, agreements and warranties but excluding any stock in trade.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Guarantee and Debenture” means the English law governed guarantee and debenture dated as of December 6, 2018, in form and substance satisfactory to Agent, executed and delivered by each UK Loan Party and UK Security Agent.

“UK Guarantor” means (a) each UK Borrower (other than with respect to its own obligations), (b) any Person that is a “Guarantor” under the UK Guarantee and Debenture and/or UK Supplemental Guarantee and Debenture, and (c) each Person organized under the laws of England and Wales that becomes a guarantor after the Closing Date pursuant to Section 5.12 of this Agreement.

“UK Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each UK Loan Party arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“UK Issuing Bank” means any UK Revolving Lender which issues a Letter of Credit (which includes the giving of any indemnity or guarantee to any third party issuer of any underlying instrument) or any other lenders that at the request of the UK Administrative Borrowers and with consent of Agent agrees in such lender’s sole discretion, to become a UK Issuing Bank for the purposes of this Agreement.

“UK ITA” means the United Kingdom Income Tax Act 2007.

“UK Lender” means a Lender with a UK Revolver Commitment or that is holding outstanding UK Revolver Usage.

“UK Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued for the account of UK Borrowers, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit issued for the account of UK Borrowers which remain unreimbursed or which have not been paid through a UK Revolving Loan.

“UK LIBOR Replacement Event” means (a) the methodology, formula or other means of determining the LIBOR Rate for GBP has, in the opinion of the Required Lenders and UK Administrative Borrower, materially changed; (b)(i)(A) the administrator of the LIBOR Rate for GBP or its supervisor publicly announces that such administrator is insolvent; or (B) information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the applicable LIBOR Rate for GBP is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the LIBOR Rate for GBP; (ii) the administrator of the LIBOR Rate for GBP publicly announces that it has ceased or will cease, to provide the LIBOR Rate for GBP permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the LIBOR Rate for GBP, (iii) the supervisor of the administrator of the LIBOR Rate for GBP publicly announces that the LIBOR Rate for GBP has been or will be permanently or indefinitely discontinued, (iv) the administrator of the LIBOR Rate for GBP or its supervisor announces that the LIBOR Rate for GBP may no longer be used, (v) the supervisor of the administrator of the LIBOR Rate for GBP makes a public announcement or publishes information: (A) stating that the LIBOR Rate for GBP is no longer or, as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); and (B) with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication; (c) the administrator of the LIBOR Rate for GBP determines that the LIBOR Rate for GBP should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either (i) the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Required Lenders) temporary or (ii) the LIBOR Rate for GBP is calculated in accordance with any such policy or arrangement for a period no less than 20 days; or (d) in the opinion of the Required Lenders, the LIBOR Rate for GBP is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“UK Loan Account” has the meaning specified therefor in Section 2.9.

“UK Loan Party” means any UK Borrower or any UK Guarantor.

“UK Maximum Revolver Amount” means the Dollar Equivalent of $125,000,000, as such amount may be increased by the amount of any Incremental Revolving Commitments made in accordance with Section 2.14 of this Agreement.

“UK Non-Bank Lender” means:

(a)     a Lender (which falls within clause (a)(ii) of the definition of Qualifying Lender) which is a party to this Agreement and which has provided a Tax Confirmation to Agent; and

(b)     where a Lender becomes a party after the Closing Date, an Assignee which gives a Tax Confirmation in the Assignment and Acceptance which it executes on becoming a party.

“UK Obligations” means (a) all loans (including the UK Revolving Loans) debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit issued for the account of UK Borrowers (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the UK Loan Account pursuant to this Agreement), obligations (including indemnification obligations) of any UK Loan Party, fees (including the fees provided for in the Fee Letter) of any UK Loan Party, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) of any UK Loan Party, guaranties of any UK Loan Party, and all covenants and duties of any other kind and description owing by any UK Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any UK Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all UK Bank Product Obligations. Without limiting the generality of the foregoing, the UK Obligations under the Loan Documents include the obligation to pay (i) the principal of the UK Revolving Loans, (ii) interest accrued on the UK Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit issued for the account of UK Borrowers, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses of any UK Loan Party, (vi) fees payable by any UK Loan Party under this Agreement or any of the other Loan Documents, (vii) indemnities and other amounts payable by any UK Loan Party under or in connection with any Loan Document, and (viii) any guaranties by any US Loan Party of all or any part of the UK Obligations. Any reference in this Agreement or in the Loan Documents to the UK Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“UK Priority Payables Reserve” means on any date of determination, a reserve in such amount as Agent may determine in its Permitted Discretion which reflects the full amount of any liabilities or amounts which (by virtue of any Liens or any statutory provision) rank in priority to Agent’s Liens on the Accounts or personal property of a UK Borrower or for amounts which may represent costs relating to the enforcement of such Liens including, without limitation, (a) reserves with respect to carrier’s liens and workman’s liens, (b) the expenses and liabilities incurred by any administrator (or other restructuring or insolvency officer) and any remuneration of such administrator (or other restructuring or insolvency officer), (c) the amounts in the future, currently or past due and not contributed, remitted or paid in respect of any occupational pension schemes and state scheme premiums, together with any charges which are entitled to be levied by a Governmental Authority as a result of any default in payment obligations in respect of any UK pension plan, (d) any preferential debt due and not paid under any legislation relating to employee compensation or to employment insurance and all amounts deducted or withheld and not paid and remitted when due under Section 175 and 386 of the Insolvency Act 1986 (UK) or any similar legislation related to taxes and any amount which could reasonably be expected to be required to be made available by a UK Loan Party (or any insolvency officer) to unsecured creditors under Section 176A of the Insolvency Act 1986 (UK).

“UK Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board (UK).

“UK Replacement Benchmark” means a benchmark rate which is (a) formally designated, nominated or recommended as the replacement for the LIBOR Rate for GBP by (i) the administrator of the LIBOR Rate for GBP (provided that the market or economic reality that such benchmark rate measures is the same as that measured by the LIBOR Rate for GBP) or (ii) any UK Relevant Nominating Body, and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “UK Replacement Benchmark” will be the replacement under paragraph (ii) above; (b) in the opinion of the Required Lenders and UK Administrative Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the LIBOR Rate for GBP, or (c) in the opinion of the Required Lenders and UK Administrative Borrower, an appropriate successor to the LIBOR Rate for GBP.

“UK Reserves” means (a) Reserves established and/or adjusted from time to time in connection with or related to any UK Loan Party in accordance with the terms of this Agreement and (b) UK Bank Product Reserves.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Revolver Commitment” means, with respect to each Revolving Lender, its UK Revolver Commitment, and, with respect to all Revolving Lenders, their UK Revolver Commitments, in each case as such Dollar Equivalent amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C‑1 or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

“UK Revolver Usage” means with respect to UK Borrowers, as of any date of determination, (a) the Dollar Equivalent of the amount of outstanding UK Revolving Loans plus (b) the Dollar Equivalent of the amount of the UK Letter of Credit Usage.

“UK Revolving Lender” means a Lender that has a UK Revolver Commitment or that has an outstanding UK Revolving Loan.

“UK Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the UK Revolver Commitments, the amount of such Revolving Lender’s UK Revolver Commitment, and (b) after the termination of the UK Revolver Commitments, the aggregate outstanding principal amount of the UK Revolving Loans of such Revolving Lender.

“UK Revolving Loans” has the meaning specified therefor in Section 2.1(c).

“UK Security Agent” means Wells Fargo Capital Finance (UK) Limited.

“UK Security Documents” means the UK Guarantee and Debenture, the UK Supplemental Guarantee and Debenture and each other pledge or security agreement or debenture governed by English law and entered into by and among one or more Loan Parties and UK Security Agent, for the benefit of the Secured Parties and any other holder of any Obligations, as may be amended, restated, supplemented or otherwise modified from time to time.

“UK Supplemental Guarantee and Debenture” means the English law governed guarantee and debenture dated as of the date hereof, in form and substance satisfactory to Agent, executed and delivered by each UK Loan Party and UK Security Agent.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“United States” or “US” means the United States of America.

“Unrestricted Subsidiary” means any subsidiary of the Borrowers designated by the Borrowers as an Unrestricted Subsidiary after the Closing Date pursuant to Section 5.11.

“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of this Agreement.

“US Administrative Borrower” has the meaning specified therefor in Section 17.14(a).

“US Authorized Person” means any one of the individuals identified as an officer of US Administrative Borrower on Schedule A-2, or any other officer of US Administrative Borrower identified by US Administrative Borrower as an authorized person with respect to US Administrative Borrower and authenticated through Agent’s electronic platform or portal in accordance with its procedures for such authentication.

“US Availability” means, as of any date of determination, the aggregate Dollar Equivalent amount that US Borrowers are entitled to borrow as US Revolving Loans under Section 2.1(a) (after giving effect to the then outstanding US Revolver Usage and all US Reserves imposed in accordance with the terms hereof and then applicable thereunder).

“US Bank Product” means any one or more of the following financial products or accommodations extended to any US Loan Party or any of its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“US Bank Product Agreements” means those agreements entered into from time to time by any US Loan Party or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the US Bank Products.

“US Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing US Bank Product Obligations (other than US Hedge Obligations).

“US Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by any US Loan Party or any of its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a US Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all US Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the US Bank Products provided by such Bank Product Provider to a US Loan Party or its Subsidiaries.

“US Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of each US Loan Party and its Subsidiaries in respect of US Bank Product Obligations) in respect of US Bank Products then provided or outstanding.

“US Borrower” and “US Borrowers” have the respective meanings assigned in the Preamble hereto.

“US Borrowing” means a borrowing consisting of US Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.

“US Borrowing Base” means, as of any date of determination, the result of:

(a)     85% of the amount of Eligible Accounts of any US Borrower, less the amount, if any, of the Dilution Reserve, plus

(b)     the lower of

(i)     $2,500,000 (or, upon receipt of an Inventory appraisal that is satisfactory to the Agent in its sole discretion, $5,000,000),

(ii)     35% of the US Borrowers’ cost of Eligible Inventory, and

(iii)     85% of the NOLV of the US Borrowers’ Eligible Inventory, plus

(c)     the lower of

(i)     85% of the NOLV of Appraised Eligible US Rolling Stock Collateral of any US Borrower (for the avoidance of doubt, this calculation shall not include any Eligible US Rolling Stock Collateral constituting Interim Eligible US Rolling Stock Collateral on such date of determination); and

(ii)     100% of the net book value of aggregate Appraised Eligible US Rolling Stock Collateral of any US Borrower (for the avoidance of doubt, this calculation shall not include any Eligible US Rolling Stock Collateral constituting Interim Eligible US Rolling Stock Collateral on such date of determination), plus

(d)     the lower of

(i)     80% of the hard costs of Interim Eligible US Rolling Stock Collateral of any US Borrower (for the avoidance of doubt, this calculation shall not include any Eligible US Rolling Stock Collateral constituting Appraised Eligible US Rolling Stock Collateral on such date of determination), and

(ii)     $10,000,000, minus

(e)     the aggregate amount of any Reserves, if any, established by Agent under Section 2.1(e) of this Agreement;

provided that in no event shall (x) the sum of the amount under clause (b) above in respect of Eligible Inventory of the US Borrowers plus the amount under clause (b) of the definition of “UK Borrowing Base” in respect of Eligible Inventory of the UK Borrowers exceed $2,500,000 (or, upon receipt of an Inventory appraisal that is satisfactory to the Agent in its sole discretion, $5,000,000) in the aggregate, and (y) the sum of the amount under clause (d) above in respect of Interim Eligible US Rolling Stock Collateral plus the amount under clause (d) of the definition of “UK Borrowing Base” in respect of Interim Eligible UK Rolling Stock Collateral exceed $10,000,000 in the aggregate.

“US Cash Dominion Period” means the period (a) commencing on the date that (i) Excess Availability at any time is less than the greater of (A) 15% of the Line Cap or (B) $16,500,000 for a period of three (3) consecutive Business Days or (ii) a Specified Event of Default shall exist or have occurred and be continuing and (b) continuing until (i) to the extent that the US Cash Dominion Period has occurred due to clause (a)(i) of this definition during each of the preceding 30 consecutive days, Excess Availability has been at least equal to greater of (x) 15% of the Line Cap or (y) $16,500,000 or (ii) to the extent that the US Cash Dominion Period has occurred due to clause (a)(ii) of this definition, until such Specified Event of Default shall have been waived by the Lenders in accordance with the terms of this Agreement.

“US Designated Account” means the Deposit Account of Brundage Pumping identified on Schedule D-1 to this Agreement (or such other Deposit Account of US Administrative Borrower located at US Designated Account Bank that has been designated as such, in writing, by US Borrowers to Agent).

“US Designated Account Bank” has the meaning specified therefor in Schedule D-1 to this Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by US Borrowers to Agent).

“US Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the US Borrowers’ Accounts during such period, by (b) the US Borrowers’ billings with respect to the relevant Accounts during such period.

“US Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against the applicable Eligible Accounts of the US Borrowers by 1 percentage point for each percentage point by which US Dilution is in excess of 5%.

“US Eligible Accounts” means the Eligible Accounts owned by a US Borrower that comply with each of the representations and warranties respecting Eligible Accounts and US Eligible Accounts made in the Loan Documents.

“US Guarantor” means (a) each US Borrower (other than with respect to its own obligations), (b) each Person organized under the laws of a jurisdiction within the United States that guaranties all or a portion of the Obligations, including any Person that is a “Guarantor” under the US Guaranty and Security Agreement, and (c) each other Person organized under the laws of a jurisdiction within the United States that becomes a guarantor after the Closing Date pursuant to Section 5.12 of this Agreement.

“US Guaranty and Security Agreement” means a guaranty and security agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the US Loan Parties to Agent.

“US Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each US Loan Party arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“US Issuing Bank” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of this Agreement, and Issuing Bank shall be a Lender.

“US Lender” means a Lender with a US Revolver Commitment or that is holding outstanding US Revolver Usage.

“US Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued for the account of US Borrowers, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit issued for the account of US Borrowers which remain unreimbursed or which have not been paid through a US Revolving Loan.

“US Loan Account” has the meaning specified therefor in Section 2.9.

“US Loan Party” means any US Borrower or any US Guarantor.

“US Maximum Revolver Amount” means $125,000,000, as such amount may be increased by the amount of any Incremental Revolving Commitments made in accordance with Section 2.16 of this Agreement.

“US Obligations” means (a) all loans (including the US Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit issued for the account of US Borrowers (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the US Loan Account pursuant to this Agreement), obligations (including indemnification obligations) of any US Loan Party, fees (including the fees provided for in the Fee Letter) of any US Loan Party, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) of any US Loan Party, guaranties, and all covenants and duties of any other kind and description owing by any US Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any US Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all US Bank Product Obligations; provided, that the US Obligations of any US Loan Party shall not include such US Loan Party’s Excluded Swap Obligations. Without limiting the generality of the foregoing, the US Obligations under the Loan Documents include the obligation to pay (i) the principal of the US Revolving Loans, (ii) interest accrued on the US Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit issued for the account of US Borrowers, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses of any US Loan Party, (vi) fees payable by any US Loan Party under this Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any US Loan Party under or in connection with any Loan Document. Any reference in this Agreement or in the Loan Documents to the US Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.

“US Reserves” means (a) Reserves established and/or adjusted from time to time in connection with or related to any US Loan Party in accordance with the terms of this Agreement and (b) US Bank Product Reserves.

“US Revolver Commitment” means, with respect to each Revolving Lender, its US Revolver Commitment, and, with respect to all Revolving Lenders, their US Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

“US Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding US Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the US Letter of Credit Usage.

“US Revolving Lender” means a Lender that has a US Revolver Commitment or that has an outstanding US Revolving Loan.

“US Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the US Revolver Commitments, the amount of such Revolving Lender’s US Revolver Commitment, and (b) after the termination of the Commitments, the aggregate outstanding principal amount of the US Revolving Loans of such Revolving Lender.

“US Revolving Loans” has the meaning specified therefor in Section 2.1(b).

“US Security Documents” means the US Guaranty and Security Agreement, the Controlled Account Agreements, each Copyright Security Agreement, each Patent Security Agreement, each Trademark Security Agreement, each other pledge or security agreement entered into by and among one or more Loan Parties and Agent, for the benefit of the Secured Parties and any other holder of any Obligations, in each case as may be amended, restated, supplemented or otherwise modified from time to time.

“U.S. Special Resolution Regimes” has the meaning specified therefor in Section 17.18 of this Agreement.

“VAT” means:

(a)     any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)     any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Vehicle Sales/Use Taxes Liabilities” means sales and/or use taxes which may potentially become due and payable, but which have not been paid, by a Borrower with respect to Rolling Stock or related pumping Equipment relocated by a Borrower into Arkansas, Kansas, Missouri or Texas from another State (other than Arkansas, Kansas, Missouri or Texas), which such Rolling Stock or Equipment is subject to a Certificate of Title in a State other than Arkansas, Kansas, Missouri or Texas.

“Vehicle Sales/Use Taxes Reserves” means, as of any date of determination, reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(e), to establish and maintain with respect to the Vehicle Sales/Use Taxes Liabilities; provided, that such reserves shall not exceed $500,000 in the aggregate at any one time.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of this Agreement.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withholding Agent” means any Loan Party and Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Schedule 3.1

The effectiveness of the Agreement and the obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender pursuant to the Agreement being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent, subject to the last paragraph of this Schedule 3.1:

1.	Agent shall have received each of the following documents duly executed and delivered, and each such document shall be in full force and effect:

(a)     this Agreement,

(b)     a completed Borrowing Base Certificate,

(c)     a Solvency Certificate,

(d)     the Intercreditor Agreement,

(e)     the Disbursement Letter,

(f)     the US Guaranty and Security Agreement,

(g)     the UK Supplemental Guarantee and Debenture, and

(h)     a completed Perfection Certificate for each of the Loan Parties.

2.

The Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a secretary, assistant secretary, director or other Responsible Officer thereof, which shall (ii) certify that attached thereto are (x) a true and complete copy of the certificate or articles of incorporation, formation or organization of such Loan Party which in the case of a US Loan Party shall be certified by the relevant authority of its jurisdiction of organization, which certificate or articles of incorporation, formation or organization of such Loan Party attached thereto have not been amended (except as attached thereto) since the date reflected thereon, (y) a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party (or in respect of each UK Loan Party, its articles of association), together with all amendments thereto as of the Closing Date and such by-laws or operating, management, partnership or similar agreement or articles of association are in full force and effect and (z) a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution, delivery and performance of the Loan Documents, and, in the case of the Borrowers, the borrowings and other obligations thereunder, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and a resolution of the shareholders of each UK Loan Party approving the execution of the Loan Documents and the taking of any action required or permitted pursuant thereto and (iii) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party on the Closing Date and (iv) a good standing (or equivalent) certificate as of a recent date for such US Loan Party from the relevant authority of its jurisdiction of organization.

3.

Agent shall have received a customary written opinion of (i) White & Case, LLP, as U.S. counsel to the Loan Parties, (ii) Ballard Spahr LLP, as local Colorado counsel to the US Loan Parties, and (iii) White & Case LLP, as UK counsel (with respect to existence and authority of the UK Loan Parties) to the Loan Parties;

4.

The representations and warranties of each Loan Party or its Subsidiaries contained in this Agreement or in any other Loan Document shall be true and correct in all material respects on and as of the Closing Date; provided that (A) in the case of any representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any representation and warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such representation and warranty shall be true and correct in all respects.

5.

Agent shall have received certificates of insurance, together with the endorsements thereto, as are required by Section 5.6 of the Agreement, the form and substance of which shall be satisfactory to Agent.

6.

Agent shall have received the results of (i) a Lien search (including a search as to litigation, judgments, executions, bankruptcy and insolvency, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Loan Parties under the UCC (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the UCC should be made to evidence or perfect security interests in any Collateral of such Loan Party and, where applicable, in each jurisdiction in which federal tax liens against such Loan Party should be filed, in each case indicating among other things that the Collateral of each such Loan Party are free and clear of any Lien (except for Permitted Liens) and (ii) satisfactory UK company and/or other searches in respect of each UK Loan Party.

7.

Prior to or substantially concurrently with the effectiveness of the Commitments hereunder,  all Indebtedness under the Existing Term Loan Facility Agreement will be repaid, redeemed, defeased, discharged, refinanced or terminated (or irrevocable notice for the repayment or redemption thereof will be given to the extent accompanied by any prepayments or deposits required to defease, terminate and satisfy in full the obligations under any related indentures or notes) and all commitments thereunder shall have been terminated (the actions described in this paragraph 7 are hereinafter collectively referred to as the “BBCPH Refinancing”).

8.

All Second Lien Secured Notes Documents shall have been executed and delivered by the parties thereto and shall be effective to the extent required by Second Lien Secured Notes Indenture as of the Closing Date. Prior to or simultaneously with any extension of any credit by any Lender to any Borrower on the Closing Date, Agent shall have received evidence satisfactory to the Agent of receipt by BBCPH proceeds of Indebtedness under the Second Lien Secured Notes Documents in an aggregate principal amount of not more than $375,000,000.

9.	Since October 31, 2020, there shall not have occurred a Material Adverse Effect.

10.

The Lead Arranger shall have received a set of Projections of Holdings and its Subsidiaries for the 5 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent.

11.

Subject to the provisions of the Intercreditor Agreement, Agent shall have received all filings and recordations that are necessary to perfect the security interests of Agent and the UK Security Agent, on behalf of themselves, the members of the Lender Group and the Bank Product Providers, in the Collateral and Agent shall have received evidence reasonably satisfactory to Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject only to specified Permitted Liens that by operation of law have priority).

12.

Subject to the provisions of the Intercreditor Agreement, Agent shall have received (a) original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the US Guaranty and Security Agreement, together with an undated stock (or equivalent) power for each such certificate duly executed in blank by the registered owner thereof and (b) each original promissory note pledged pursuant to the US Guaranty and Security Agreement, if any, together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof;

13.

All (a) fees required to be paid on the Closing Date pursuant to the Fee Letter and (b) expenses required to be paid on the Closing Date (in the case of this clause (b), to the extent invoiced at least 3 Business Days prior to the Closing Date or such later date to which the Borrowers may agree), shall, in each case, have been paid (which amounts may be offset against the proceeds of any Loans deemed made on the Closing Date pursuant to the Disbursement Letter).

14.

Agent shall have received, at least 3 Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Loan Parties and their senior management and key principals under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act (including, without limitation, with respect to each Loan Party or Subsidiary thereof that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Loan Party or such Subsidiary), that has been reasonably requested by Agent at least ten (10) Business Days in advance of the Closing Date; provided that Agent shall have received all documentation and other information required under this Item #14 of Schedule 3.1 for any new Loan Party formed or senior management or key principal appointed within ten (10) Business Days prior to the Closing Date.

15.

Borrowers shall have Excess Availability of at least $70,000,000 after giving effect to the initial extensions of credit hereunder and under the Second Lien Secured Notes Documents, and the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under this Agreement, the Second Lien Secured Notes Documents and the other Loan Documents.

16.

All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.